File No. 69-344






                   SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.





                               FORM U-3A-2
                      Statement by Holding Company
                  Claiming Exemption Under Rule U-3A-2
                       from the Provisions of the
               Public Utility Holding Company Act of 1935



                  To Be Filed Annually Prior to March 1





                          EDISON INTERNATIONAL
                           [formerly SCEcorp]
                            (Name of Company)





          hereby files with the Securities Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:


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
1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT
     WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

EDISON INTERNATIONAL (formerly SCEcorp) is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770. It was organized principally to acquire and hold securities of other corporations for investment purposes. Edison International has the following subsidiaries:

01 SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770. SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern California, excluding the City of Los Angeles and certain other cities. Its subsidiaries have the same principal place of business as Southern California Edison Company:

02 CALIFORNIA ELECTRIC POWER COMPANY is an inactive California corporation that remains from a 1964 merger with SCE.

02 CONSERVATION FINANCING CORPORATION is an inactive California corporation that was originally formed to carry out residential conservation financing programs.

02 ENERGY SERVICES, INC. is a California corporation engaged in the business of assisting SCE in optimizing the use of its resources for the benefit of its ratepayers by marketing SCE's capabilities, facilities, products, information, and copyrighted materials to third parties. Energy Services, Inc. does not engage in any activities that would constitute owning or operating facilities used for the generation, transmission, or distribution of electric energy for sale.

02 MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03 THE BEAR CREEK URANIUM COMPANY is an inactive California partnership between Mono Power Company (50%) and Union Pacific Resources (50%) that has been engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02 SCE CAPITAL COMPANY is a Delaware corporation that acts as a funding vehicle for financing of fuels, balancing accounts and other corporate purposes of SCE.

02 SOUTHERN STATES REALTY is a California corporation engaged in providing real estate and consulting services to SCE and third parties.

01 EDISON ENTERPRISES is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which was organized to own the stock and coordinate the activities of energy-related nonutility companies. The subsidiaries of Edison Enterprises are as follows:

02 EDISON TRANSENERGY is a California corporation engaged in the business of providing energy transportation development services.

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01    THE MISSION GROUP is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046, which was organized to own the stock and coordinate the activities of nonutility companies. The subsidiaries of The Mission Group are as follows:

02 EDISON EV is a California corporation having its principal place of business at 515 South Figueroa Street, Suite 950, Los Angeles, California 90071. It is engaged in the business of providing services related to electric vehicles, including the distribution and installation of electric vehicle charging equipment.

02 EDISON SOURCE is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of integrated energy services and wholesale power marketing.

02 EDISON SELECT (formerly Edison Spectrum) is a California corporation having its principal place of business 13191
         Crossroads Parkway North, City of Industry, California 91746.
         It is engaged in the business of providing consumer products and services.

02       EDISON ENERGY (inactive)

02 EDISON CAPITAL (formerly Mission First Financial) is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. It is engaged in the business of leveraged-leasing transactions and other project financings, either directly or through subsidiaries. Edison Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries. The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.

03 BURLINGTON APARTMENTS, INC.
04    Burlington Arboretum L.P. (partnership) 94.6%
03 Edison Capital Europe Limited
03 EDISON FUNDING COMPANY (formerly Mission Funding Company)
04 EDISON CAPITAL LATIN AMERICAN INVESTMENTS HOLDINGS COMPANY (Delaware corporation)
04    EDISON FUNDING OMICRON
05      Olive Court Apartments L.P. (partnership) 0.1%
05      Ontario Senior Housing L.P. (Ontario Plaza) (partnership) 0.1%
04    EDISON INTEGRATED ENERGY SERVICES (formerly Mission Integrated
      Energy Services)
04 EDISON CAPITAL HOUSING INVESTMENTS (formerly Edison Housing Investments and Mission Housing Investments)
05      Admiralty Heights Associates II 1995 L.P. (Kent Manor)
        (commitment) 99%
05      AE Associates L.P. (Avenida Espana) (partnership) 99%
05      Alma Place Associates L.P. (commitment) 99%
05      Altamont Hotel Associates L.P. (partnership) 99%
05      Argyle Redevelopment Partnership, Ltd. (Colorado partnership) 99%
05      Avalon Courtyard L.P. (Carson Senior Housing) (partnership) 3%
05      Bartlett Hill Associates L.P. (partnership) 70%; 100% w/ MBHCo.
05      Beacon Manor Associates L.P. (commitment) 99%
05      Bodega Hills Investors L.P. (commitment) 99%
05      Bush Hotel L.P. (commitment) 99%
05      Cedarshores L.P. (partnership) 99%
05      Centertown Associates Ltd. (partnership) 99%
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05      Centro Partners L.P. (El Centro) (partnership) 99%
05      Cochrane Village Apartments L.P. (commitment) 99%
05      Community House Apartments (commitment) 99%
05      Cottonwood Affordable Housing L.P. (commitment) 99%
05      Coyote Springs Apartments Associates L.P. (partnership) 99%
05      Cypress Cove Associates (partnership) 99%
05      Delta Plaza Apartments (partnership) 99%
05      Double X Associates 1995 L.P. (Terrace Manor) (commitment) 99%
05      EAH Larkspur Creekside Associates L.P. (partnership) 99%
05      EAST COAST CAPITAL, INC.
05      East Cotati Avenue Partners L.P. (partnership) 99%
05      EC ASSET SERVICES, INC.
05      EC PROPERTIES, INC.
06        Corporations for Affordable Housing L.P. (partnership) 1%
07          Arbor Lane Associates Phase II L.P. (Timberwood)
            (partnership) 99%
07          Arroyo Vista Associates L.P. (partnership) 99%
07          Artloft Associates L.P. (partnership) 35.6%
07          Caleb Affordable Housing Associates L.P. (Ledges/Pinebrook)
            (partnership) 99%
07          The Carlin L.P. (partnership) 99%
07          Diamond Phase III Venture L.P. (partnership) 99%
07          Fairmount Hotel Urban Renewal Associates L.P. (partnership)
            99%
07          Mackenzie Park Associates L.P. (partnership) 99%
07          Parkside Associates L.P. (Parkside Garden) (partnership)
            99%
07          Pines Housing L.P. (partnership) 99%
07          Pines Housing II, L.P. (partnership) 99%
07          Smyrna Gardens Associates L.P. (partnership) 99%
07          Tioga Gardens L.P. (partnership) 99%
07          Walden Pond, Ltd. L.P. (Hamlet) (partnership) 99%
06        Corporations for Affordable Housing L.P. II (partnership) 1%
07          2601 North Board Street Associates L.P. (Station House)
            (partnership) 99%
07          Artloft Associates L.P. (partnership) 53.43%
07          Brookline Housing Associates LLC (Bridgewater)
            (partnership) 99%
07          EDA L.P. (Eagle's Nest) (partnership) 99%
07          Edgewood Manor Associates II L.P. (partnership) 99%
07          Gateway Housing L.P. (partnership) 99%
07          Homestead Village Associates L.P. (partnership) 99%
07          Junction City Apartments L.P. (Green Park) (partnership)
            99%
07          Liberty House Associates L.P. (partnership) 99%
07          Maple Ridge Development Associates L.P. (partnership) 99%
07          Parsonage Cottage Senior Residence L.P. (partnership) 99%
07          Rittenhouse School L.P. (partnership) 99%
07          Silver City Housing L.P. (partnership) 99%
07          South 55th Street, L.P. (partnership) 99%
07          W. M. Housing Associates L.P. (Williamsport Manor)
            (partnership) 99%
07          Winnsboro Apartments L.P. (Deer Wood) (partnership) 99%
05      EC PROPERTIES III, INC.
06        Corporations for Affordable Housing L.P. III (partnership)
           1%
07          Park Vista (partnership) 99%
07          Piedmont Housing Associates (partnership) 99%
07             Salem-Lafayette Urban Renewal Associates, L.P.
               (partnership) 99%
07          Stevenson Housing Associates (partnerhip) 99%
05      EC-SLP, INC.
05      EDISON CAPITAL HOUSING FLORIDA
06        Affordable/Citrus Glenn Phase II,Ltd. (Citrus Glenn Apts.
          Phase II) (commitment) 99%

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06        Timber Sound, Ltd. (commitment) 99%
05      EDISON CAPITAL HOUSING NEW JERSEY
06        El Barrio Academy Urban Renewal Associates, L.P.
          (partnership) 99%
06        Pellettieri Homes Urban Renewal Associates, L.P.
          (partnership) 99%
05      EDISON CAPITAL HOUSING PENNSYLVANIA
06        McFarland Press Associates (partnership) 99%
06        Villa Maria Housing Partnership (partnership) 99%
05      EDISON HOUSING GEORGIA
06        HMB-Atlanta I L.P. (Spring Branch) (partnership) 99%
05      EDISON HOUSING NORTH CAROLINA
06        MAS-WT, L.P. (Washington Terrace) (partnership) 99%
05      EDISON HOUSING OREGON, INC.
05      EDISON HOUSING SOUTH CAROLINA
06        Vista Properties LLC (Vista View) (partnership) 99%
05      Edmundson Associates L.P. (Willows) (partnership) 99%
05      EHI DEVELOPMENT FUND (formerly MHI Development Fund)
05      EHI DEVELOPMENT COMPANY (formerly MHI Development Company)
05      Elizabeth West & East L.P. (commitment) 99%
05      Farm (The) Associates L.P. (partnership) 99%
05      Fifth & Wilshire (commitment) 99%
05      Flagstaff Affordable Housing II, L.P. (Forest View Apts.)
        (partnership) 99%
05      Florence Apartments LLC (partnership) 99%
05      Gilroy Redwood Associates L.P. (Redwoods) (partnership) 99%
05      Ginzton Associates L.P. (partnership) 99%
05      Grandy Lake 1996 L.P. (commitment) 99%
05      Grossman Apartments Investors L.P. (partnership) 99%
05      Hamilton Place Apartments L.P. (Larkin Place) (partnership) 99%
05      Hamilton Place Senior Living L.P. (partnership) 99%
05      Hearthstone Group 3 L.P. (Evergreen Court) (commitment) 99%
05      Heartland-Wisconsin Rapids Timber Trails LLC (partnership) 99%
05      Heather Glen Associates L.P. (partnership) 99%
05      Holy Family Associates L.P. (partnership) 99%
05      Kennedy Lofts Associates L.P. (Massachusetts partnership) 97%
05 Lackawana Housing Associates LLC (Goodwill Neighborhood Residences) (partnership) 99%
05      Las Brisas Apartments L.P. (commitment) 99%
05      LINC-Bristol Associates I, L.P. (City Gardens) (partnership)
        99%
05      Mar Associates L.P. (partnership) 99%
05      Mercy Housing California IV L.P. (Vista Grande) (partnership)
        99%
05      Mercy Housing California IX L.P. (Sycamore) (commitment) 99%
05      Merrill Road Associates L.P. (partnership) 99%
05      MH I L.P. (partnership) 1%
06        California Park Apartments L.P. (partnership) 1% of 99%
05      MH II L.P. (partnership) 1%
06        5363 Dent Avenue Associates L.P. (partnership) 1% of 99%
05      MH III L.P. (partnership) 1%
06        DeRose Housing Associates L.P. (partnership) 1% of 99%
05      MH IV L.P. (partnership) 1%
06        MPT Apartments L.P. (MacArthur Park) (partnership) 1% of 99%
05      MH V L.P. (partnership) 1%
06        Centennial Place L.P. (partnership) 1% of 99%
05      MHIFED 94 COMPANY
05      MHIFED 94 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Berry Avenue Associates L.P. (partnership) 1% of 99%
06        Carlton Way Apartments L.P. (partnership) 1% of 99%
06        CDR Senior Housing Associates (Casa del Rio) (partnership) 1%
          of 99%
06        Corona Ely/Ranch Associates L.P. (partnership) 1% of 99%
06        Fairview Village Associates L.P. (partnership) 1% of 99%
06        Fell Street Housing Associates L.P. (partnership) 1% of 99%
06        Hope West Apartments L.P. (partnership) 1% of 99%
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06        Morrone Gardens Associates L.P. (partnership) 1% of 99%
06        Pajaro Court Associates L.P. (partnership) 1% of 99%
06        Tierra Linda Associates L.P. (partnership) 1% of 99%
06        Tlaquepaque Housing Associates L.P. (partnership) 1% of 99%
05      MHIFED 95 COMPANY
05      MHIFED 95 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Avalon Courtyard L.P. (Carson Senior Housing) (partnership)
          1% of 95%
06        Hollywood El Centro L.P. (partnership) 1% of 99%
06        La Brea/Franklin L.P. (partnership) 1% of 99%
06        Larkin Pine L.P. (partnership) 1% of 99%
06        Mercy Housing California III L.P. (3rd & Reed) (partnership)
          1% of 99%
06        Pinole Grove Associates L.P. (partnership) 1% of 99%
06        Second Street Center L.P. (Santa Monica) (partnership) 1% of
          99%
06        Solinas Village Partners L.P. (partnership) 1% of 99%
06        Three Oaks Housing L.P. (partnership) 1% of 99%
06        1101 Howard Street Associates L.P. (partnership) 1% of 99%
05      MHIFED 95C COMPANY
06        MHIFED 95C L.P. (Delaware partnership) 99%LP
07          Park Place Terrace L.P. (partnership) 99% of 99%
05      MHIFED 95C L.P. (Delaware partnership) 1%GP
06        Park Place Terrace L.P. (partnership) 1% of 99%
05      MHIFED 96 COMPANY
05      MHIFED 96 L.P. (Delaware partnership) 5%GP; 95%LP to Cargill
06        Lavell Village Associates L.P. (partnership) 5% of 99%
06 North Town Housing Partners L.P. (Villa del Norte Village) (partnership) 5% of 99%
06        Poco Way Associates L.P. (partnership) 5% of 99%
06        Seasons Affordable Senior Housing L.P. (partnership) 5% of
          99%
05      MHIFED 96A COMPANY
05      MHIFED 96A L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Good Samaritan Associates L.P. (partnership) 1% of 99%
06        Reseda Village L.P. (partnership) 1% of 99%
06        Oxnard Housing Associates L.P. (partnership) 1% of 99%
06        Metro Senior Associates L.P. (partnership) 1% of 99%
06        Round Walk Village Apartments L.P. (partnership) 1% of 99%
06        Santa Alicia Partnership (partnership) 1% of 99%
06        Vine Street Court L.P. (partnership) 1% of 99%
06        Vine Street Court L.P. II (partnership) 1% of 99%
05      MHIFED 97 COMPANY
06        MHIFED 97 L.P. (Delaware partnership) 99%LP
05      MHIFED 97 L.P. (Delaware partnership) 1%GP
05      MHICAL 94 COMPANY
06        MHICAL 94 L.P. (Delaware partnership) 99%LP
07          Mayacamas Village Associates L.P. (partnership) 99% of 99%
07          Rincon De Los Esteros Associates L.P. (partnership) 99% of
            99%
07        West Capital Courtyard L.P. (partnership) 99% of 99%
07          Winfield Hill Associates L.P. (partnership) 99% of 99%
05      MHICAL 94 L.P. (Delaware partnership) 1%GP
06        Mayacamas Village Associates L.P. (partnership) 1% of 99%
06        Rincon De Los Esteros Associates L.P. (partnership) 1% of 99%
06        West Capital Courtyard L.P. (partnership) 1% of 99%
06        Winfield Hill Associates L.P. (partnership) 1% of 99%
05      MHICAL 95 COMPANY
06        MHICAL 95 L.P. (Delaware partnership) 99%LP
07          Abby Associates L.P. (Windmere) (partnership) 99% of 99%
07          Antelope Associates L.P. (partnership) 99% of 99%
07          Baker Park Associates L.P. (partnership) 99% of 99%
07          Bracher Associates L.P. (partnership) 99% of 99%
07          Catalonia Associates L.P. (partnership) 99% of 99%
07          Colina Vista L.P. (partnership) 99% of 99%
07          Florin Woods Associates L.P. (partnership) 99% of 99%

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07          Mercy Housing California VI L.P. (205 Jones) (partnership)
            99% of 99%
07          Pinmore Associates L.P. (partnership) 99% of 99%
07          Sunset Creek Partners L.P. (partnership) 99% of 99%
05      MHICAL 95 L.P. (Delaware partnership) 1%GP
06        Abby Associates L.P. (Windmere) (partnership) 1% of 99%
06        Antelope Associates L.P. (partnership) 1% of 99%
06        Baker Park Associates L.P. (partnership) 1% of 99%
06        Bracher Associates L.P. (partnership) 1% of 99%
06        Catalonia Associates L.P. (partnership) 1% of 99%
06        Colina Vista L.P. (partnership) 1% of 99%
06        Florin Woods Associates L.P. (partnership) 1% of 99%
06        Mercy Housing California VI L.P. (205 Jones) (partnership) 1%
          of 99%
06        Pinmore Associates L.P. (partnership) 1% of 99%
06        Sunset Creek Partners L.P. (partnership) 1% of 99%
05      MHICAL 96 COMPANY
06        MHICAL 96 L.P. (Delaware partnership) 99%LP
07          C-Court L.P. (Cawelti Court) (partnership) 99% of 99%
07          Greenway Village Associates L.P. (partnership) 99% of 99%
07          Huff Avenue Associates L.P. (partnership) 99% of 99%
07          Kennedy Court Partners L.P. (partnership) 99% of 99%
07          Klamath Associates L.P. (partnership) 99% of 99%
07          Sky Parkway Housing Associates L.P. (partnership) 99% of
            99%
07          Strobridge Housing Associates L.P. (partnership) 99% of 99%
07          Westgate Townhomes Associates L.P. (partnership) 99% of 99%
07          1010 SVN Associates L.P. (partnership) 99% of 99%
05      MHICAL 96 L.P. (Delaware partnership) 1%GP
06        C-Court L.P. (Cawelti Court) (partnership) 1% of 99%
06        Greenway Village Associates L.P. (partnership) 1% of 99%
06        Huff Avenue Associates L.P. (partnership) 1% of 99%
06        Kennedy Court Partners L.P. (partnership) 1% of 99%
06        Klamath Associates L.P. (partnership) 1% of 99%
06        Sky Parkway Housing Associates L.P. (partnership) 1% of 99%
06        Strobridge Housing Associates L.P. (partnership) 1% of 99%
06        Westgate Townhomes Associates L.P. (partnership) 1% of 99%
06        1010 SVN Associates L.P. (partnership) 1% of 99%
05      MHICAL 97 COMPANY
05      MHICAL 97 L.P.
05 Mid-Peninsula Century Village Associates L.P. (Century Village) (partnership) 99%
05      Mid-Peninsula Sharmon Palms Associates L.P. (Sharmon Palms)
        (partnership) 99%
05      Mission Capp L.P. (partnership) 99%
05      MISSION HOUSING ALPHA
06        Lee Park Investors L.P. (Pennsylvania partnership) 99%
05      MISSION HOUSING BETA
06        Richmond City Center Associates L.P. (partnership) 99%
05      MISSION HOUSING DELTA
06        MH I L.P. (partnership) 99%
07          California Park Apartments L.P. (partnership) 99% of 99%
06        MH II L.P. (partnership) 99%
07          5363 Dent Avenue Associates L.P. (partnership) 99% of 99%
06        MH III L.P. (partnership) 99%
07          DeRose Housing Associates L.P. (partnership) 99% of 99%
06        MH IV L.P. (partnership) 99%
07          MPT Apartments L.P. (MacArthur Park) (partnership) 99% of
            99%
06        MH V L.P. (partnership) 99%
07          Centennial Place L.P. (partnership) 99% of 99%
05      MISSION HOUSING DENVER
06        Mercantile Square L.P. (partnership) 99%
06        North Park Village LLC (partnership) 99%
05      MISSION HOUSING EPSILON

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06        Riverside/Liebrandt Partners L.P. (La Playa) (partnership)
          99%
05      MISSION HOUSING GAMMA
06        Del Carlo Court Associates L.P. (partnership) 99%
05      MISSION HOUSING HOLDINGS (formerly MHIFED 95B Company)
06 Mission Housing Partnership 1996 L.P. 99%LP (formerly MHIFED 95B L.P.) (Delaware partnership)
07          La Terraza Associates L.P. (Carlsbad Villas at Camino Real)
            (partnership) 99% of 99%
05 Mission Housing Partnership 1996 L.P. 1%GP (formerly MHIFED 95B L.P.) (Delaware partnership)
06 La Terraza Associates L.P. (Carlsbad Villas at Camino Real) (partnership) 1% of 99%
05      MISSION HOUSING THETA
06        Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07          Forest Winds Associates L.P. (partnership) 5% of 99%
07          Glen Eden Associates L.P. (partnership) 5% of 99%
07          Gray's Meadows Investors L.P. (partnership) 5% of 99%
07          Prince Bozzuto L.P. (Fairground Commons) (Maryland
            partnership) 5% of 99%
07          Rancho Park Associates L.P. (partnership) 5% of 99%
07          Rustic Gardens Associates L.P. (partnership) 5% of 99%
07          Sea Ranch Apartments L.P. (partnership) 5% of 99%
07          Springdale Kresson Associates L.P. (Jewish Federation) (New
            Jersey partnership) 5% of 99%
07          1028 Howard Street Associates L.P. (partnership) 5% of 99%
05      MISSION HOUSING ZETA
06        Fremont Building L.P. (Crescent Arms) (partnership) 99%
05      MISSION SA COMPANY
05      Morgan Hill Ranch Housing L.P. (commitment) 99%
05      Mountain View Townhomes L.P. (commitment) 99%
05      Neary Lagoon Partners L.P. (partnership) 99%
05      New Harbor Vista Apartments (commitment) 99%
05      Northwood Manor Associates L.P. (commitment) 99%
05      Oak Forest Associates L.P. (commitment) 99%
05      Oceanside Gardens L.P. (partnership) 99%
05      Ohlone Housing Associates L.P. (partnership) 99%
05      Olive Court Apartments L.P. (partnership) 98.9%
05      Ontario Senior Housing L.P. (Ontario Plaza) (partnership) 98.9%
05      Open Doors Associates L.P. (West Valley) (partnership) 99%
05      Palmer House L.P. (partnership) 99%
05      Paradise Road Partners L.P. (Gateway Village) (partnership) 99%
05      Pier A Historic Rehabilitation at Battery Park (commitment) 99%
05      Pilot Grove L.P. (Massachusetts partnership) 99%
05      Post Office Plaza L.P. (Ohio partnership) 99%
05      River Walk Apartments Homes L.P. (partnership) 99%
05      Rosebloom Associates L.P. (Oakshade) (partnership) 99%
05      San Diego Golden Villa Partners L.P. (commitment) 99%
05      San Juan Commons 1996 L.P. (commitment) 99%
05      San Pablo Senior Housing Associates L.P. (partnership) 99%
05      San Pedro Gardens Associates L.P. (partnership) 99%
05      Santa Alicia Gardens Townhomes L.P. (The Gardens) (partnership)
        99%
05      Santa Paulan Senior Apartments Associates L.P.(partnership) 99%
05      South Beach Housing Associates L.P. (Steamboat) (partnership)
        99%
05      South Winery Associates L.P. (The Winery Apartments)
        (commitment) 99%
05      Stoney Creek Associates L.P. (partnership) 99%
05      Studebaker Building L.P. (partnership) 99%
05      Sultana Acres Associates L.P. (partnership) 99%
05      Sunshine Terrace L.P. (commitment) 99%
05      Tabor Grand L.P. (Colorado partnership) 99%
05      The Josephinum Associates L.P. (Washington partnership) 99%
05      Thomson Rental Housing, L.P. (Washington Place) (partnership)
        99%

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
05      Tuscany Associates L.P. (Tuscany Villa) (partnership) 99%
05      University Park Properties L.P. (commitment)99%
05      Upland Senior Housing L.P. (Coy D. Estes) (partnership) 99%
05      Vista Verde Apartments LLC (partnership) 99%
05      Washington Creek Associates L.P. (partnership) 99%
05      Westport Village Homes Associates L.P. (partnership) 99%
05      Wheeler Manor Associates L.P. (partnership) 99%
05      Woodland Arms Apartments, Ltd. (commitment) 99%
05      YWCA Villa Nueva Partners L.P. (partnership) 99%
05      16th & Church Street Associates L.P. (partnership) 99%
05      1856 Wells Court Partners, L.P. (Wells Court) (partnership) 99%
05 210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
05      2814 Fifth Street Associates L.P. (Land Park Woods)
        (partnership) 99%
04    MISSION FIRST ASSET INVESTMENT
04    MISSION FUNDING BETA
04    MISSION FUNDING EPSILON
05 Edison Capital (Bermuda) Investments, Ltd. (formerly Mission (Bermuda) Investments Pi, Ltd.) (Bermuda corporation)
        Address:  Clarendon House, 2 Church Street,
                  Hamilton HM CX, Bermuda
05      GEM Energy Company (New York partnership)
05      MISSION FUNDING ALPHA
06        MISSION FUNDING MU
07 EPZ Mission Funding Mu Trust (equity interest in foreign utility company) [see 4.01]
05      MISSION FUNDING DELTA
06        MISSION FUNDING NU
07 EPZ Mission Funding Nu Trust (equity interest in foreign utility company) [see 4.02]
05      Mission Investments, Inc. (U.S. Virgin Islands corporation)
        Address:  ABN Trustcompany, Guardian Building, Havensight,
                  2nd Floor, St. Thomas, U.S. Virgin Islands
05      Mission (Bermuda) Investments, Ltd. (Bermuda corporation)
        Address:  Clarendon House, 2 Church Street,
        Hamilton HM CX, Bermuda
04    MISSION FUNDING GAMMA
04    MISSION FUNDING KAPPA
05      ABB Funding Partners, L.P. (partnership)
04    MISSION FUNDING THETA
05      MAS-WT, L.P. (Washington Terrace) (partnership) 0.01%
04    MISSION FUNDING ZETA
05      Huntington L.P. (New York partnership) 50%
03 EDISON MORTGAGE COMPANY
03 MISSION BARTLETT HILL COMPANY
04    Bartlett Hill Associates L.P. (partnership) 30% [29%LP, 1%GP];
      100% w/ EHI
03 MISSION INTERNATIONAL CAPITAL, INC.
03 RENEWABLE ENERGY CAPITAL COMPANY

02 MISSION LAND COMPANY is a California corporation having its principal place of business at 3281 East Guasti Road, Suite 550, Ontario, California 91761. It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments. The subsidiaries and partnerships of Mission Land Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Land Company.

03 ASSOCIATED SOUTHERN INVESTMENT COMPANY
04    Calabasas Park Company (partnership) (inactive) 79%GP
05      Central Valley/Calabasas L.P. (partnership) [in dissolution]
        50%LP

03 CALABASAS PALATINO, INC.
04    Central Valley/Calabasas L.P. (partnership) [in dissolution] 50%GP
03 Carol Stream Developers G.P. (Illinois partnership) 60%GP
03 Centrelake Partners, L.P. (limited partnership) 98%GP
03 Corona Partners L.P. (limited partnership) 99%LP
03 IRWINDALE LAND COMPANY
04    Mission-Koll I (limited partnership) 4%GP
03    MISSION AIRPORT PARK DEVELOPMENT CO.
04    Carol Stream Developers G.P. (Illinois partnership) 40%GP
04    Centrelake Partners, L.P. (limited partnership) 2%LP
04    Corona Partners L.P. (limited partnership) 1%GP
04    Mission-Nexus II, L.P. (limited partnership) 50%GP
04 Mission Vacaville L.P. (limited partnership) (formerly Mission-Messenger Vacaville G.P.) 1%GP
03 MISSION INDUSTRIAL CONSTRUCTORS, INC. (inactive)
03 Mission-Koll I (limited partnership) 96%LP
03 Mission-Nexus II, L.P. (limited partnership) 50%LP
03 Mission-Oceangate (partnership) (formerly Mission Comstock Crosser
   Hickey) 75%GP
03 MISSION/ONTARIO, INC.
03 MISSION SOUTH BAY COMPANY (inactive)
04 Mission-Oceangate (partnership) (formerly Mission Comstock, Crosser Hickey G.P.) 25%GP
03 MISSION TEXAS PROPERTY HOLDINGS, INC.
03 Mission Vacaville L.P. (limited partnership) (formerly Mission-
   Messenger Vacaville G.P.) 99%LP
03 Mission-701 Minnesota (limited partnership) (equity) 70.3%LP


02 MISSION POWER ENGINEERING COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. It is currently an inactive company. The subsidiaries of Mission Power Engineering Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Power Engineering Company.

03 ASSOCIATED SOUTHERN ENGINEERING COMPANY (inactive)


02 EDISON MISSION ENERGY (formerly Mission Energy Company) is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978. Edison Mission Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators under the Energy Policy Act of 1992. In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments. The subsidiaries and partnerships of Edison Mission Energy are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

DOMESTIC:
03 AGUILA ENERGY COMPANY (LP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
05      American Kiln Partners, L.P. (Delaware limited partnership)
03 ANACAPA ENERGY COMPANY (GP)
04    Salinas River Cogeneration Company (partnership) 50%
03 ARROWHEAD ENERGY COMPANY
04 Crown Energy, L.P. (New Jersey partnership) 50%LP; 100% w/ Mission/Eagle and Thorofare
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% with Vista Energy
03 BALBOA ENERGY COMPANY (GP)
04    Smithtown Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Kingspark
03 BERGEN POINT ENERGY COMPANY (GP)
04    TEVCO/Mission Bayonne Partnership (Delaware G.P.) 50%
03 BLUE RIDGE ENERGY COMPANY (GP)
04 Bretton Woods Cogeneration, L.P. (Delaware limited partnership) 50%; 100% w/Bretton Woods
03 BRETTON WOODS ENERGY COMPANY (GP & LP)
04    Bretton Woods Cogeneration, L.P. (Delaware L.P.) 50%; 100% w/Blue
      Ridge
03 CAMINO ENERGY COMPANY (GP)
04    Watson Cogeneration Company (general partnership) 49%
03 CAPISTRANO COGENERATION COMPANY (GP)
04    James River Cogeneration Company (North Carolina partnership) 50%
03 CENTERPORT ENERGY COMPANY (GP & LP)
04    Riverhead Cogeneration I, L.P. (Delaware partnership) 50%; 100%
      w/Ridgecrest
03 CHESAPEAKE BAY ENERGY COMPANY (formerly Woodland Energy Company)
   (GP)
04    Delaware Clean Energy Project (Delaware general partnership) 50%
03 CHESTER ENERGY COMPANY (no partners; option Chesapeake,VA)
03 CLAYVILLE ENERGY COMPANY
04    Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Coronado
03 COLONIAL ENERGY COMPANY (formerly Hentland Energy Company)
   (inactive)
03 CORONADO ENERGY COMPANY
04    Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Clayville
03 CRESCENT VALLEY ENERGY COMPANY (GP)
04    Beowawe Geothermal Power Company (general partnership) 50%
03 DEL MAR ENERGY COMPANY (GP)
04    Mid-Set Cogeneration Company (partnership) 50%
03 DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation) (inactive) 03 DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (inactive)
03 DEVEREAUX ENERGY COMPANY (LP)
04    Auburndale Power Partners, L.P. (Delaware L.P.) 49%; 50% w/El
      Dorado
03 EASTERN SIERRA ENERGY COMPANY (GP & LP)
04    Saguaro Power Company, L.P. (partnership) 50%
03 EAST MAINE ENERGY COMPANY (inactive) [dissolving]
03 EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
03 EDISON MISSION OPERATION & MAINTENANCE, INC. (formerly Mission
    Operation and Maintenance, Incorporated) (no partnership)
04    Mission Operations de Mexico, S.A. de C.V. 95%
03 EL DORADO ENERGY COMPANY (GP)
04    Auburndale Power Partners, L.P. (Delaware L.P.) 1%; 50% w/
      Devereaux
03 EMP, INC. (Oregon corporation) (GP & LP)
04    GEO East Mesa Limited Partnership (partnership) 50%
05      GEO East Mesa Electric Co. (Nevada corp.) (McCabe Plant) 100%
03 FOUR COUNTIES GAS COMPANY (inactive)
03 HANOVER ENERGY COMPANY
04    Chickahominy River Energy Corp. (Virginia corporation) (GP & LP)

05      Commonwealth Atlantic L.P. (Delaware partnership) [see 4.03]
        50%
03 HOLTSVILLE ENERGY COMPANY (GP & LP) (formerly Brookhaven Energy
   Company)
04    Brookhaven Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Madera
03 INDIAN BAY ENERGY COMPANY (GP & LP)
04    Riverhead Cogeneration III, L.P. (Delaware partnership) 50%; 100%
      w/Santa Ana
03 JEFFERSON ENERGY COMPANY (GP & LP) (inactive)
03 KINGS CANYON ENERGY COMPANY (inactive)
03 KINGSPARK ENERGY COMPANY (GP & LP)
04    Smithtown Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Balboa
03 LAGUNA ENERGY COMPANY (inactive) (former interest in Ambit)
03 LA JOLLA ENERGY COMPANY (inactive) (used for Belridge)
03 LAKE GROVE ENERGY COMPANY (former Mid-County subsidiary) (inactive) 03 LAKEVIEW ENERGY COMPANY
04    Georgia Peaker, L.P. (Delaware L.P.) 50%; 100% w/Silver Springs
03 LEHIGH RIVER ENERGY COMPANY (GP)
04    TEVCO/Mission Assets Partnership (Delaware G.P.) 50%
05      Continental Energy Associates, L.P. (Mass. partnership) 22.5%
03 LONGVIEW COGENERATION COMPANY (formerly Columbia River Cogeneration
   Company, formerly Cabrillo Energy Company) (held for Weyerhauser)
03 MADERA ENERGY COMPANY (GP)
04    Brookhaven Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Holtsville
03 MADISON ENERGY COMPANY (formerly Sunshine Generators, Inc.) (LP)
04    Gordonsville Energy, L.P. (Delaware partnership) [see 4.04] 49%;
      50% w/Rapidan
03 Mission Capital, L.P. (Delaware L.P.) 3%; MIPS partnership
03 MISSION/EAGLE ENERGY COMPANY
04 Crown Energy, L.P. (New Jersey partnership) 2%GP; 100% w/ Arrowhead and Thorofare
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% with Vista Energy
03 Mission Energy Canada Corporation (British Columbia company)
04    B.C. Star Partners (British Columbia partnership) 50%
04    The Mission Interface Partnership (Province of Ontario G.P.) 50%
03 MISSION ENERGY CONSTRUCTION SERVICES, INC. (formerly Glenwood
   Springs Property, Inc.)
03 MISSION ENERGY FUEL COMPANY
04    MISSION ENERGY OIL AND GAS COMPANY
05 Four Star Oil & Gas Company (partnership) 46.85% (owns Lost Hills Cogeneration Facility)
04    MISSION ENERGY PETROLEUM COMPANY (Gas contracts w/ Tex. Gas Mktg)
04    POCONO FUELS COMPANY (inactive)
04    SOUTHERN SIERRA GAS COMPANY
05      TM Star Fuel Company (general partnership) 50%
03 MISSION ENERGY HOLDINGS, INC.
04    Mission Capital, L.P. (Delaware L.P.) 97%; MIPS partnership
03 MISSION ENERGY HOLDINGS INTERNATIONAL, INC. (formerly Patapsco
   Energy Company) [holds all the issued and outstanding stock of MEC International B.V.--see INTERNATIONAL section]
03 MISSION ENERGY INDONESIA (formerly Chula Energy Company)
03 MISSION ENERGY MEXICO (inactive) formerly the branch office in
   Mexico (no partnership)
03 MISSION ENERGY NEW YORK, INC. (formerly Allegheny Energy Company)
   (GP & LP)
04 Brooklyn Navy Yard Cogeneration Partners, L.P. (Delaware partnership) [see 4.05] 50%
03 MISSION ENERGY WALES COMPANY (formerly San Jacinto Energy Company)
04    Mission Hydro L.P. (UK limited partnership) 30%
05      First Hydro Holdings Company 99%
06        First Hydro Finance plc
07          First Hydro Company [see 4.14]

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
03 MISSION ENERGY WESTSIDE, INC. (formerly Sun Coast Energy Company)
03 Mission Operations de Mexico, S.A. de C.V. 5%
03 MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP)
04    Triple Cycle Partnership (Texas G.P.) 50%
03 NORTH JACKSON ENERGY COMPANY (inactive) [held for Akso Salt Proj]
03 NORTHERN SIERRA ENERGY COMPANY (GP)
04    Sobel Cogeneration Company (general partnership) 50%
03 ORTEGA ENERGY COMPANY (Mid-County Cogen gas contracts)
03 PANTHER TIMBER COMPANY (GP)
04    American Kiln Partners, L.P. (Delaware limited partnership) 2%
03 PARADISE ENERGY COMPANY
04 Vista Energy, L.P. (New Jersey limited partnership) 50%LP; 100% with Vista Energy Company
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% w/Crown Energy
03 PLEASANT VALLEY ENERGY COMPANY (GP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 0.5%; 50% w/Aguila
05      American Kiln Partners, L.P. (Delaware Limited Partnership)
03 PRINCE GEORGE ENERGY COMPANY (LP)
04    Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 24.75%
04    Hopewell Cogeneration Inc. (Delaware corporation) 25%
05      Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 1%
03 QUARTZ PEAK ENERGY COMPANY (LP)
04    Nevada Sun-Peak L.P. (Nevada partnership) [see 4.06] 50%
03 RAPIDAN ENERGY COMPANY (GP)
04    Gordonsville Energy, L.P. (Delaware partnership) [see 4.04] 1%;
      50% w/Madison
03 REEVES BAY ENERGY COMPANY (GP & LP)
04    North Shore Energy L.P. (Delaware partnership) 50%; 100% w/Santa
      Clara
05      Northville Energy Corporation (New York corporation) 100%
03 RIDGECREST ENERGY COMPANY (GP)
04    Riverhead Cogeneration I, L.P. (Delaware partnership) 50%; 100%
      w/Centerport
03 RIO ESCONDIDO ENERGY COMPANY
03 RIVERPORT ENERGY COMPANY (GP & LP)
04    Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100%
      w/San Pedro
03 SAN GABRIEL ENERGY COMPANY (inactive) (McKenzie gas contracts)
03 SAN JOAQUIN ENERGY COMPANY (GP)
04    Midway-Sunset Cogeneration Company, L.P. (partnership) 50%
03 SAN JUAN ENERGY COMPANY (GP)
04    March Point Cogeneration Company (partnership) 50%
03 SAN PEDRO ENERGY COMPANY (GP)
04    Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100%
      w/Riverport
03 SANTA ANA ENERGY COMPANY (GP)
04    Riverhead Cogeneration III, L.P. (Delaware partnership) 50%; 100%
      w/Indian Bay
03 SANTA CLARA ENERGY COMPANY (GP)
04    North Shore Energy, L.P. (Delaware partnership) 50%; 100% w/Reeves
      Bay
05      Northville Energy Corporation (New York corporation) 100%
03 SILVERADO ENERGY COMPANY (GP)
04    Coalinga Cogeneration Company (partnership) 50%
03 SILVER SPRINGS ENERGY COMPANY
04    Georgia Peaker, L.P. (Delaware limited partnership) 50%; 100%
      w/Lakeview
03 SONOMA GEOTHERMAL COMPANY (GP & LP)
04    Geothermal Energy Partners Ltd. (partnership) (Aidlin) 5%LP
03 SOUTH COAST ENERGY COMPANY (GP)
04    Harbor Cogeneration Company (partnership) 30%
03 SOUTHERN SIERRA ENERGY COMPANY (GP)

04    Kern River Cogeneration Company (general partnership) 50%
03 THOROFARE ENERGY COMPANY
04 Crown Energy, L.P. (New Jersey partnership) 48%; 100% w/ Arrowhead and Mission/Eagle
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% w/ Vista Energy
03 VIEJO ENERGY COMPANY (GP)
04    Sargent Canyon Cogeneration Company (partnership) 50%
03 VISTA ENERGY COMPANY (New Jersey corporation) (GP & LP)
04    Vista Energy, L.P. (New Jersey limited partnership) 50%GP; 100% w/
      Paradise
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% w/Crown Energy
03 WESTERN SIERRA ENERGY COMPANY (GP)
04    Sycamore Cogeneration Company (general partnership) 50%

INTERNATIONAL:
04 MEC International B.V. (Netherlands corporation) (Holding Company 100% owned by MEC Holdings International, Inc. (California corp.))
      Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
05 Edison Mission Energy Asia Company (formerly Asia Power Development Company) (Cayman Island) 99%
        Branch Offices Address:
               391-B Orchard Road, Ngee Ann City, Tower B,
               14th Floor, #14-08/10, Singapore 238874
06        Mission China Holdings Company (Cayman Island) 99%
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 238874
06        Mission Ningbo Holdings Company (Cayman Island) 99%
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 238874
05 Edison Mission Energy Asia Pte Ltd. (formerly Mission Energy Asia Pte Ltd.) (Singapore private company limited by shares) 100% (EME's Regional Asia Pacific Headquarters)
        Address:  391-B Orchard Road, Ngee Ann City, Tower B,
                  14th Floor, #14-08/10, Singapore 238874
06 Edison Mission Energy Asia Pacific Pte Ltd. (Singapore corporation) 100% (formed to hold employees who frequently travel to Thailand)
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 238874
06 Edison Mission Energy Fuel Company Pte Ltd. (Singapore corporation) 100% (formed to supply coal and other fuel to power projects)
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 238874
06 P.T. Mission Operation and Maintenance Indonesia (Indonesian company) 99%
          Address:      Jl. Gen. A Yani No. 54
                        Probolinggo, East Java, Indonesia
05 Edison Mission Energy Holdings Pty Ltd (formerly Mission Energy Holdings Pty. Ltd.) (Australian corporation) 100%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06 Edison Mission Operation & Maintenance Kwinana Pty Ltd (formerly Mission Operations (Kwinana) Pty Ltd) (Australia) 100% (Operator of Kwinana Project)
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
06 Edison Mission Operation & Maintenance Loy Yang Pty Ltd (formerly Mission Energy Management Australia Pty. Ltd.) (Australian corporation) 100%
          Address:  P.O. Box 1792, Traralgon, Victoria 3844,Australia
06 Mission Energy Development Australia Pty. Ltd. (Australian corporation) 100%

          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
06        Mission Energy Holdings Superannuation Fund Pty Ltd.
          (retirement fund required by Australia law) 100%
06        Mission Energy (Kwinana) Pty Ltd (Australia) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Kwinana Power Partnership (Australian G.P.) 1%
            Address:    Level 23, St. Martins Tower
                        44 St George's Terrace, Perth WA 6000
05 Edison Mission Energy International B.V. (formerly MEC Mission B.V.) (Netherlands company) 99%
        Address:        Croeselaan 18, 3500 GT Utrecht, The Netherlands
05 Hydro Energy B.V. (Netherlands limited liability company) (formerly Continfin Management B.V.) 10%
        Address:        Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Edison Mission Energy Espana (formerly Energias Hidraulicas, S.A.) (Spain corporation) (equity)
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
07          Saltos del Porma, S.A. 0.01%
            Address:    Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
06        Iberica de Energias, S.A. (Spain corp) 100% (equity) [see
          4.07]
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
07          Electrometalurgica del Ebro, S.A. ("EMESA") (Spain
            corporation) (equity) [see 4.08] 91%
            Address:    Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
08             Monasterio de Rueda, S.L. (Spain) 100%
               Address: Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
05      Iberian Hy-Power Amsterdam B.V. (Netherlands limited liability company) 100%
        Address:  Strawinskylaan 1725, Amsterdam, NOORD-HOLL 1077 XX
06        Aprohiso S.A. (Spain corporation) (inactive) 100%
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
06        Hidroelectrica de Olvera, S.A. (Spain corporation) [see 4.09]
          100%
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
06        Hidroelectrica del Sossis, S.A. (Spain corporation) [see
          4.10] 100%
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
07          Saltos del Porma, S.A. 0.01%
06        Hydro Energy B.V. (Netherlands company) 90%
07          Edison Mission Energy Espana (formerly Energias
            Hidraulicas, S.A.) (Spain corporation)
08             Saltos del Porma, S.A. 0.01%
07          Iberica de Energias, S.A. (Spain corporation) 100% [see
            4.07]
08             Electrometalurgica del Ebro, S.A. ("EMESA") (Spain
               corporation) [see 4.08] 91%
09                      Monasterio de Rueda, S.L. (Spain) 100%
06        Saltos del Porma, S.A. 99.98%
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
05      Latrobe Power Pty. Ltd. (Australian corporation) 50%
        Address:        Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205

06 Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and MEVALP 1%)
07          Latrobe Power Partnership (Australian partnership) 99%
08             Loy Yang B Joint Venture (Australian joint venture) [see
               4.11] 51%; 49% to outside partner
05      Loy Yang Holdings Pty. Ltd. (Australian corporation) 100%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06 Edison Mission Energy Australia Ltd. (formerly Mission Energy Australia Ltd.) (Australian public company) 100%
          Address:  Southgate Complex, Level 20, Tower East,
                    40 City Road, South Melbourne, Victoria 3205
07          Latrobe Power Partnership (Australian partnership) 1%
08             Loy Yang B Joint Venture (Australian J.V.) [see 4.11]
06        Latrobe Power Pty. Ltd. (Australian corporation) 50%
07          Mission Victoria Partnership (Australian partnership)
08             Latrobe Power Partnership (Australian partnership)
09                 Loy Yang B Joint Venture (Australian J.V.) [see 4.11]
06        Mission Energy Ventures Australia Pty. Ltd. (Australian
          company) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                   40 City Road, South Melbourne, Victoria 3205
07          Mission Victoria Partnership (Australian partnership) 1%
08             Latrobe Power Partnership (Australian partnership)
09                 Loy Yang B Joint Venture (Australian J.V.) [see 4.11]
06        Traralgon Power Pty. Ltd. (Australian corporation) 50%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Mission Victoria Partnership (Australian partnership)
            46.69%
08             Latrobe Power Partnership (Australian partnership)
09                 Loy Yang B Joint Venture (Australian J.V.) [see 4.11]
05      MEC Colombia B.V. (Netherlands company) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Esenyurt B.V. (Netherlands company) (Doga Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Doga Enerji Uretim Sanayi ve Ticaret Anomin Sirketi (Turkish
          corporation) 80%
          Address:      Merkez Man, Mahallesi Caddesi 11/8,
                   Esenyurt, Istanbul, Turkey
05      MEC IES B.V. (formerly MEC ESA B.V.) (Netherlands company)
        (ISAB Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        ISAB Energy Services s.r.l. 49% (services co ISAB Project)
05      MEC India B.V. (Netherlands company) (Jojobera Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Edison Mission Energy Power (Mauritius corporation) (formerly Mission Energy, formerly Mission Energy Jojobera) (Branch office in India)
          Address:      Louis Leconte Street, Curepipe, Mauritius
05      MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        P. T. Adaro Indonesia 10%
          Address:      Suite 704, World Trade Centre, Jl. Jend.
                   Sudirman Kav. 31, Jakarta 12920 Indonesia
05      MEC Indonesia B.V. (Netherlands company) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 P. T. Paiton Energy Company (Indonesia company) (equity) (Paiton Project) [see 4.12] 40%
          Address:      Mid Plaza 2, 15th Floor, Jl. Jend.
                   Sudirman Kav. 10-11, Jakarta 10220 Indonesia
05      MEC International Holdings B.V. (Netherlands corp) 100%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Edison Mission Energy Asia Company (formerly Asia Power Development Company) (Cayman Island) (inactive) 1%
07          Mission China Holdings Company (Cayman Island) (inactive)
07          Mission Ningbo Holdings Company (Cayman Island) (inactive)
06        Edison Mission Energy International B.V. (formerly MEC
          Mission B.V.) (Netherlands company) 1%
06        MEC Colombia B.V. (Netherlands company) 1%
06        MEC Esenyurt B.V. (Netherlands company) (Doga Project) 1%
07          Doga Enerji Uretim Sanayi ve Ticaret A.S. (Turkish
            corporation)
06        MEC IES B.V. (Netherlands company) (ISAB Project) 1%
07          ISAB Energy Services s.r.l.
06        MEC India B.V. (Netherlands company) 1%
07             Edison Mission Energy Power (Mauritius corporation)
               (formerly Mission Energy, formerly Mission Energy
               Jojobera)
06        MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 1%
07          P. T. Adaro Indonesia 10%
06        MEC Indonesia B.V. (Netherlands company) 1%
07          P. T. Paiton Energy Company (Indonesia company) (equity)
            (Paiton Project) [see 4.12] 40%
06        MEC Laguna Power B.V. (Netherlands company) (Thailand
          Project) 1%
07          Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
06        MEC Perth B.V. (Netherlands company) (Kwinana Project) 1%
07          Kwinana Power Partnership (Australian G.P.) [See 4.17]
06        MEC Priolo B.V. (Netherlands company) (ISAB Project) 1%
07          ISAB Energy, s.r.l. (Italian J.V. company) (equity) [see
            4.13] 1% of 49% (quota, not shares)
06        MEC San Pascual B.V. (Netherlands company) 1%
07          San Pascual Cogeneration Company International B.V.
06        MEC Turkey B.V. (Netherlands company) 1%
06        MEC Wales B.V. (formerly MEC Global Services B.V.)
          (Netherlands Company) 1%
07          First Hydro Holdings Company
08             First Hydro Finance plc
09                 First Hydro Company [see 4.14]
07          Mission Hydro Limited Partnership (UK limited partnership)
08             First Hydro Holdings Company
09                 First Hydro Finance plc
10                      First Hydro Company [see 4.14]
06        Mission Energy Italia s.r.l. 1% (Office in Italy)
06        P.T. Mission Operation & Maintenance Indonesia (Indonesian
          company) 1%
05      MEC Laguna Power B.V. (Netherlands co) (Malaya Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
          Address:  888/101 Mahatun Plaza Tower, 10th Floor, Ploenchit,
                    Lumphini, Patumwan, Bangkok 10330
05      MEC Perth B.V. (Netherlands company) (Kwinana Project) 99%
06        Kwinana Power Partnership (Australian G.P.) 99% [See 4.17]
          Address:      Level 23, St. Martins Tower
                   44 St George's Terrace, Perth WA 6000
05      MEC Priolo B.V. (Netherlands company) (ISAB Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        ISAB Energy, s.r.l. (Italian J.V. company) (equity) [see
          4.13] 99% of 49% (quota, not shares)
          Address:      Corso Gelone No. 103, Siracusa, Sicily, Italy
05      MEC San Pascual B.V. (Netherlands company) 99%
        Address:   Croeselaan 18, 3521 GT Utrecht, The Netherlands
06        San Pascual Cogeneration Company International B.V. 50%
          Address:      Croeselaan 18, 3521 GT Utrecht, The Netherlands
05      MEC Turkey B.V. (Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Wales B.V. (formerly MEC Global Services, B.V.)(Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        First Hydro Holdings Company 1%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
07          First Hydro Finance plc 99%
            Address:    Lansdowne House, Berkeley Square,
                   London W1X5DH England
08             First Hydro Company [see 4.14]
               Address:  Bala House, St. David's Park
                       Ewloe, Dlwyd, Wales CH5 3XJ
06        Mission Hydro Limited Partnership 69%LP
          Address:      Lansdowne House, Berkeley Square,
               London W1X5DH England
07          First Hydro Holdings Company 99%
            Address:    Lansdowne House, Berkeley Square,
                   London W1X5DH England
08             First Hydro Finance plc 99%
               Address:       Lansdowne House, Berkeley Square,
                        London W1X5DH England
09                 First Hydro Company [see 4.14]
                   Address:  Bala House, St. David's Park
                            Ewloe, Dlwyd, Wales CH5 3XJ
05 Mission Energy Company (UK) Limited (United Kingdom private limited company) 100%
        Address:   Lansdowne House, Berkeley Square,
                   London W1X5DH England
06 Derwent Cogeneration Limited (United Kingdom private limited liability company) (equity) [see 4.15] 33%
          Address:      Lansdowne House, Berkeley Square,
                   London W1X5DH England
06 Edison Mission Energy Limited (formerly Mission Energy Limited) (UK private limited company)
          Address:      Lansdowne House, Berkeley Square,
                   London W1X5DH England
06        Edison Mission Operation & Maintenance Limited (a United
          Kingdom corporation)
          Address:      Lansdowne House, Berkeley Square,
                   London W1X5DH England
06        Mission Energy Services Limited (UK private limited company)
          Address:      Lansdowne House, Berkeley Square,
                   London W1X5DH England
06        Mission Hydro (UK) Limited
          Address:      Lansdowne House, Berkeley Square,
                   London W1X5DH England
07          First Hydro Holdings Company 1%
08             First Hydro Finance plc 1%
09                  First Hydro Company [see 4.14]
07          Mission Hydro Limited Partnership 1%GP
08             First Hydro Holdings Company 99%
09                  First Hydro Finance plc
10                      First Hydro Company [see 4.14]
06        Mission (No. 2) Limited (UK private limited company)
          (formerly Mowlem Power Ltd.)
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
06        Pride Hold Limited (United Kingdom corporation) 99%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
07          Lakeland Power Ltd. (United Kingdom private limited
            liability company) [see 4.16] 80%
            Address:    Roosecote Power Station, Barrow-In-Furness,
                        Cumbria, England LA13 OPX
07          Lakeland Power Development Company (UK corporation) 100%
            Address:    Lansdowne House, Berkeley Square,
                        London W1X5DH England
05      Mission Energy Italia s.r.l. 90% Representative Office in Italy
        Address:  Villa Brasini, Via Flaminia 497, 00191 Rome Italy

05      Pride Hold Limited (United Kingdom corporation) 1%
        Address:        Lansdowne House, Berkeley Square,
                        London W1X5DH England
06 Lakeland Power Ltd. (United Kingdom private limited liability company) [see 4.16]
            Address:    Roosecote Power Station, Barrow-In-Furness,
                        Cumbria, England LA13 OPX
06        Lakeland Power Development Company (UK corporation)
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
05      Traralgon Power Pty. Ltd. (Australian corporation) 50%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06        Mission Victoria Partnership (Australian partnership) 46.69%
07          Latrobe Power Partnership (Australian partnership)
08             Loy Yang B Joint Venture (Australian J.V.) [see 4.11]

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION, AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

   Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of 1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas. None of Claimant's subsidiaries, other than SCE, is a public utility company. SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

   SCE owns and operates 12 oil- and gas-fueled generating plants, one diesel-fueled generating plant, 38 hydroelectric plants and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating Station. These plants are located in Central and Southern California and the oil- and gas-fueled generating plants are supported by a fuel pipeline and storage system. Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island. SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear Generating Station, located near Phoenix, Arizona; and an undivided 48% interest in Units 4 and 5 of the Four Corners Project, a coal-fueled steam electric generating plant in New Mexico; all of which are operated by other utilities. SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada. Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

   SCE's transmission facilities consist of approximately 7,235 circuit miles of 33kV, 55kV, 66kV, 115kV and 161kV lines, 3,470 circuit miles of 220kV lines, and 500kV line circuit miles consisting of 999.7 miles in California, 125 miles in Nevada and 112 miles in Arizona, for a total 500kV miles of 1,236.7. SCE's distribution facilities consist of approximately 61,319 overhead circuit miles and 30,080 underground circuit miles, and 506 distribution substations, all of which are located in California.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

      (a) NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.
          Claimant:     None.
          SCE:          73,784,170,000 kwh of electric energy sold at
                        retail or wholesale.

      (b) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR
          MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED.
          Claimant:     None.
          SCE:          None.

      (c) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR
          MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.
          Claimant:     None.
          SCE:          901,922,000 kwh of electric energy sold at
                        wholesale outside California or at the state line.

      (d) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR
          MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.
          Claimant:     None.
          SCE:          10,019,343,100 kwh of electric energy purchased
                        outside California or at the state line.

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

      (a) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

      (b) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

      (c) TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

      (d) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

      (e) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).
<PAGE 21>

4.01  EPZ MISSION FUNDING MU TRUST [FUCO]

      (a) EPZ Mission Funding MU Trust ("EPZMFMT")
          c/o Wilmington Trust Company, Rodney Square North,
          1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

          EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Alpha, which owns 100% of Mission Funding Mu. EPZMFMT is a business trust created under the laws of the State of Delaware. Mission Funding Mu is the 100% beneficial owner of the beneficial interest in EPZMFMT. Wilmington Trust Company is the trustee of the Trust.

      (c) Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000. Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

          The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding Alpha.

      (d) Capitalization or total equity = $13,000,000
          Net income after taxes for 1996 = $1,219,234

      (e) There are no contracts between EPZ and any system company.

4.02  EPZ MISSION FUNDING NU TRUST [FUCO]

      (a) EPZ Mission Funding Nu Trust ("EPZMFNT")
          c/o Wilmington Trust Company, Rodney Square North,
          1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately

          125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The
          Netherlands.

          EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Delta, which owns 100% of Mission Funding Nu. EPZMFNT is a business trust created under the laws of the State of Delaware. Mission Funding Nu is the 100% beneficial owner of the beneficial interest in EPZMFNT. Wilmington Trust Company is the trustee of the Trust.

      (c) Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000. Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

          The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission Housing
          Investments.

      (d) Capitalization or total equity = $29,250,000
          Net income after taxes for 1996 = $2,683,605

      (e) There are no contracts between EPZ and any system company.

4.03  COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP [EWG]

      (a) Commonwealth Atlantic Limited Partnership ("CALP")
          2837 South Military Highway, Chesapeake, VA 23323-0286

          CALP is a 340 MW natural gas and distillate oil fired peaking power generation facility selling power to Virginia Power (the "Facility").

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiary Hanover Energy Company owns Chickahominy River Energy Corp. which in turn owns a 1% general partner interest and a 49% limited partner interest in CALP.

      (c) Chickahominy River Energy Corp. made a capital contribution of $14,000,000 to CALP. Edison Mission Energy owns a 50% interest through its wholly owned subsidiary Hanover Energy Company, in CALP, which is the owner of the Facility. The Facility went into operation on June 4, 1992.

      (d) Capitalization or total equity = $14,000,000
          Net income after taxes for 1996 = $642,081

      (e) There are no contracts between CALP and any system company.

4.04  GORDONSVILLE ENERGY, L.P. [EWG]

      (a) Gordonsville Energy, L.P. ("GELP")
          115 Red Hill Road, Gordonsville, VA 22942

          GELP is a gas fired cogeneration facility with the anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months. The electricity generated by the facility will be sold to Virginia Electric & Power Company under two executed 30-year Power Purchase Agreements. The steam generated by the facility is sold to Rapidan Service Authority. This facility is located one mile southwest of Gordonsville, Virginia in Louisa County. GELP went into operation on June 1, 1994.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries Madison Energy Company ("Madison") and Rapidan Energy Company ("Rapidan") owns 49% (LP) and 1% (GP) respectively in GELP.

      (c) Madison made a capital contribution of $25,823,000 and Rapidan made a capital contribution of $527,000, providing a total amount of $26,350,000. As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company ("Jefferson"), a wholly owned subsidiary of Edison Mission Energy which sold its interest to Northern Hydro Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission Energy guaranty the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.

      (d) Capitalization or total equity = $25,752,500
          Net income after taxes for 1996 = $1,723,593

      (e) Edison Mission Operation & Maintenance, Inc. ("MOMI") operates this facility. MOMI received $728,000 in compensation as operator in 1996.

4.05  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

      (a) Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY")
          366 Madison Avenue, Suite 1003, New York, NY 10017

          BNY's facilities will consist of a 286MW combined cycle cogeneration facility utilizing two Siemens V84.2 dual fuel combustion turbines and one or two automatic extraction steam turbines to be located within the existing Building 41 at Brooklyn Navy Yard Industrial Park in Brooklyn, NY.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration Partners, L.P.

      (c) Capital contribution made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., was in the amount of $33,158,043. BNY obtained certain tax exempt bonds to finance the BNY project ("Financing"). In connection with the

          Financing, BNY entered into two reimbursement agreements with Bank of America NT&SA and certain other lenders for two letters of credit issued by BofA (i) to secure payment of the bonds issued in the amount of $253,945,700 plus interest and (ii) to secure BNY's indemnity to the New York City Industrial Development Agency in connection with the actions taken by or on behalf of the NYCIDA with respect to the BNY facility and the Financing in the amount of $40,000,000 ("Reimbursement Agreements"). As a condition of the issuance of the letters of credit, Edison Mission Energy guaranteed the obligations of BNY pursuant to the Reimbursement Agreements.

      (d) Capitalization or total equity = $33,158,043
          Net loss after taxes for 1996= ($23,191,192)

      (e) Other than with respect to the Edison Mission Energy guarantee as listed in Item (c) above, there are no contracts between BNY and any system company.

4.06  NEVADA SUN-PEAK LIMITED PARTNERSHIP [EWG]

      (a)   Nevada Sun-Peak Limited Partnership
            200 South Virginia Street, Reno, Nevada 89501

            Nevada Sun-Peak L.P. owns a three unit, natural gas and oil fired combustion turbine generation facility designed to produce a net output of approximately 210 MW. The combustion turbines (General Electric PG 7111-EA-CTGs) are capable of operating on either natural gas or No. 2 distillate fuel oil. The transmission facilities associated with the plant are owned by Nevada Power Company. The facility is located near Las Vegas, Nevada. Commercial operation began on June 8, 1991.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Quartz Peak Energy Company, which in turn owns Nevada Sun-Peak Limited Partnership, the exempt wholesale generator.

      (c) The capital contribution of $8,125,500 was made by Quartz Peak Energy Company.

      (d)   Capitalization or total equity = $8,125,500
            Net income after taxes for 1996 = $641,285

      (e) There are no contracts between Nevada Sun-Peak and any system company.

4.07  IBERICA DE ENERGIAS, S.A. [FUCO]

      (a) Iberica de Energias, S.A. ("Iberica")
          Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

          Iberica's facilities consist of the following thirteen mini-hydroelectric facilities which are capable of producing a total of 40.82 MW:
          1.   Quintana:  1.48MW facility in Herrera de Valdecana,
               Palencia
          2.   La Flecha:  2.66MW facility in Arroyo Encomienda,
               Valladolid
          3.   Toro:  4.50MW facility in Toro, Zamora
          4.   Tudela:  1.48MW facility in Tudela de Duero, Valladolid
          5.   Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
          6.   Bocos:  1.60MW facility in Bocos de Duero, Valladolid
          7.   Monasterio:  1.60MW facility in Quintanilla de Arriba,
               Valladolid

          8.   Logrono:  3.68MW facility in Logrono, La Rioja
          9.   Mendavia:  5.60MW facility in Mendavia, Navarra
          10.  La Ribera:  4.40MW facility in Pradejon, La Rioja
          11.  Gelsa:  7.20MW facility in Gelsa, Zaragoza
          12.  Alos: 4.80MW facility in Alos de Balaguer, Lerida
          13.  Castellas:  2.25MW facility in Valls de Aguilar, Lerida

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which owns 90% of Hydro Energy B.V., which in turns owns 100% of Iberica. MECI also owns directly 10% of Hydro Energy B.V.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $3,069,053. In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from Energies, S.A., the hydroelectric development subsidiary of Compagne Generale des Eaux ("CGE"). Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V. CGE is a French water utility company.
          EH is a Spanish holding company which will develop water right concessions, but has no operating facilities. During 1996, the five facilities previously owned by Compania Mediterranea de Energias, S.A., were merged into Iberica. Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy Espana, S.A.

          In connection with the acquisition of EH, CGE provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing. Consideration to CGE for the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of an existing loan with deferred payments to CGE beginning in 1999 and ending in 2003. Edison Mission Energy has provided a guaranty for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments). The guaranty by Edison Mission Energy provides for no rights of acceleration by CGE under any circumstances. At December 31, 1995, the present value of the deferred payments will amount to $19.2 million ($46.6 million face value discounted at 11.5%).

      (d) Capitalization or total equity = $25,922,000
          Net Income after taxes for 1996 = $9,736,000

      (e) There are no contracts between Iberica and any system company.

4.08  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

      (a) Electrometalurgica del Ebro, S.A. ("EMESA")
          Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

          EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza. The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 16.5 MW, respectively.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which through its 90% interest in Hydro Energy B.V. owns 100% of Iberica, which owns 91.4% of EMESA. MECI also directly owns 10% of Hydro Energy B.V., which owns 100% of Iberica, which owns 91.4% of EMESA.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $3,140,000.

      (d) Capitalization or total equity = $83,000
          Net Loss after taxes for 1996 = ($355,000)

      (e) There are no contracts between EMESA and any system company.

4.09  HIDROELECTRICA DE OLVERA, S.A. [FUCO]

      (a) Hidroelectrica de Olvera, S.A. ("Olvera")
          Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

          Olvera's facilities consist of a 2.2 MW mini-hydroelectric, concrete dam facility located near the Guadalimar River, east of Linares (Jaen).

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which owns 100% of Olvera.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $142,733.

      (d) Capitalization or total equity = $83,000
          Net Loss after taxes for 1996 = ($354,000)

      (e) There are no contracts between Olvera and any system company.

4.10  HIDROELECTRICA DEL SOSSIS, S.A. [FUCO]

      (a) Hidroelectrica del Sossis, S.A. ("Sossis")
          Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

          Sossis' facilities consist of a 3.75 MW concrete weir, mini-hydroelectric facility located in Noguera Pallovesa, north of Lerida, Catalonia.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which owns 100% of Sossis.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $892,083.

      (d) Capitalization or total equity = $1,788,000
          Net Income after taxes for 1996 = $434,000

      (e) There are no contracts between Sossis and any system company.

4.11  LOY YANG B JOINT VENTURE [FUCO]

      (a)   Loy Yang B Joint Venture ("LYBJV")
            Bartons Lane, Loy Yang, Victoria, Australia 3844

            LYBJV owns two coal-fired generating units with generator name plate ratings of 500,000 kW each, located in the Latrobe Valley in the State of Victoria, Australia. Unit 1 began commercial operation on September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; indirect, wholly owned subsidiaries of MEC International B.V. collectively own 51% of the interests in Loy Yang B Joint Venture, the foreign utility company, as explained below.

            The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns the 51% interest. LPP is 1% owned by Edison Mission Energy Australia Ltd (the managing general partner) and 99% owned by Mission Victoria Partnership (a general partner).

            Edison Mission Energy Australia Ltd is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

            Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner). Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 50% by MEC International B.V. and 50% by Loy Yang Holdings Pty Ltd. Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang Holdings Pty Ltd, which is owned as described above.

      (c)   LPP's capital contribution = US$285,003,038

            Guarantees
            1. EME Undertaking
               In the document between Edison Mission Energy and the Bank Group entitled "MEC Undertaking," Edison Mission Energy is obligated (i) to support all performance obligations of Edison Mission Operation & Maintenance Loy Yang Pty Ltd ("EMOMILY") (the Operator under the Operation and Maintenance Agreement) and (ii) to provide up to US$3,381,000 in any year to EMOMILY in the event that EMOMILY incurs certain liabilities under the Operation and Maintenance Agreement.

            2. Guarantees Related to Equity Infusion
               In the following described document, EME has basically guaranteed, inter alia, the same obligations of LLP contained in the Credit Facility to provide equity:

            a. Equity Support Guarantee
               In the document between Edison Mission Energy and the Bank Group entitled "Equity Support Guarantee," Edison Mission Energy is obligated to provide equity during or at the end of the construction period to meet shortfalls or financial ratios in the event the amount contributed under the equity subscription deed is insufficient to meet such shortfalls or ratios. This document contains the following separate obligations:

               (1) The obligation to provide the greater of 25% of the maximum aggregate loan commitments under the Credit Facilities upon completion of construction of Unit 2 of the Loy Yang B Project or an amount that provides a loan life cover ratio of 1.35 plus (2) six months interest on the (1) amount.

               (2) The obligation to provide an amount equal to the difference between forecast project revenues based on an adjusted tariff, in the situation where the tariff adjustment results from a decrease in construction costs due to construction drawdowns occurring slower than scheduled.

      (d) LPP's Net Income after taxes for 1966 = US$25,199,727
          LPP's Equity = US$285,003,038

      (e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance, Inc., operates the generating plant pursuant to an operating and maintenance contract. The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy Holdings Pty Ltd. As operator, Edison Mission Operation & Maintenance Loy Yang Pty Ltd. performs the following services: management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

          In 1996, Edison Mission Operation & Maintenance Loy Yang Pty Ltd was paid as follows: Management Fee -- US$1,800,000; Operator Performance Incentive -- US$2,100,000

4.12  P. T. PAITON ENERGY COMPANY [FUCO]

      (a) P. T. Paiton Energy Company ("Paiton")
          Mid Plaza 2, 15th Floor, Jl. Jend. Sudirman Kav. 10-11
          Jakarta 10220 Indonesia

          Paiton's facilities consist of two coal-fired electric generating units (under development) in Paiton, Indonesia, on the northeast Java coast. Each unit has a nominal net design capacity of 605MW and will be comprised of a boiler and steam turbine generator with ancillary facilities. The two units will share a control room.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 40% of P. T. Paiton Energy Company.

      (c) Capital contribution made by Edison Mission Energy through MEC Indonesia B.V. to Paiton was in the amount of $38,335,385.43. Edison International, Edison Mission Energy, MEC Indonesia B.V., MEC International B.V., and MEC International Holdings B.V. have entered into an Equity Support Agreement wherein each jointly and severally guarantees payment of 47.06% of Paiton's obligations to contribute base equity, overrun equity, and contingent overrun equity to the Project. The total EME
<PAGE 29>
          commitment is $462,000,000. The initial value of said obligation was $374,275,000; current value as of December 31, 1996, is $337,000,000.

      (d) Capitalization or total equity = $38,335,385.43
          Paiton is in development stages; anticipated date of operation is late 1999.

      (e) (1) Edison Mission Energy Asia Pte. Ltd., the wholly owned Singapore corporation of MEC International B.V., has entered into an Operation and Maintenance Agreement with P.
               T. Paiton Energy Company to provide operation and maintenance services. This Operation and Maintenance Agreement will be assigned to P.T. Mission Operation & Maintenance Indonesia, another indirect subsidiary of Edison Mission Energy.

          (2) Mission Energy Construction Services, Inc. ("MECSI"), a wholly owned subsidiary of Edison Mission Energy, entered into a Secondment Agreement with Paiton on April 20, 1995 ("Agreement"). MECSI is to recruit and second appropriate personnel to Paiton in connection with the construction of the Paiton facility. MECSI will receive compensation in the amount of US$25,000 from Paiton for the provision of seconded personnel. MECSI executed a letter of confirmation relating to the Agreement on April 21, 1995, which states that in the event the salaries, benefits, wages, taxes and expenses ("Costs") of the seconded personnel equal an amount less than $6.975 million at the beginning of the 59th month following the commencement of construction under the construction contract, Paiton is to immediately pay the difference to MECSI or its designee in US dollars. In the event the Costs exceed $6.975 million, then MECSI shall pay to Paiton the amount of such overage.

          (3) MECSI and Paiton entered into an Owner Representative Agreement on March 31, 1995, wherein MECSI is authorized to represent Paiton with regard to overseas suppliers and procurement on the construction of the facility and interface with the contractor and Perussahan Umum Listrik Negara, the Indonesian state-owned utility, on technical, budgeting, and scheduling matters. Under this agreement, MECSI is to receive compensation in the amount of US$8 million payable in arrears in accordance with a schedule attached to the Owner Representative Agreement.

4.13  ISAB ENERGY, s.r.l. [FUCO]

      (a) ISAB Energy, s.r.l. ("ISAB")
          Corso Gelone No. 103, Siracusa, Sicily, Italy

          ISAB's facilities will consist of a 512MW integrated gasification and combined cycle power plant, located in Priolo Gargallo, 8 km. from Siracusa, Sicily, on approximately 100 hectares of land.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Priolo B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Priolo B.V., MEC Priolo B.V. owns 49% of ISAB Energy, s.r.l.
<PAGE 30>

      (c) Capital contribution made by Edison Mission Energy through MEC Priolo B.V. was in the amount of US$12,623,000.

      (d) Capitalization or total equity = $6,264,247
          Net income after taxes for 1996 = $0
          ISAB is scheduled to become operational by July 1, 2001.

      (e) There are no contracts between ISAB and any system company.

4.14  FIRST HYDRO COMPANY [FUCO]

      (a) First Hydro Company ("First Hydro")
          Bala House, St. David's Park, Ewloe, Clwyd, Wales CH5 3XJ

          The principal assets of First Hydro are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088MW. These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 1% of First Hydro Company;
          (ii) wholly owned Mission Energy Holdings International, Inc. owns 100% of MEC International B.V., which owns 100% of Mission Energy Company (UK) Limited, which owns 100% of Mission Hydro
          (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company and indirectly owns the remaining 99% of First Hydro Holdings Company through its 1%GP interest in Mission Hydro Limited Partnership, First Hydro Holdings Company owns 100% of First Hydro Finance plc, which in turn owns 100% of First Hydro Company; and (iii) the wholly owned subsidiary Mission Energy Holdings International, Inc. owns 100% of MEC International B.V. which directly owns 99% of MEC Wales B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited Partnership which owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 100% of First Hydro Company.

      (c) First Hydro Finance plc ("First Hydro Finance"), indirect subsidiary of Edison Mission Energy, purchased all of the outstanding shares of First Hydro Company for $1.0 billion plus $45.7 million as consideration for the working capital of First Hydro at the date of acquisition. This acquisition was funded through a combination of (i) a $621.4 million credit facility with Barclays Bank Plc, (ii) a $350 million capital contribution from Edison International, and (iii) the remaining $104.9 came from Edison Mission Energy's working capital.
          First Hydro Finance obtained the financing for First Hydro Holdings Company, a wholly owned indirect subsidiary of Edison Mission Energy. To support the financing for First Hydro Finance, Edison Mission Energy issued two letters of credit from its $400 million corporate revolving credit.

          (i) Revenue Support Letter of Credit - This 12 million sterling pound Letter of Credit was issued in favor of First Hydro Finance and assigned to Prudential Trustee Company Limited as security trustee. The Revenue Support Letter of Credit must be provided during the initial five years of financing
<PAGE 31>

               and be issued from the bank in short-term ratings of at least A-1/P-1. The Revenue Support Letter of Credit may be used to make up any shortfalls in interest payments owing and may also be used toward curing any default arising from interest coverage ratios dropping below 1.05 to 1.0 for applicable reference periods.

          (ii) Debt Service Reserve Letter of Credit - This 16 million sterling pound Letter of Credit was issued in favor of First Hydro Finance and issued to Prudential Trustee Company Limited as security trustee. The Debt Service Reserve Letter of Credit meets the requirement that the debt service reserve account contain at least 6 months of interest under the bank credit facility agreement with Barclays Bank Plc.

     (d)  Capital Contribution = $405,513,507
          Net income after taxes for 1996 = $39,967,066

     (e) There are no contracts between First Hydro and any system company.

4.15 DERWENT COGENERATION LIMITED [FUCO]

     (a)  Derwent Cogeneration Limited ("Derwent")
          Lansdowne House, Berkeley Square, London W1X5DH England

          The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

     (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V. owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent Cogeneration Limited.

     (c)  Total capital contribution = US$12,485,130 (approx.)

     (d)  Capitalization or total equity = US$17,385,018
          Net Income after taxes for 1996 = US$2,379,468

     (e) Mission Energy Services Limited ("MESL") provided construction management services to Derwent Cogeneration Limited throughout the construction phase of the project and is now the operator of the facility. MESL is to receive a fixed fee of US$381,470 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services; however, in 1995, MESL only received US$255,584 for nine months of service. MESL received a one-time fee of US$65,535 in 1995.

4.16 LAKELAND POWER LTD. [FUCO]

     (a)  Lakeland Power Ltd.
          Roosecote Power Station, Barrow-in-Furness
          Cumbria, England LA13 OPX

          Lakeland's facilities consist of a 220 MW gas fired combined cycle electricity generation plant.

     (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V. ("MECI"), owns
          2 shares (1%) of Pride  Hold  Limited  and  100 shares (100%) of
<PAGE 32>
          Mission Energy Company (UK) Limited; Mission Energy Company (UK) Limited owns 99% of Pride Hold Limited and MECI owns 1%. Pride Hold Limited owns 80% of Lakeland Power Ltd. Pride Hold Limited owns 100% of Lakeland Power Development Company.

      (c) The capital contribution made by MECI through Pride Hold Limited was $2,617,149.

      (d) Capitalization or total equity = $0.
          Net income after taxes for 1996 = US$5,661,269.

      (e) There are no contracts between Lakeland and any system company.

4.17  KWINANA POWER PARTNERSHIP

      (a) Kwinana Power Partnership ("KPP")
          c/o Edison Mission Energy Holdings Pty. Ltd.
          Southgate Complex
          Level 20, HWT Tower
          40 City Road
          South Melbourne, Australia

          KPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a 116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with KPP's wholesale purchaser, Western Power Corporation. KPP commenced operation in December 1996.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; indirect, wholly owned subsidiaries of MEC International B.V. collectively own 100% of the interests of KPP, the foreign utility company.

      (c) The Shareholder and Equity Subscription Agreement provides for an equity contribution from MEC Perth B.V. to be made upon conversion from a construction loan to a term loan which is scheduled for late 1996; Edison Mission Energy is obligated to contribute the equity required to be paid by its subsidiary. The equity contribution is approximately $25,000,000. No capital contribution was made.

      (d) Capitalization or total equity = $0
          Net loss after taxes for 1996 = ($141,926)

      (e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operations (Kwinana) Pty Ltd ("EMOK"), operates the facility pursuant to an operation and maintenance agreement. As operator, EMOK received $72,000 in compensation as operator in 1996.

                                EXHIBIT A
      A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

                                EXHIBIT B
      FINANCIAL DATA SCHEDULE.

                                EXHIBIT C
      AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING COMPANY SYSTEM.

      The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 1997.


                                 EDISON INTERNATIONAL


                                 By   Kenneth S. Stewart
                                    -----------------------------
                                      Kenneth S. Stewart
                                  Assistant General Counsel





Corporate Seal

Attest:

Bonita J. Smith
----------------------------
Bonita J. Smith
Assistant Secretary


NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE ADDRESSED:

Kenneth S. Stewart                     Assistant General Counsel
------------------------------------------------------------------------
      (Name)                                    (Title)

2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
------------------------------------------------------------------------
                              (Address)

<PAGE 34>

                                  Schedule I
                      Southern California Edison Company
MAIN SYSTEM             Electric Generating Properties
-----------
SCE OWNED
------------

                                                               Generator Name
                 Location            Unit        Date of        Plate Rating
Name of Plant     County              No.       Operation            kW
-------------    --------            ----       ---------        -----------
OIL & GAS:
----------
 Alamitos         Los Angeles        1        Sep 11, 1956         163,200
                                     2        Feb 19, 1957         163,200
                                     3        Dec 04, 1961         333,000
                                     4        Jun 01, 1962         333,000
                                     5        Mar 05, 1966         495,000
                                     6        Sep 06, 1966         495,000
                                     7CT      Jul 01, 1969         138,125
                                                               -----------
                                     TOTAL PLANT                 2,120,525


 Cool Water       San Bernardino     1        Jun 15, 1961          65,280
                                     2        May 01, 1964          81,600
                                     3CC      May 31, 1978         290,000
                                     4CC      Aug 31, 1978         290,000
                                                                ----------
                                     TOTAL PLANT                   726,880

 Ellwood          Santa Barbara      1CT      Aug 01, 1974          56,700

 El Segundo       Los Angeles        1        May 25, 1955         156,250
                                     2        Aug 27, 1956         156,250
                                     3        Aug 01, 1964         342,000
                                     4        Apr 01, 1965         342,000
                                                                ----------
                                     TOTAL PLANT                   996,500

 Etiwanda         San Bernardino     1        Jul 09, 1953         122,500
                                     2        Nov 23, 1953         122,500
                                     3        May 01, 1963         333,000
                                     4        Oct 18, 1963         333,000
                                     5CT      Jan 01, 1969         138,125
                                                                ----------
                                     TOTAL PLANT                 1,049,125

 Highgrove        San Bernardino     1        Aug 01, 1952          34,500
                                     2        Jul 01, 1952          34,500
                                     3        Nov 20, 1953          50,000
                                     4        Oct 23, 1955          50,000
                                                                ----------
                                     TOTAL PLANT                   169,000

 Huntington Beach Orange             1        Jun 30, 1958         217,600
                                     2        Dec 05, 1958         217,600
                                     3        May 22, 1961         217,600
                                     4        Jul 09, 1961         217,600
                                     5CT      Apr 01, 1969         138,125
                                                                ----------
                                     TOTAL PLANT                 1,008,525

<PAGE 35>

                                                               Generator Name
                 Location            Unit        Date of        Plate Rating
Name of Plant     County              No.       Operation            kW
-------------    --------            ----       ---------        -----------

OIL & GAS: (continued)
----------------------
 Long Beach       Los Angeles        8CC      Dec 31, 1976         334,500
                                     9CC      Apr 30, 1977         252,000
                                                                ----------
                                     TOTAL PLANT                   586,500

 Mandalay         Ventura            1        May 15, 1959         217,600
                                     2        Aug 27, 1959         217,600
                                     3CT      Apr 01, 1970         138,125
                                                                ----------
                                     TOTAL PLANT                   573,325

 Ormond Beach     Ventura            1        Dec 14, 1971         806,400
                                     2        Jun 01, 1973         806,400
                                                                ----------
                                     TOTAL PLANT                 1,612,800

 Redondo          Los Angeles        1        Mar 01, 1948          66,000
                                     2        Apr 17, 1948          69,000
                                     3        Aug 31, 1949          66,000
                                     4        Oct 10, 1949          69,000
                                     5        Oct 11, 1954         156,250
                                     6        Jul 15, 1957         163,200
                                     7        Feb 01, 1967         495,000
                                     8        Jul 01, 1967         495,000
                                                                ----------
                                     TOTAL PLANT                 1,579,450

 San Bernardino   San Bernardino     1        Jun 15, 1957          65,280
                                     2        Jul 01, 1958          65,280
                                                                ----------
                                     TOTAL PLANT                   130,560
                                                                ==========
                  TOTAL OIL & GAS:                              10,609,890
                  ----------------
 COAL:
 ----
 Four Corners     San Juan, NM       4        Jul 01, 1969         818,100
  Owned by Others - 52%                                           (425,412)
                                                                ----------
  Owned by SCE - 48%                                               392,688

                                     5        Jul 01, 1970         818,100
  Owned by Others - 52%                                           (425,412)
                                                                ----------
  Owned by SCE - 48%                                               392,688
                                                                ==========
                                     TOTAL SCE                     785,376

 Mohave           Clark, NV          1        Apr 01, 1971         818,100
  Owned by Others - 44%                                           (359,964)
                                                                ----------
  Owned by SCE - 56%                                               458,136

                                     2        Oct 01, 1971         818,100
  Owned by Others - 44%                                           (359,964)
                                                                ----------
  Owned by SCE - 56%                                               458,136
                                                                ==========
                                     TOTAL SCE                     916,272
                                                                ==========
                  TOTAL COAL:                                    1,701,648
                  ----------

<PAGE 36>

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
NUCLEAR:
--------
 San Onofre       San Diego          1        Jan 01, 1968               0
  Owned by Others - 20%                                                  0
                                                                ----------
  Owned by SCE - 80%                                                     0

                                     2        Aug 08, 1983       1,127,000
  Owned by Others - 24.95%                                        (281,185)
                                                                ----------
  Owned by SCE - 75.05%                                            845,815

                                     3        Apr 01, 1984       1,127,000
  Owned by Others - 24.95%                                        (281,185)
                                                                ----------
  Owned by SCE - 75.05%                                            845,815
                                                                ==========
                                     TOTAL SCE                   1,691,630

 Palo Verde       Maricopa, AZ       1        Feb 01, 1986       1,403,100
  Owned by Others - 84.2%                                       (1,181,410)
                                                                ----------
  Owned by SCE - 15.8%                                             221,690

                                     2        Sep 19, 1986       1,403,100
  Owned by Others - 84.2%                                       (1,181,410)
                                                                ----------
  Owned by SCE - 15.8%                                             221,690

                                     3        Jan 20, 1988       1,403,100
  Owned by Others - 84.2%                                       (1,181,410)
                                                                ----------
  Owned by SCE - 15.8%                                             221,690
                                                                ==========
                                     TOTAL SCE                     665,070
                                                                ==========
                  TOTAL NUCLEAR:                                 2,356,700
                  -------------
HYDRO:
------
NORTHERN REGION HYDROELECTRIC PLANTS:
------------------------------------
 Big Creek #1     Fresno             1        Nov 08, 1913          19,800
                                     2        Nov 08, 1913          15,750
                                     3        Jul 12, 1923          21,600
                                     4        Jun 08, 1925          28,000
                                                                ----------
                                     TOTAL PLANT                    85,150

 Big Creek #2     Fresno             3        Dec 18, 1913          15,750
                                     4        Jan 11, 1914          15,750
                                     5        Feb 01, 1921          17,500
                                     6        Mar 31, 1925          17,500
                                                                ----------
                                     TOTAL PLANT                    66,500

 Big Creek #2A    Fresno             1        Aug 06, 1928          55,000
                                     2        Dec 21, 1928          55,000
                                                                ----------
                                     TOTAL PLANT                   110,000
 Big Creek #3     Fresno & Madera    1        Oct 03, 1923          34,000
                                     2        Sep 30, 1923          34,000
                                     3        Oct 05, 1923          34,000
                                     4        Apr 28, 1948          36,000
                                     5        Feb 24, 1980          36,450
                                                                ----------
                                     TOTAL PLANT                   174,450

<PAGE 37>

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
NORTHERN REGION HYDROELECTRIC PLANTS: (continued)
------------------------------------
 Big Creek #4     Fresno & Madera    1        Jun 12, 1951          50,000
                                     2        Jul 02, 1951          50,000
                                                                ----------
                                     TOTAL PLANT                   100,000

 Big Creek #8     Fresno             1        Aug 16, 1921          30,000
                                     2        Jun 08, 1929          45,000
                                                                ----------
                                     TOTAL PLANT                    75,000

 Kaweah #1        Tulare             1        May 25, 1929           2,250

 Kaweah #2        Tulare             2        Sep 13, 1929           1,800

 Kaweah #3        Tulare             1        May 29, 1913           2,400
                                     2        May 29, 1913           2,400
                                                                ----------
                                     TOTAL PLANT                     4,800

 Mammoth Pool     Madera             1        Mar 28, 1960          95,000
                                     2        Mar 28, 1960          95,000
                                                                ----------
                                     TOTAL PLANT                   190,000

 Portal           Fresno             1        Dec 22, 1956          10,800

 John S. Eastwood Fresno             1        Dec 01, 1987         199,800

 Tule River       Tulare             1        Sep 14, 1909           1,260
                                     2        Sep 14, 1909           1,260
                                                                ----------
                                     TOTAL PLANT                     2,520
                                                               ==========
                  TOTAL NORTHERN REGION HYDRO PLANTS             1,023,070
                  ----------------------------------


EASTERN REGION HYDROELECTRIC PLANTS:
-----------------------------------
 Fontana          San Bernardino     1        Dec 22, 1917           1,475
                                     2        Dec 22, 1917           1,475
                                                                ----------
                                     TOTAL PLANT                     2,950


 Kern River #1    Kern               1        May 19, 1907           6,570
                                     2        Jun 07, 1907           6,570
                                     3        Jul 29, 1907           6,200
                                     4        Jun 27, 1907           6,570
                                                                ----------
                                     TOTAL PLANT                    25,910

 Kern River #3    Kern               1        May 13, 1921          20,500
                                     2        Mar 22, 1921          19,670
                                                                ----------
                                     TOTAL PLANT                    40,170

 Kern River-Borel Kern               1        Dec 31, 1904           3,000
                                     2        Dec 31, 1904           3,000
                                     3        Jan 23, 1932           6,000
                                                                ----------
                                     TOTAL PLANT                    12,000

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
EASTERN REGION HYDROELECTRIC PLANTS: (continued)
-----------------------------------

 Lytle Creek      San Bernardino     1        Oct 23, 1904             250
                                     2        Sep 15, 1904             250
                                                                ----------
                                     TOTAL PLANT                       500

 Ontario #1       Los Angeles        1        Dec 00, 1902             200
                                     2        Dec 00, 1902             200
                                     3        Dec 00, 1902             200
                                                                ----------
                                     TOTAL PLANT                       600

 Ontario #2       Los Angeles        1        Jun 13, 1963             320

 San Gorgonio #1  Riverside          1        Dec 05, 1923           1,500

 San Gorgonio #2  Riverside          1        Dec 17, 1923             938

 Santa Ana #1     San Bernardino     1        Feb 14, 1899             800
                                     2        Feb 10, 1899             800
                                     3        Jan 09, 1899             800
                                     4        Jan 10, 1899             800
                                                                ----------
                                     TOTAL PLANT                     3,200

 Santa Ana #2     San Bernardino     1        Jun 07, 1905             400
                                     2        May 20, 1905             400
                                                                ----------
                                     TOTAL PLANT                       800

 Santa Ana #3     San Bernardino     1        Apr 01, 1947           1,200

 Sierra           Los Angeles        1        Jan 12, 1922             240
                                     2        Feb 16, 1922             240
                                                                ----------
                                     TOTAL PLANT                       480

 Mill Creek #1    San Bernardino     1        Sep 07, 1893             800

 Mill Creek #2    San Bernardino     1        Aug 03, 1904             250

 Mill Creek #3    San Bernardino     3        Mar 20, 1903           1,000
                                     4        Jan 23, 1904           1,000
                                     5        Mar 03, 1904           1,000
                                                                ----------
                                     TOTAL PLANT                     3,000

 Bishop Creek #2  Inyo               1        Nov 00, 1908           2,500
                                     2        Nov 00, 1908           2,500
                                     3        Jun 00, 1911           2,320
                                                                ----------
                                     TOTAL PLANT                     7,320

 Bishop Creek #3  Inyo               1        Jun 12, 1913           2,750
                                     2        Jun 12, 1913           2,340
                                     3        Jun 12, 1913           2,500
                                                                ----------
                                     TOTAL PLANT                     7,590

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
EASTERN REGION HYDRO PLANTS:(continued)
---------------------------------------
 Bishop Creek #4  Inyo               1        Sep 20, 1905           1,000
                                     2        Sep 20, 1905           1,000
                                     3                1906           1,985
                                     4        Oct 01, 1907           1,985
                                     5                1909           1,985
                                                                ----------
                                     TOTAL PLANT                     7,955

 Bishop Creek #5  Inyo               1        May 30, 1943           2,000
                                     2        Jun 01, 1919           2,532
                                                                ----------
                                     TOTAL PLANT                     4,532

 Bishop Creek #6  Inyo               1        Mar 12, 1913           1,600

 Lundy            Mono               1        Dec 09, 1911           1,500
                                     2        Feb 02, 1912           1,500
                                                                ----------
                                     TOTAL PLANT                     3,000

 Poole            Mono               1                1924          11,250

 Rush Creek       Mono               1        Oct 17, 1916           4,400
                                     2        Dec 11, 1917           4,000
                                                                ----------
                                     TOTAL PLANT                     8,400
                                                                ==========
                  TOTAL EASTERN REGION HYDROELECTRIC PLANTS        146,265
                  -----------------------------------------

TOTAL HYDROELECTRIC PLANTS                                       1,169,335
--------------------------                                      ==========


OTHER:
------
 SYN FUEL,IGCC - DEMO:
 ---------------------

  Cool Water Coal San Bernardino     1        Jun 24, 1984         100,000


 BATTERY STORAGE:
 ----------------

  Chino Battery StorageChino         1        Jan 03, 1991          10,000
                                                                ----------
TOTAL OTHER:                                                       110,000
------------

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM):                        15,946,778
==========================================                      ==========

ISOLATED SYSTEMS:
-----------------

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
 Pebbly Beach (Diesel)Los Angeles    7        Jul 03, 1958           1,000
                  (Catalina)         8        Jun 26, 1963           1,500
                                     10       Jul 25, 1966           1,125
                                     12       Jun 18, 1976           1,550
                                     14       Oct 24, 1986           1,400
                                     15       Dec 31, 1995           2,800
                                                                ----------
                                                                     9,375

 Catalina Hydro   Los Angeles        1        May 05, 1983              30
                  (Catalina)         2        Jul 24, 1985              22
                                     3        Jul 24, 1985              57
                                                                ----------
                                                                       109
                                                                ==========
TOTAL SCE OWNED RESOURCES:                                           9,484
-----------------------------

TOTAL ISOLATED SYSTEMS RESOURCES:                                    9,484
================================                                ==========

<PAGE 41>

       Attached hereto as Exhibit A are the following financial statements dated as of December 31, 1996, or for the year then ended:

A.1. Edison International and Subsidiaries Consolidating Balance Sheet. [Pages 44-47]
A.2. Edison International and Subsidiaries Consolidating Statements of Income and Retained Earnings. [Pages 48-49]
A.3. Southern California Edison Company and Subsidiaries Consolidating Balance Sheet. [Pages 50-55]
A.4. Southern California Edison Company and Subsidiaries Consolidating Statements of Income and Retained Earnings. [Pages 56-58]
A.5. Southern California Edison Company and Subsidiaries Equity Investments. [Page 59]
A.6. Edison Enterprises and Subsidiaries Consolidating Balance Sheet. [Pages 60-61]
A.7. Edison Enterprises and Subsidiaries Consolidating Statement of Income and Retained Earnings. [Page 62]
A.8.   The Mission Group Consolidating Balance Sheet.  [Pages 63-68]
A.9. The Mission Group Consolidating Statements of Income and Retained Earnings. [Pages 69-71]
A.10. Edison Capital and Subsidiaries Consolidating Balance Sheet. (ASSETS) [Pages 72-97] (LIABILITIES) [Pages 92-123]
A.11. Edison Capital and Subsidiaries Consolidating Statements of Income and Retained Earnings. [Pages 124-149]
A.12. Edison Capital Equity Investments in Real Estate Limited Partnerships. [Pages 150-190]
A.13. Mission Land Company and Subsidiaries Consolidating Balance Sheet. [Pages 191-202]
A.14. Mission Land Company and Subsidiaries Consolidating Statements of Income and Retained Earnings. [Pages 203-208]
A.15.  Mission Land Company and Subsidiaries Equity Investments.  [Page
       209]
A.16. Mission Power Engineering Company and Subsidiaries Consolidating Balance Sheet. [Pages 210-213]
A.17. Mission Power Engineering Company and Subsidiaries Consolidating Statements of Income and Retained Earnings. [Pages 214-215]
A.18. Edison Mission Energy and Subsidiaries Consolidating Balance Sheet. [Pages 216-273]
A.19. Edison Mission Energy and Subsidiaries Consolidating Statements of Income and Retained Earnings. [Pages 274-302]
A.20.  Edison Mission Energy and Subsidiaries Equity Investments.  [Pages
       303-315]
A.21.  Hanover Energy Company Consolidating Balance Sheet.  [Pages 316-
       319]
A.22. Hanover Energy Company Consolidating Statements of Income and Retained Earnings. [Pages 320-321]
A.23.  Mission Energy Fuel Company Consolidating Balance Sheet.  [Pages
       322-327]
A.24. Mission Energy Fuel Company Consolidating Statements of Income and Retained Earnings. [Pages 328-330]
A.25.  MEC International B.V. Consolidating Balance Sheet.  [Pages 331-
       350]
A.26. MEC International B.V. Consolidating Statements of Income and Retained Earnings. [Pages 351-360]
A.27. MEC International B.V., Edison Mission Energy Asia Company Consolidating Balance Sheet. [Pages 361-364]
A.28. MEC International B.V., Edison Mission Energy Asia Company Consolidating Statements of Income and Retained Earnings. [Pages 365-366]
A.29. MEC International B.V., Edison Mission Energy Asia Pte Ltd. Consolidating Balance Sheet. [Pages 367-370]
A.30. MEC International B.V., Edison Mission Energy Asia Pte Ltd. Consolidating Statements of Income and Retained Earnings. [Pages 371-372]

A.31. MEC International B.V., Edison Mission Energy Holdings Pty. Ltd. Consolidating Balance Sheet. [Pages 373-378]
A.32. MEC International B.V., Edison Mission Energy Holdings Pty. Ltd. Consolidating Income Statement. [Pages 379-381]
A.33. MEC International B.V., Loy Yang Holdings Pty. Ltd. Consolidating Balance Sheet. [Pages 382-387]
A.34. MEC International B.V., Loy Yang Holdings Pty. Ltd. Consolidating Income Statement. [Pages 388-390]
A.35. Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd. Consolidating Balance Sheet. [Pages 391-394]
A.36. Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd. Consolidating Income Statement. [Pages 395-396]
A.37. MEC International B.V., Latrobe Power Pty. Ltd. Consolidating Balance Sheet. [Pages 397-400]
A.38. MEC International B.V., Latrobe Power Pty. Ltd. Consolidating Income Statement. [Pages 401-402]
A.39. Loy Yang Holdings Pty. Ltd., Edison Mission Energy Australia Ltd. Consolidating Balance Sheet. [Pages 403-406]
A.40. Loy Yang Holdings Pty. Ltd., Edison Mission Energy Australia Ltd. Consolidating Income Statement. [Pages 407-408]
A.41. Loy Yang Holdings Pty. Ltd., Mission Energy Ventures Australia Pty. Ltd. Consolidating Balance Sheet. [Pages 409-412]
A.42. Loy Yang Holdings Pty. Ltd., Mission Energy Ventures Australia Pty. Ltd. Consolidating Income Statement. [Pages 413-414]
A.43. MEC International B.V., Traralgon Power Pty. Ltd. Consolidating Balance Sheet. [Pages 415-418]
A.44. MEC International B.V., Traralgon Power Pty. Ltd. Consolidating Income Statement. [Pages 419-420]
A.45. Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd. Consolidating Balance Sheet. [Pages 421-424]
A.46. Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd. Consolidating Income Statement. [Pages 425-426]
A.47. MEC International B.V., Hydro Energy B.V., Edison Mission Energy Espana Consolidating Balance Sheet. [Pages 427-428 & 444-445]
A.48. MEC International B.V., Hydro Energy B.V., Edison Mission Energy Espana Consolidating Income Statement. [Pages 461-462]
A.49. MEC International B.V., Hydro Energy B.V. Consolidating Balance Sheet. [Pages 429-430 & 446-447]
A.50. MEC International B.V., Hydro Energy B.V. Consolidating Income Statement. [Pages 463-464]
A.51. MEC International B.V., Hydro Energy B.V., Iberica de Energias, S.A. Consolidating Balance Sheet. [Pages 431-432 & 448-449]
A.52. MEC International B.V., Hydro Energy B.V., Iberica de Energias, S.A. Consolidating Income Statement. [Pages 465-466]
A.53. MEC International B.V., Iberian Hy-Power Amsterdam B.V. Consolidating Balance Sheet. [Pages 433-435 & 450-452]
A.54. MEC International B.V., Iberian Hy-Power Amsterdam B.V. Consolidating Income Statement. [Pages 467-469]
A.55. MEC International B.V., Iberian Hy-Power Amsterdam B.V., Hidroelectrica del Sossis, S.A. Consolidating Balance Sheet. [Pages 436-437 & 453-454]
A.56. MEC International B.V., Iberian Hy-Power Amsterdam B.V., Hidroelectrica del Sossis, S.A. Consolidating Income Statement. [Pages 470-471]
A.57. MEC International B.V., Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V. Consolidating Balance Sheet. [Pages 438-439 & 455-456]
A.58. MEC International B.V., Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V. Consolidating Income Statement. [Pages 472-473]
A.59. Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V., Edison Mission Energy Espana Consolidating Balance Sheet. [Pages 440-441 & 457-458]
A.60. Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V., Edison Mission Energy Espana Consolidating Income Statement. [Pages 474-475]
A.61. Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V., Iberica de Energias, S.A. Consolidating Balance Sheet. [Pages 442-443 & 459-460]
A.62. Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V., Iberica de Energias, S.A. Consolidating Income Statement. [Pages 476-477]
A.63 MEC International B.V., MEC International Holdings B.V. Consolidating Balance Sheet. [Pages 478-491]
A.64. MEC International B.V., MEC International Holdings B.V. Consolidating Statements of Income and Retained Earnings. [Pages 492-498]
A.65. MEC International Holdings B.V., Edison Mission Energy Asia Company Consolidating Balance Sheet. [Pages 499-502]
A.66. MEC International Holdings B.V., Edison Mission Energy Asia Company Consolidating Statements of Income and Retained Earnings. [Pages 503-504]
A.67. MEC International Holdings B.V., MEC Wales B.V. Consolidating Balance Sheet. [Pages 505-510]
A.68. MEC International Holdings B.V., MEC Wales B.V. Consolidating Statements of Income and Retained Earnings. [Pages 511-513]
A.69. MEC International B.V., Pride Hold Limited Consolidating Balance Sheet. [Pages 514-517]
A.70. MEC International B.V., Pride Hold Limited Consolidating Income Statement. [Pages 518-519]
A.71. MEC International B.V., Mission Energy Company (U.K.) Limited Consolidating Balance Sheet. [Pages 520-525]
A.72. MEC International B.V., Mission Energy Company (U.K.) Limited Consolidating Income Statement. [Pages 526-528]
A.73. Mission Energy Company (U.K.) Limited, Pride Hold Ltd. Consolidating Balance Sheet. [Pages 529-532]
A.74. Mission Energy Company (U.K.) Limited, Pride Hold Ltd. Consolidating Income Statement. [Pages 533-534]
A.75. Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited Consolidating Balance Sheet. [Pages 535-538]
A.76. Mission Energy Company (UK) Limited, Mission Hydro (UK) Limited Consolidating Income Statement. [Pages 539-540]
A.77. MEC International B.V., MEC Wales B.V. Consolidating Balance Sheet. [Pages 541-546]
A.78. MEC International B.V., Mission Energy Company (U.K.) Limited Consolidating Income Statement. [Pages 547-549]
A.79.  MEC International B.V. Equity Investments. [Pages 550-553]


<PAGE 43a>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Southern
                                                      California         The Mission          Edison
                                                      Edison Co.            Group           Enterprises
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost                          $20,400,387
Less-accumulated provision for depreciation
  and decommissioning                                      9,431,071
                                                     ------------------------------------------------------
                                                          10,969,316
Construction work in progress                                556,645
Nuclear fuel, at amortized cost                              176,827
                                                     ------------------------------------------------------
Total utility plant                                       11,702,788
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                  63,931        $3,506,162
Nuclear decommissioning trusts                             1,485,525
Investments in partnerships
  and unconsolidated subsidiaries                                            1,371,824
Investments in leveraged leases                                                584,515
Other investments                                            103,973
                                                     ------------------------------------------------------
Total other property and investments                       1,653,429         5,462,501
                                                     ------------------------------------------------------
Cash and equivalents                                         319,942           541,963
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    921,083           217,814
Fuel inventory                                                72,480
Materials and supplies, at average cost                      154,266
Accumulated deferred income taxes - net                      240,429
Prepayments and other current assets                         105,137             8,394
                                                     ------------------------------------------------------
Total current assets                                       1,813,337           768,171
                                                     ------------------------------------------------------
Unamortized debt issuance and
  reacquisition expense                                      346,834
Rate phase-in plan                                            50,703
Unamortized nuclear plant--net
Income tax-related deferred charges                        1,741,091
Other deferred charges                                       428,370           605,811
                                                     ------------------------------------------------------
Total deferred charges                                     2,566,998           605,811
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $17,736,552        $6,836,483
                                                     ======================================================

<PAGE 44>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Edison
                                                        Edison          Consolidating      International
                                                     International       Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost                                                             $20,400,387
Less-accumulated provision for depreciation
  and decommissioning                                                                         9,431,071
                                                     ------------------------------------------------------
                                                                                             10,969,316
Construction work in progress                                                                   556,645
Nuclear fuel, at amortized cost                                                                 176,827
                                                     ------------------------------------------------------
Total utility plant                                                                          11,702,788
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                    $144                          3,570,237
Nuclear decommissioning trusts                                                                1,485,525
Investments in partnerships
  and unconsolidated subsidiaries                          6,552,631      $(6,552,631)        1,371,824
Investments in leveraged leases                                                                 584,515
Other investments                                                                               103,973
                                                     ------------------------------------------------------
Total other property and investments                       6,552,775       (6,552,631)        7,116,074
                                                     ------------------------------------------------------
Cash and equivalents                                          34,689                            896,594
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    125,697         (170,096)        1,094,498
Fuel inventory                                                                                   72,480
Materials and supplies, at average cost                                                         154,266
Accumulated deferred income taxes - net                                                         240,429
Prepayments and other current assets                             123                            113,654
                                                     ------------------------------------------------------
Total current assets                                         160,509         (170,096)        2,571,921
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                                                       346,834
Rate phase-in plan                                                                               50,703
Unamortized nuclear plant--net
Income tax-related deferred charges                                                           1,741,091
Other deferred charges                                            65           (5,043)        1,029,203
                                                     ------------------------------------------------------
Total deferred charges                                            65           (5,043)        3,167,831
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $6,713,349      ($6,727,770)      $24,558,614
                                                     ======================================================

<PAGE 45>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                         Southern
                                                        California         The Mission        Edison
                                                        Edison Co.            Group         Enterprises
                                                       Consolidated       Consolidated     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                           $2,168,054         $147,866
    Additional Paid in Capital                                210,857          821,712
    Cumulative Translation Adjustments, Net                                     63,898
    Unrealized gain in equity investments-net
    Retained earnings                                       2,665,612          474,631
                                                       ------------------------------------------------------
                                                            5,044,523        1,508,107
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                         283,755
  Subject to mandatory redemption                             275,000          150,000
Long-term debt                                              4,778,703        2,695,976
                                                       ------------------------------------------------------
Total capitalization                                       10,381,981        4,354,083
                                                       ------------------------------------------------------
Other long-term liabilities                                   423,925
                                                       ------------------------------------------------------
Current portion of long-term debt                             501,470           90,673
Short-term debt                                               230,149
Accounts payable                                              392,779           80,914
Accrued taxes                                                 484,688           36,105
Accrued interest                                               93,363           37,421
Dividends payable                                             108,563
Regulatory balancing accounts--net                            181,488
Deferred unbilled revenue and other
   current liabilities                                        825,317          234,936
                                                       ------------------------------------------------------
Total current liabilities                                   2,817,817          480,049
                                                       ------------------------------------------------------
Accumulated deferred income taxes - net                     3,170,696        1,113,153
Accumulated deferred investment tax credits                   347,118           25,259
Customer advances and other deferred credits                  595,015          156,900
                                                       ------------------------------------------------------
Total deferred credits                                      4,112,829        1,295,312
                                                       ------------------------------------------------------
Minority interest                                                              707,039
                                                       ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $17,736,552       $6,836,483
                                                       ======================================================

<PAGE 46>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Edison
                                                        Edison          Consolidating      International
                                                     International       Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                           $2,547,403      $(2,315,920)      $2,547,403
    Additional Paid in Capital                                              (1,032,569)
    Cumulative Translation Adjustments, Net                    63,898          (63,898)          63,898
    Unrealized gain in equity investments-net                  33,382                            33,382
    Retained earnings                                       3,752,549       (3,140,244)       3,752,549
                                                       ------------------------------------------------------
                                                            6,397,232       (6,552,631)       6,397,232
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                                           283,755
  Subject to mandatory redemption                                                               425,000
Long-term debt                                                                                7,474,679
                                                       ------------------------------------------------------
Total capitalization                                        6,397,232       (6,552,631)      14,580,666
                                                       ------------------------------------------------------
Other long-term liabilities                                                                     423,925
                                                       ------------------------------------------------------
Current portion of long-term debt                                                               592,143
Short-term debt                                               196,949          (30,000)         397,098
Accounts payable                                                2,177          (38,213)         437,657
Accrued taxes                                                   9,572                           530,365
Accrued interest                                                1,090             (795)         131,079
Dividends payable                                             106,131         (106,131)         108,563
Regulatory balancing accounts--net                                                              181,488
Deferred unbilled revenue and other                            (1,013)                        1,059,240
                                                       ------------------------------------------------------
Total current liabilities                                     314,906         (175,139)       3,437,633
                                                       ------------------------------------------------------
Accumulated deferred income taxes - net                          (630)                        4,283,219
Accumulated deferred investment tax credits                                                     372,377
Customer advances and other deferred credits                    1,841                           753,755
                                                       ------------------------------------------------------
Total deferred credits                                          1,211                         5,409,351
                                                       ------------------------------------------------------
Minority interest                                                                               707,039
                                                       ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $6,713,349      ($6,727,770)     $24,558,614
                                                       ======================================================

<PAGE 47>

Edison International and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                       Southern
                                                      California         The Mission          Edison
                                                      Edison Co.            Group           Enterprises
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
Electric utility revenue                                $7,583,382
Diversified operations                                                     $961,474
                                                     ------------------------------------------------------
Total operating revenue                                  7,583,382          961,474
                                                     ------------------------------------------------------
Fuel                                                       630,512          137,151
Purchased power                                          2,705,880
Provisions for regulatory adjustment
  clauses - net                                           (225,908)
Other operating expenses                                 1,178,316          369,010
Maintenance                                                329,371            2,017
Depreciation and decommissioning                         1,063,505          109,282
Income taxes                                               578,329           (6,037)
Property and other taxes                                   190,284            6,420
                                                     ------------------------------------------------------
Total operating expenses                                 6,450,289          617,843
                                                     ------------------------------------------------------
Operating income                                         1,133,093          343,631
                                                     ------------------------------------------------------
Provision for rate phase-in plan                           (84,288)
Allowance for equity funds used during
  construction                                              15,579
Interest income                                             37,855           24,749
Minority interest                                                           (69,512)
Other nonoperating income - net                             (3,623)          (9,452)
                                                     ------------------------------------------------------
Total other income (deductions) - net                      (34,477)         (54,215)
                                                     ------------------------------------------------------
Income before interest and other expense                 1,098,616          289,416
                                                     ------------------------------------------------------
Interest on long-term debt                                 380,812          222,590
Other interest expense                                      73,914              701
Allowance for borrowed funds used during
  construction                                              (9,794)
Capitalized interest                                        (1,711)         (56,092)
Dividends on subsidiary preferred
  securities                                                34,395           13,100
                                                     ------------------------------------------------------
Total interest and other expenses - net                    477,616          180,299
                                                     ------------------------------------------------------
NET INCOME                                                 621,000          109,117
Retained earnings - beginning of year                    2,780,058          535,514
Dividends declared on common stock                        (735,446)        (170,000)
Stock repurchase and retirement
                                                     ------------------------------------------------------
Retained earnings - end of year                         $2,665,612         $474,631
                                                     ======================================================

<PAGE 48>

Edison International and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                                              Edison
                                                        Edison          Consolidating      International
                                                     International       Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                                    $7,583,382
Diversified operations                                      $29,539        ($29,911)           961,102
                                                     ------------------------------------------------------
Total operating revenue                                      29,539         (29,911)         8,544,484
                                                     ------------------------------------------------------
Fuel                                                                                           767,663
Purchased power                                                                              2,705,880
Provisions for regulatory adjustment
  clauses - net                                                                               (225,908)
Other operating expenses                                     37,551          29,840          1,555,037
Maintenance                                                                                    331,388
Depreciation and decommissioning                                 14                          1,172,801
Income taxes                                                 (8,917)                           563,375
Property and other taxes                                                                       196,704
                                                     ------------------------------------------------------
Total operating expenses                                     28,648         (29,840)         7,066,940
                                                     ------------------------------------------------------
Operating income                                                891                          1,477,544
                                                     ------------------------------------------------------
Provision for rate phase-in plan                                                               (84,288)
Allowance for equity funds used during
  construction                                                                                  15,579
Interest income                                               1,844                             64,448
Minority interest                                                                              (69,512)
Other nonoperating income - net                                                                (13,075)
                                                     ------------------------------------------------------
Total other income (deductions) - net                         1,844                            (86,848)
                                                     ------------------------------------------------------
Income before interest and other expense                      2,735                          1,390,696
                                                     ------------------------------------------------------
Interest on long-term debt                                                                     603,402
Other interest expense                                       16,104                             90,719
Allowance for borrowed funds used during
  construction                                                                                  (9,794)
Capitalized interest                                                                           (57,803)
Dividends on subsidiary preferred
  securities                                                                                    47,495
                                                     ------------------------------------------------------
Total interest and other expenses - net                      16,104            (911)           673,108
                                                     ------------------------------------------------------
NET INCOME                                                  (13,369)                           716,748
Retained earnings - beginning of year                     3,699,572      (3,315,572)         3,699,572
Dividends declared on common stock                                          470,116           (435,330)
Stock repurchase and retirement                              66,346        (294,787)          (228,441)
                                                     ------------------------------------------------------
Retained earnings - end of year                          $3,752,549     ($3,140,244)        $3,752,549
                                                     ======================================================

<PAGE 49>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                      California
                                                       Electric         Conservation          Energy
                                                         Power            Financing          Services
                                                        Company          Corporation           Inc.
============================================================================================================
ASSETS                                                (Inactive)         (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                        $48
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                                 48
                                                     ------------------------------------------------------
Cash and equivalents                                                                              1,111
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                         4,256
Fuel inventory
Materials and supplies, at average cost                                                              84
Accumulated deferred income taxes - net
Prepayments and other current assets                                                              1,846
                                                     ------------------------------------------------------
Total current assets                                                                              7,297
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                                     $7,345
                                                     ======================================================

<PAGE 50>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                             SCE             Southern
                                                      Mono Power           Capital            States
                                                        Company            Company            Realty
============================================================================================================
ASSETS                                                (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                $818                                    $69
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                         818                                     69
                                                     ------------------------------------------------------
Cash and equivalents                                         161                                  1,079
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                  $200,005                  30
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                              10
Prepayments and other current assets                                                              2,546
                                                     ------------------------------------------------------
Total current assets                                         161            200,005               3,665
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                                       407
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges                                                                 402
Other deferred charges                                                       (5,468)
                                                     ------------------------------------------------------
Total deferred charges                                                       (5,061)                402
                                                     ------------------------------------------------------
TOTAL ASSETS                                                $979           $194,944              $4,136
                                                     ======================================================

<PAGE 51>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                             Southern
                                                       Southern                             California
                                                      California        Consolidating       Edison Co.
                                                      Edison Co.         Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost                         $20,400,387                          $20,400,387
Less-accumulated provision for depreciation
  and decommissioning                                    (9,431,071)                          (9,431,071)
                                                     ------------------------------------------------------
                                                         10,969,316                           10,969,316
Construction work in progress                               556,645                              556,645
Nuclear fuel, at amortized cost                             176,827                              176,827
                                                     ------------------------------------------------------
Total utility plant                                      11,702,788                           11,702,788
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 62,996                               63,931
Nuclear decommissioning trusts                            1,485,525                            1,485,525
Investments in partnerships
  and unconsolidated subsidiaries                             3,509            ($3,509)
Investments in leveraged leases
Other investments                                           103,973                              103,973
                                                     ------------------------------------------------------
Total other property and investments                      1,656,003             (3,509)        1,653,429
                                                     ------------------------------------------------------
Cash and equivalents                                        317,591                              319,942
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   923,186           (206,394)          921,083
Fuel inventory                                               72,480                               72,480
Materials and supplies, at average cost                     154,182                              154,266
Accumulated deferred income taxes - net                     240,419                              240,429
Prepayments and other current assets                        100,745                              105,137
                                                     ------------------------------------------------------
Total current assets                                      1,808,603           (206,394)        1,813,337
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                   346,834               (407)          346,834
Rate phase-in plan                                           50,703                               50,703
Unamortized nuclear plant--net
Income tax-related deferred charges                       1,740,689                            1,741,091
Other deferred charges                                      428,370              5,468           428,370
                                                     ------------------------------------------------------
Total deferred charges                                    2,566,596              5,061         2,566,998
                                                     ------------------------------------------------------
TOTAL ASSETS                                            $17,733,990          ($204,842)      $17,736,552
                                                     ======================================================

<PAGE 52>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                      California
                                                       Electric         Conservation          Energy
                                                         Power            Financing          Services
                                                        Company          Corporation           Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)         (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                     $100
    Cumulative translation adjustment-net
    Unrealized gain in equity investments-net
    Retained earnings                                                                             1,721
                                                     ------------------------------------------------------
                                                                                                  1,821
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                                                              1,821
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                                                  4,827
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                                         4,827
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                             697
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                              697
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                             $7,345
                                                     ======================================================

<PAGE 53>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                             SCE             Southern
                                                      Mono Power           Capital            States
                                                        Company            Company            Realty
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                                $20
    Additional Paid in Capital                            $2,749                100              $2,805
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                     (2,694)            (2,187)                895

                                                     ------------------------------------------------------
                                                              55             (2,067)              3,700
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              194,939
                                                     ------------------------------------------------------
Total capitalization                                          55            192,872               3,700
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                             106              1,457                  30
Accrued taxes
Accrued interest                                                                615
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    106              2,072                  30
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                             406
Accumulated deferred investment tax credits
Customer advances and other deferred credits                 818
                                                     ------------------------------------------------------
Total deferred credits                                       818                                    406
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $979           $194,944              $4,136
                                                     ======================================================

<PAGE 54>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                             Southern
                                                       Southern                             California
                                                      California         Consulating        Edison Co.
                                                      Edison Co.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $2,168,054            ($20)         $2,168,054
    Additional Paid in Capital                              210,857          (5,754)            210,857
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                     2,665,281           2,595           2,665,612
                                                     ------------------------------------------------------
                                                          5,044,523          (3,509)          5,044,523
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                       283,755                             283,755
  Subject to mandatory redemption                           275,000                             275,000
Long-term debt                                            4,778,703        (194,939)          4,778,703
                                                     ------------------------------------------------------
Total capitalization                                     10,381,981        (198,448)         10,381,981
                                                     ------------------------------------------------------
Other long-term liabilities                                 423,925                             423,925
                                                     ------------------------------------------------------
Current portion of long-term debt                           501,470                             501,470
Short-term debt                                             230,149                             230,149
Accounts payable                                            392,753          (6,394)            392,779
Accrued taxes                                               484,688                             484,688
Accrued interest                                             92,748                              93,363
Dividends payable                                           108,563                             108,563
Regulatory balancing accounts--net                          181,488                             181,488
Deferred unbilled revenue and other                         825,317                             825,317
                                                     ------------------------------------------------------
Total current liabilities                                 2,817,176          (6,394)          2,817,817
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   3,169,593                           3,170,696
Accumulated deferred investment tax credits                 347,118                             347,118
Customer advances and other deferred credits                594,197                             595,015
                                                     ------------------------------------------------------
Total deferred credits                                    4,110,908                           4,112,829
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $17,733,990       ($204,842)        $17,736,552
                                                     ======================================================

<PAGE 55>

Southern California Edison Co. and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                      California
                                                       Electric         Conservation          Energy
                                                         Power            Financing          Services
                                                        Company          Corporation           Inc.
============================================================================================================
                                                      (Inactive)               (Inactive)
Electric utility revenue                                                                       $11,946
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                                         11,946
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                        11,804
Maintenance
Depreciation and decommissioning
Income taxes                                                                                       (44)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                                        11,760
                                                     ------------------------------------------------------
Operating income                                                                                   186
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                     43
Minority interest
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                                               43
                                                     ------------------------------------------------------
Income before interest and other expenses                                                          229
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                                              68
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                             68
                                                     ------------------------------------------------------
NET INCOME                                                                                         161
Retained earnings - beginning of year                                                            1,561
Dividends declared on stock
                                                     ------------------------------------------------------
Retained earnings - end of year                                                                 $1,722
                                                     ======================================================

<PAGE 56>

Southern California Edison Co. and Subsidiaries
Consolidating Statement of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                             SCE             Southern
                                                      Mono Power           Capital            States
                                                        Company            Company            Realty
============================================================================================================
                                                      (Inactive)
Electric utility revenue                                      $3                                $2,454
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                        3                                 2,454
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                       3                $13              2,085
Maintenance
Depreciation and decommissioning
Income taxes                                                                     (5)               166
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       3                  8              2,251
                                                     ------------------------------------------------------
Operating income                                                                 (8)               203
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                              15,536
Minority interest
Other - net                                                                                        (23)
                                                     ------------------------------------------------------
Total other income (deductions) - net                                        15,536                (23)
                                                     ------------------------------------------------------
Income before interest and other expenses                                    15,528                180
                                                     ------------------------------------------------------
Interest on long-term debt                                                   15,536
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                      15,536
                                                     ------------------------------------------------------
NET INCOME                                                                       (8)               180
Retained earnings - beginning of year                     (2,694)            (2,179)               715
Dividends declared on stock
                                                     ------------------------------------------------------
Retained earnings - end of year                          ($2,694)           ($2,187)              $895
                                                     ======================================================

<PAGE 57>

Southern California Edison Co. and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                                             Southern
                                                       Southern                             California
                                                      California        Consolidating       Edison Co.
                                                      Edison Co.         Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                 $7,571,048         $(2,069)          $7,583,382
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   7,571,048          (2,069)           7,583,382
                                                     ------------------------------------------------------
Fuel                                                        630,511               1              630,512
Purchased power                                           2,705,880                            2,705,880
Provisions for regulatory adjustment
  clauses - net                                            (225,908)                            (225,908)
Other operating expenses                                  1,166,481          (2,070)           1,178,316
Maintenance                                                 329,371                              329,371
Depreciation and decommissioning                          1,063,505                            1,063,505
Income taxes                                                578,212                              578,329
Property and other taxes                                    190,284                              190,284
                                                     ------------------------------------------------------
Total operating expenses                                  6,438,336          (2,069)           6,450,289
                                                     ------------------------------------------------------
Operating income                                          1,132,712                            1,133,093
                                                     ------------------------------------------------------
Provision for rate phase-in plan                            (84,288)                             (84,288)
Allowance for equity funds used during
  construction                                               15,579                               15,579
Interest income                                              37,880         (15,604)              37,855
Minority interest
Other - net                                                  (3,600)                              (3,623)
                                                     ------------------------------------------------------
Total other income (deductions) - net                       (34,429)        (15,604)             (34,477)
                                                     ------------------------------------------------------
Income before interest and other expenses                 1,098,283         (15,604)           1,098,616
                                                     ------------------------------------------------------
Interest on long-term debt                                  380,812         (15,536)             380,812
Other interest expense                                       73,914             (68)              73,914
Allowance for borrowed funds used during
  construction                                               (9,794)                              (9,794)
Capitalized interest                                         (1,711)                              (1,711)
Dividends on preferred securities                            34,395                               34,395
                                                     ------------------------------------------------------
Total interest and other expenses - net                     477,616         (15,604)             477,616
                                                     ------------------------------------------------------
NET INCOME                                                  620,669              (2)             621,000
Retained earnings - beginning of year                     2,780,058           2,597            2,780,058
Dividends declared on stock                                (735,446)                            (735,446)
                                                     ------------------------------------------------------
Retained earnings - end of year                          $2,665,281          $2,595           $2,665,612
                                                     ======================================================

<PAGE 58>

Southern California Edison Company and Subsidiaries
Equity Investments
December 31, 1996



                                                      Mono Power
                                                        Company
=====================================================================
=====================================================================

Name of Entity:                                       Bear Creek
                                                        Uranium
                                                        Company









Ownership Interest:                                         50%


Nature/Purpose of Business:                                 (a)


Ownership Interest in (000):

   Assets

   Revenue

   Net Income




(a)  To develop and operate an integrated uranium mining complex in Wyoming.
<PAGE 59>

Edison Enterprises and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                                   Edison
                                                       Edison        Edison     Consolidating    Enterprises
                                                     Transenergy   Enterprises   Adjustments    Consolidated
==============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ---------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ---------------------------------------------------------
Total utility plant
                                                   ---------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                   ---------------------------------------------------------
Total other property and investments
                                                   ---------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                   ---------------------------------------------------------
Total current assets
                                                   ---------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                   ----------------------------------------------------------
Total deferred charges
                                                   ----------------------------------------------------------
TOTAL ASSETS
                                                   ==========================================================

Edison Enterprises and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                                                   Edison
                                                       Edison        Edison     Consolidating    Enterprises
                                                     Transenergy   Enterprises   Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings
    Cumulative Translation Adjustments, Net
                                                   ---------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                   ---------------------------------------------------------
Total capitalization
                                                   ---------------------------------------------------------
Other long-term liabilities
                                                   ---------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                   ---------------------------------------------------------
Total current liabilities
                                                   ---------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                   ---------------------------------------------------------
Total deferred credits
                                                   ---------------------------------------------------------
Minority interest
                                                   ---------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                   =========================================================

<PAGE 61

Edison Enterprises and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                                                   Edison
                                                       Edison        Edison     Consolidating    Enterprises
                                                     Transenergy   Enterprises   Adjustments    Consolidated
============================================================================================================


Electric utility revenue
Diversified operations
                                                   ---------------------------------------------------------
Total operating revenue
                                                   ---------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ---------------------------------------------------------
Total operating expenses
                                                   ---------------------------------------------------------
Operating income
                                                   ---------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   ---------------------------------------------------------
Total other income (deductions) - net
                                                   ---------------------------------------------------------
Income before interest and other expenses
                                                   ---------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ---------------------------------------------------------
Total interest and other expenses - net
                                                   ---------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   --------------------------------------------------------
Retained Earnings - end of year
                                                   ========================================================

<PAGE 62>

The Mission Group
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                      The Mission                             Edison
                                                         Group            Edison EV           Source
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                    $605             $1,852
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                      $1,317,024
                                                     ------------------------------------------------------
Total other property and investments                    1,317,024                605              1,852
                                                     ------------------------------------------------------
Cash and equivalents                                          221                156
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  10,947                834              2,383
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             228                 94
                                                     ------------------------------------------------------
Total current assets                                       11,168              1,218              2,477
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     10,637
                                                     -------------------------------------------------------
Total deferred charges                                     10,637
                                                     -------------------------------------------------------
TOTAL ASSETS                                           $1,338,829             $1,823             $4,329
                                                     =======================================================

<PAGE 63>

The Mission Group
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Mission
                                                                           Edison              Land
                                                        Edison             Capital            Company
                                                        Select          Consolidated       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 $414            $38,951           $215,042
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            458,192
Investments in leveraged leases                                              584,515
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          414          1,081,658            215,042
                                                     ------------------------------------------------------
Cash and equivalents                                                         149,264              8,688
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     190            111,240             14,823
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                           70                583                252
                                                     ------------------------------------------------------
Total current assets                                          260            261,087             23,763
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                          1             80,257             16,860
                                                     -------------------------------------------------------
Total deferred charges                                          1             80,257             16,860
                                                     -------------------------------------------------------
TOTAL ASSETS                                                 $675         $1,423,002           $255,665
                                                     =======================================================

<PAGE 64>

The Mission Group
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                    Mission Power     Edison
                                                     Engineering     Mission                    The Mission
                                                       Company        Energy    Consolidating       Group
                                                    Consolidated  Consolidated   Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ---------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ---------------------------------------------------------
Total utility plant
                                                   ---------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $750    $3,248,548                     $3,506,162
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     915,883       ($2,251)       1,371,824
Investments in leveraged leases                                                                      584,515
Other investments                                                                (1,317,024)
                                                   ---------------------------------------------------------
Total other property and investments                        750     4,164,431    (1,319,275)       5,462,501
                                                   ---------------------------------------------------------
Cash and equivalents                                                  383,634                        541,963
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                              88,424       (11,027)         217,814
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                    7,167                          8,394
                                                   ---------------------------------------------------------
Total current assets                                                  479,225       (11,027)         768,171
                                                   ---------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      367       508,816       (11,127)         605,811
                                                   ----------------------------------------------------------
Total deferred charges                                      367       508,806       (11,127)         605,811
                                                   ----------------------------------------------------------
TOTAL ASSETS                                             $1,117    $5,152,472   ($1,341,429)      $6,836,483
                                                   ==========================================================

<PAGE 65>

The Mission Group
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                      The Mission                             Edison
                                                         Group            Edison EV           Source
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $147,866
    Additional Paid in Capital                            821,712
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                     366,628           ($1,655)           ($6,156)
                                                     ------------------------------------------------------
                                                        1,336,206            (1,655)            (6,156)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                    1,336,206            (1,655)            (6,156)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                               62             2,103              8,155
Accrued taxes                                                                    72
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                         2,561             1,303              1,965
                                                     ------------------------------------------------------
Total current liabilities                                   2,623             3,478             10,120
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                            365
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                             365
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1,338,829            $1,823             $4,329
                                                     ======================================================

<PAGE 66>

The Mission Group
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Mission
                                                                           Edison              Land
                                                        Edison             Capital            Company
                                                        Select          Consolidated       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                              $80,597            $202,408
    Cumulative Translation Adjustments, Net                                       6
    Unrealized gain in equity investments-net
    Retained earnings                                    ($2,052)           160,948              45,576
                                                     ------------------------------------------------------
                                                          (2,052)           241,551             247,984
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                              276,086
                                                     ------------------------------------------------------
Total capitalization                                      (2,052)           517,637             247,984
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock                                         9,679
Short-term debt
Accounts payable                                           1,740             11,322                 600
Accrued taxes                                                                                       628
Accrued interest                                                              2,345
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                          987            175,397                 560
                                                     ------------------------------------------------------
Total current liabilities                                  2,727            198,743               1,788
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                     593,694                 517
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                113,178               5,376
                                                     ------------------------------------------------------
Total deferred credits                                                      706,872               5,893
                                                     ------------------------------------------------------
Minority interest                                                              (250)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $675         $1,423,002            $255,665
                                                     ======================================================

<PAGE 67>

The Mission Group
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                    Mission Power    Edison
                                                     Engineering     Mission                     The Mission
                                                       Company       Energy     Consolidating       Group
                                                    Consolidated   Consolidated  Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $3,000        $64,130      ($67,130)        $147,866
    Additional Paid in Capital                                        629,289      (912,294)         821,712
    Cumulative Translation Adjustments, Net                            63,892                         63,898
    Unrealized gain in equity investments-net
    Retained earnings                                  (12,473)       262,594      (338,779)         474,631
                                                   ---------------------------------------------------------
                                                        (9,473)     1,019,905    (1,318,203)       1,508,107
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                              150,000                        150,000
Long-term debt                                                      2,419,890                      2,695,976
                                                   ---------------------------------------------------------
Total capitalization                                    (9,473)     3,589,795    (1,318,203)       4,354,083
                                                   ---------------------------------------------------------
Other long-term liabilities
                                                   ---------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock                                  80,994                         90,673
Short-term debt
Accounts payable                                             4         67,252      (10,324)           80,914
Accrued taxes                                                          35,405                         36,105
Accrued interest                                                       35,076                         37,421
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                    52,163                        234,936
                                                   ---------------------------------------------------------
Total current liabilities                                    4        270,890      (10,324)          480,049
                                                   ---------------------------------------------------------
Accumulated deferred income taxes - net                               520,190        (1,613)       1,113,153
Accumulated deferred investment tax credits                            25,259                         25,259
Customer advances and other deferred credits            10,586         39,049       (11,289)         156,900
                                                   ---------------------------------------------------------
Total deferred credits                                  10,586        584,498       (12,902)       1,295,312
                                                   ---------------------------------------------------------
Minority interest                                                     707,289                        707,039
                                                   ---------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $1,117     $5,152,472   ($1,341,429)      $6,836,483
                                                   =========================================================

<PAGE 68>

The Mission Group
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                      The Mission                             Edison
                                                         Group            Edison EV           Source
============================================================================================================

Electric utility revenue
Diversified operations                                                         $874             $2,607
                                                     ------------------------------------------------------
Total operating revenue                                                         874              2,607
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    $327              3,822             12,741
Maintenance
Depreciation and decommissioning                                                 47                179
Income taxes                                                (132)            (1,367)            (4,278)
Property and other taxes                                                         27
                                                     ------------------------------------------------------
Total operating expenses                                     195              2,529              8,642
                                                     ------------------------------------------------------
Operating income                                            (195)            (1,655)            (6,035)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                5
Minority interest
Taxes on nonoperating income                                  (2)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                          3
                                                     ------------------------------------------------------
Income before interest and other expenses                   (192)            (1,655)            (6,035)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                                             121
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                            121
                                                     ------------------------------------------------------
NET INCOME                                                  (192)            (1,655)            (6,156)
Retained Earnings - beginning of year                    536,820
  Deduct - Dividends on Common Stock and Other          (170,000)
                                                     ------------------------------------------------------
Retained Earnings - end of year                         $366,628            ($1,655)           ($6,156)
                                                     ======================================================

<PAGE 69>

The Mission Group
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                                              Mission
                                                                           Edison              Land
                                                        Edison             Capital            Company
                                                        Select          Consolidated       Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                       $33            $50,882            $63,244
                                                     ------------------------------------------------------
Total operating revenue                                       33             50,882             63,244
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   3,623             24,047             75,458
Maintenance                                                                                      2,017
Depreciation and decommissioning                              14             14,454              4,735
Income taxes                                              (1,560)           (53,862)           (11,182)
Property and other taxes                                                                         5,829
                                                     ------------------------------------------------------
Total operating expenses                                   2,077            (15,361)            76,857
                                                     ------------------------------------------------------
Operating income                                          (2,044)            66,243            (13,613)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               1,408              3,618
Minority interest                                                                35
Taxes on nonoperating income                                                  8,427             (1,577)
Other nonoperating income - net                                             (21,935)               305
                                                     ------------------------------------------------------
Total other income (deductions) - net                                       (12,065)             2,346
                                                     ------------------------------------------------------
Income before interest and other expenses                 (2,044)            54,178            (11,267)
                                                     ------------------------------------------------------
Interest on long-term debt                                                   13,186              2,287
Other interest expense                                         8                458
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                        8             13,644              2,287
                                                     ------------------------------------------------------
NET INCOME                                                (2,052)            40,534            (13,554)
Retained Earnings - beginning of year                                       140,414             59,130
  Deduct - Dividends on Common Stock and Other                              (20,000)
                                                     -----------------------------------------------------
Retained Earnings - end of year                          ($2,052)          $160,948            $45,576
                                                     ======================================================

<PAGE 70>

The Mission Group
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                    Mission Power    Edison
                                                     Engineering     Mission                     The Mission
                                                       Company       Energy     Consolidating       Group
                                                    Consolidated  Consolidated   Adjustments    Consolidated
============================================================================================================


Electric utility revenue                                            $650,838                       $650,838
Diversified operations                                               192,780           $216         310,636
                                                   ---------------------------------------------------------
Total operating revenue                                              843,618            216         961,474
                                                   ---------------------------------------------------------
Fuel                                                                 137,151                        137,151
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   $64       248,928                        369,010
Maintenance                                                                                           2,017
Depreciation and decommissioning                                      89,853                        109,282
Income taxes                                               (48)       66,303             89          (6,037)
Property and other taxes                                    22           542                          6,420
                                                   ---------------------------------------------------------
Total operating expenses                                    38       542,777             89         617,843
                                                   ---------------------------------------------------------
Operating income                                           (38)      300,841            127         343,631
                                                   ---------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              3        19,715                         24,749
Minority interest                                                    (69,547)                       (69,512)
Taxes on nonoperating income                               (26)      (15,742)                        (8,920)
Other nonoperating income - net                             61        21,037                           (532)
                                                   ---------------------------------------------------------
Total other income (deductions) - net                       38       (44,537)                       (54,215)
                                                   ---------------------------------------------------------
Income before interest and other expenses                            256,304            127         289,416
                                                   ---------------------------------------------------------
Interest on long-term debt                                           207,117                        222,590
Other interest expense                                                   114                            701
Allowance for borrowed funds used during
  construction
Capitalized interest                                                 (56,092)                       (56,092)
Dividends on subsidiary preferred
  securities                                                          13,100                         13,100
                                                   ---------------------------------------------------------
Total interest and other expenses - net                              164,239                        180,299
                                                   ---------------------------------------------------------
NET INCOME                                                            92,065            127         109,177
Retained Earnings - beginning of year                  (12,473)      320,529       (508,906)        535,514
  Deduct - Dividends on Common Stock and Other                      (150,000)       170,000        (170,000)
                                                   --------------------------------------------------------
Retained Earnings - end of year                       ($12,473)     $262,594      ($338,779)       $474,631
                                                   ========================================================

<PAGE 71>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                     Edison                        Edison
                                                      Renewable      Capital       Edison          Funding
                                                       Energy        Europe       Mortgage         Company
                                                     Capital Co.     Limited     Company        Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ---------------------------------------------------------
Total utility plant
                                                   ---------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                       $2,719
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 458,693
Investments in leveraged leases                                                                   584,514
Other investments
                                                   ---------------------------------------------------------
Total other property and investments                                                            1,045,926
                                                   ---------------------------------------------------------
Cash and equivalents                                                 $110                         148,702
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            $36,883                        $1            105,818
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                   13
                                                   ---------------------------------------------------------
Total current assets                                  36,883          110            1            254,533
                                                   ---------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                13,504                                       79,182
                                                   ---------------------------------------------------------
Total deferred charges                                13,504                                       79,182
                                                   ---------------------------------------------------------
TOTAL ASSETS                                         $50,387         $110           $1         $1,379,641
                                                   =========================================================

<PAGE 72>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission          Burlington
                                                     International        Bartlett          Apartments,
                                                     Capital, Inc.      Hill Company           Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $5,846            $29,395
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           5,846             29,395
                                                     ------------------------------------------------------
Cash and equivalents                                                                                262
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      $2                396                775
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              83                479
                                                     ------------------------------------------------------
Total current assets                                            2                479              1,516
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                           510                903
                                                     ------------------------------------------------------
Total deferred charges                                                           510                903
                                                     ------------------------------------------------------
TOTAL ASSETS                                                   $2             $6,835            $31,814
                                                     ======================================================

<PAGE 73>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                                              Edison
                                                        Edison          Consolidating         Capital
                                                        Capital          Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 $991                               $38,951
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          23,364          ($23,865)            458,192
Investments in leveraged leases                                                   1             584,515
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       24,355           (23,864)          1,081,658
                                                     ------------------------------------------------------
Cash and equivalents                                          190                               149,264
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   4,687           (37,322)            111,240
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            9                (1)                583
                                                     ------------------------------------------------------
Total current assets                                        4,886           (37,323)            261,087
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                      (13,842)             80,257
                                                     ------------------------------------------------------
Total deferred charges                                                      (13,842)             80,257
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $29,241          ($75,029)         $1,423,002
                                                     ======================================================

<PAGE 74>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Beta               Gamma              Kappa
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                   $83
Investments in leveraged leases                           $76,997            $63,525
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       76,997             63,525                 83
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  37,753             26,755                 13
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                       37,753             26,755                 13
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $114,750            $90,280                $96
                                                     ======================================================

<PAGE 75>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding             First
                                                         Theta              Zeta         Asset Investment
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $21,795
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          21,795
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      $7             46,220            $19,775
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                            7             46,220             19,775
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                   $7            $68,015            $19,775
                                                     ======================================================

<PAGE 76>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Edison
                                                      Integrated           Edison             Edison
                                                        Energy             Funding            Funding
                                                       Services            Omicron            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $2,646
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                  1           $795,006
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           2,647            795,006
                                                     ------------------------------------------------------
Cash and equivalents                                                                            146,453
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     $31                265             49,122
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                           31                265            195,575
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                           279              1,112
                                                     ------------------------------------------------------
Total deferred charges                                                           279              1,112
                                                     ------------------------------------------------------
TOTAL ASSETS                                                  $31             $3,191           $991,693
                                                     ======================================================

<PAGE 77>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                    Edison Capital     Edison Capital
                                                    Latin American         Housing        Mission Funding
                                                      Investments        Investments          Epsilon
                                                   Holdings Company     Consolidated       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                     $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            361,198            $76,000
Investments in leveraged leases                                                  639            443,353
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         361,910            519,353
                                                     ------------------------------------------------------
Cash and equivalents                                                           2,246                  3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                    327,504            268,473
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 13
                                                     ------------------------------------------------------
Total current assets                                                         329,750            268,489
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        77,788                  3
                                                     ------------------------------------------------------
Total deferred charges                                                        77,788                  3
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $769,448           $787,845
                                                     ======================================================

<PAGE 78>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Edison
                                                                                              Funding
                                                                        Consolidating         Company
                                                                         Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                     $2,719
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         ($795,390)            458,693
Investments in leveraged leases                                                                 584,514
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                       (795,390)          1,045,926
                                                     ------------------------------------------------------
Cash and equivalents                                                                            148,702
Receivables, including unbilled revenue, net
   of allowance for uncollectible accounts                                 (670,100)            105,818
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 13
                                                     ------------------------------------------------------
Total current assets                                                       (670,100)            254,533
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                           79,182
                                                     ------------------------------------------------------
Total deferred charges                                                                           79,182
                                                     ------------------------------------------------------
TOTAL ASSETS                                                            ($1,465,490)         $1,379,641
                                                     ======================================================

<PAGE 79>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Alpha               Mu                Delta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                          $193,081            $16,338            $20,820
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      193,081             16,338             20,820
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 136,040              6,873             18,608
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                      136,040              6,873             18,608
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $329,121            $23,211            $39,428
                                                     ======================================================

<PAGE 80>
Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding          Investments         (Bermuda)
                                                          Nu                Inc.         Investments, Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                           $39,234
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       39,234
                                                     ------------------------------------------------------
Cash and equivalents                                                              $1                 $1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  16,009                  1                 12
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                       16,009                  2                 13
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $55,243                 $2                $13
                                                     ======================================================

<PAGE 81>
Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                       Edison Capital         Mission
                                                                          (Bermuda)           Funding
                                                                      Investments, Ltd.       Epsilon
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $76,000           $104,415
Investments in leveraged leases                                                                 173,880
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          76,000            278,295
                                                     ------------------------------------------------------
Cash and equivalents                                                               1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                          1            149,392
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 13
                                                     ------------------------------------------------------
Total current assets                                                               2            149,405
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred                                                                                        3
                                                     ------------------------------------------------------
Total deferred charges                                                                                3
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                 $76,002           $427,703
                                                     ======================================================

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                                          Mission Funding
                                                                        Consolidating         Epsilon
                                                                         Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         ($104,415)            $76,000
Investments in leveraged leases                                                                 443,353
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                       (104,415)            519,353
                                                     ------------------------------------------------------
Cash and equivalents                                                                                  3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                   (58,463)            268,473
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 13
                                                     ------------------------------------------------------
Total current assets                                                        (58,463)            268,489
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                                3
                                                     ------------------------------------------------------
Total deferred charges                                                                                3
                                                     ------------------------------------------------------
TOTAL ASSETS                                                              ($162,878)           $787,845
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission            Mission
                                                        Housing            Housing            Housing
                                                         Alpha              Beta               Delta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $2,515             $5,286
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           2,515              5,286
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  $4,606              3,524              8,880
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        4,606              3,524              8,880
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        114
                                                     ------------------------------------------------------
Total deferred charges                                        114
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $4,720             $6,039            $14,166
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission            Mission
                                                        Housing            Housing            Housing
                                                        Epsilon             Gamma              Theta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $582             $2,001             $1,010
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          582              2,001              1,010
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     493              2,638                924
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                          493              2,638                924
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                               75
                                                     ------------------------------------------------------
Total deferred charges                                                                               75
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $1,075             $4,639             $2,009
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission
                                                        Housing           MHIFED 94          MHICAL 94
                                                         Zeta              Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $12,433                 $1            $20,607
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       12,433                  1             20,607
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   2,316             21,748             19,977
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        2,316             21,748             19,977
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         7,399                537
                                                     ------------------------------------------------------
Total deferred charges                                                         7,399                537
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $14,749            $29,148            $41,121
                                                     ======================================================

<PAGE 86>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                          EHI
                                                      Development         MHIFED 95          MHICAL 95
                                                         Fund              Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $35,088
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                             35,088
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  $1,796            $18,519             15,025
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        1,796             18,519             15,025
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      3,305              6,500
                                                     ------------------------------------------------------
Total deferred charges                                      3,305              6,500
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $5,101            $25,019            $50,113
                                                     ======================================================

<PAGE 87>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                      East Coast
                                                     Capital, Inc.       MHIFED 96A         MHIFED 95C
                                                     Consolidated          Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                  $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $4,462
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                           73                                 4,462
                                                     ------------------------------------------------------
Cash and equivalents                                          378
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     471             $5,515              1,092
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                          849              5,515              1,092
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                          7             19,388
                                                     ------------------------------------------------------
Total deferred charges                                          7             19,388
                                                     ------------------------------------------------------
TOTAL ASSETS                                                 $929            $24,903             $5,554
                                                     ======================================================

<PAGE 88>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                          EHI                                 Mission
                                                      Development         MHIFED 96           Housing
                                                        Company            Company           Holdings
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                             $50                               $15,482
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                           50                                15,482
                                                     ------------------------------------------------------
Cash and equivalents                                        1,042
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     130             $9,116              3,913
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        1,172              9,116              3,913
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        11,618
                                                     ------------------------------------------------------
Total deferred charges                                                        11,618
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $1,222            $20,734            $19,395
                                                     ======================================================

<PAGE 89>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                                              Mission
                                                       MHICAL 96           Mission            Housing
                                                        Company          SA Company           Denver
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $21,339                                $7,255
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       21,339                                 7,255
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   2,431                $33              3,563
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        2,431                 33              3,563
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $23,770                $33            $10,818
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Edison             Edison             Edison
                                                        Housing            Housing            Housing
                                                        Georgia        South Carolina      Oregon, Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $976             $3,007
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          976              3,007
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                       1                  4                 $3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                            1                  4                  3
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                 $977             $3,011                 $3
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Edison         Edison Capital     Edison Capital
                                                        Housing            Housing            Housing
                                                    North Carolina         Florida          New Jersey
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $7,390             $6,831             $7,705
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        7,390              6,831              7,705
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                       1                  1                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                            1                  1                  1
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $7,391             $6,832             $7,706
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                       Edison Capital
                                                       MHIFED 97           Housing           MHICAL 97
                                                        Company         Pennsylvania          Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $8,193            $12,449
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           8,193             12,449
                                                     ------------------------------------------------------
Cash and equivalents
  of allowance for uncollectible accounts                                          2                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                               2                  1
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                  $8,195            $12,450
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                          Edison Capital
                                                    Edison Capital                            Housing
                                                        Housing         Consolidating       Investments
                                                      Investments        Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                        $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        $377,226         ($190,690)            361,198
Investments in leveraged leases                               639                                   639
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      377,865          (190,690)            361,910
                                                     ------------------------------------------------------
Cash and equivalents                                          826                                 2,246
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 226,586           (25,806)            327,504
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                      227,412           (25,806)            329,750
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     28,845                                77,788
                                                     ------------------------------------------------------
Total deferred charges                                     28,845                                77,788
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $634,122         ($216,496)           $769,448
                                                     ======================================================

<PAGE 94>

Edison Capital and Subsidiaries
East Coast Capital Consoliated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                         East
                                                         Coast            EC Asset              EC
                                                     Capital, Inc.     Services, Inc.    Properties, Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                  $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                           73
                                                     ------------------------------------------------------
Cash and equivalents                                          114                 $2
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     362                108                $31
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                          476                110                 31
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                          7
                                                     ------------------------------------------------------
Total deferred charges                                          7
                                                     ------------------------------------------------------
TOTAL ASSETS                                                 $556               $110                $31
                                                     ======================================================

Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                                             EC
                                                                    Properties III, Inc.   EC-SLP, Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents                                                              $2               $260
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                               2                260
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                      $2               $260
                                                     ======================================================

Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                                            East Coast
                                                                        Consolidating      Capital, Inc.
                                                                         Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                        $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                                 73
                                                     ------------------------------------------------------
Cash and equivalents                                                                                378
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      ($30)                471
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                            (30)                849
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                                7
                                                     ------------------------------------------------------
Total deferred charges                                                                                7
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                   ($30)               $929
                                                     ======================================================

<PAGE 97>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                         MHICAL 95 Company
                                                                 &
                                                          Edison Capital     Edison Capital   Edison Capital
                                                              Housing            Housing          Housing
                                                            Investments        Investments      Investments
============================================================================================================
============================================================================================================

Name of Entity:                                            MHICAL 95 LP/     A E Associates       Argyle
                                                          Abby Associates   (Avenida Espana)   Redevelopment
                                                                                                Partnership

Ownership Interest:

Ownership Interest:                                                 99.0%           99.0%             99.0%

Equity Interest in (000):

Assets                                                             $5,324          $8,641            $5,987

Revenues                                                             $301            $475                $0

Net Income (Loss)                                                   ($110)          ($318)              ($0)

<PAGE 150>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital      Edison Capital     Edison Capital
                                     Housing             Housing             Housing            Housing
                                   Investments         Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                   Bartlett Hill       MHIFED 94 LP/       MHIFED 94 LP/       Centertown
                                   Associates         Berry Avenue      Carlton Way Apts/     Associates


Ownership Interest:                     70.0%          99.0%x1.0%          99.0%x1.0%              99.0%

Equity Interest in (000):

Assets                                     $0                $92                 $43             $7,552

Revenues                                  $32                 $3                  $1               $382

Net Income (Loss)                          $7                ($3)                ($1)             ($201)

<PAGE 151>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)



                                         Edison Capital      Edison Capital     Edison Capital
                                             Housing             Housing            Housing
                                           Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                            Centro             MHIFED 94 LP/     Coyote Springs
                                           Partners         Corona Ely/Ranch       Apartments
                                                               Associates         Associates


Ownership Interest:                           99.0%             99.0%x1.0%              99.0%

Equity Interest in (000):

Assets                                      $5,494                   $103            $11,826

Revenues                                      $267                     $4               $597

Net Income (Loss)                            ($241)                   ($3)             ($394)

<PAGE 152>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital      Edison Capital     Edison Capital
                                     Housing             Housing             Housing            Housing
                                   Investments         Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                   Cypress Cove        EAH Larkspur         East Cotati         Edmundson
                                   Associates           Creekside        Avenue Partners      Associates
                                                       Associates                              (Willows)


Ownership Interest:                    99.0%              99.0%                99.0%             99.0%

Equity Interest in (000):

Assets                                $2,920             $2,781               $5,755            $3,475

Revenues                                $101               $233                 $250              $162

Net Income (Loss)                       ($96)             ($107)               ($217)            ($141)

<PAGE 153>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                    Farm (The)         MHIFED 94 LP/          Gilroy             Ginzton
                                   Associates          Fell Street           Redwood          Associates
                                                         Housing           Associates
                                                       Associates

Ownership Interest:                     99.0%          99.0%x1.0%              99.0%              99.0%

Equity Interest in (000):

Assets                                 $6,090               $150              $3,232             $9,569

Revenues                                 $251                 $6                $174               $625

Net Income (Loss)                       ($182)               ($3)              ($131)             ($237)

<PAGE 154>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                     Grossman          Heather Glen         Holy Family       MHIFED 94 LP/
                                   Apartments          Associates          Associates       Hope West Apts
                                   Investors


Ownership Interest:                   99.0%               99.0%                99.0%         99.0%x1.0%

Equity Interest in (000):

Assets                               $1,206              $5,531              $10,021                $29

Revenues                                $96                $340                 $539                 $1

Net Income (Loss)                      ($37)              ($369)               ($325)               ($1)

<PAGE 155>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                Kennedy Lofts         MHIFED 95 LP/     MHIFED 95 LP/         MH I LP/
                                Associates         La Brea/Franklin     Larkin Pine      Calif Park Apts.


Ownership Interest:                  97.0%            99.0%x1.0%          99.0%x1.0%         99.0%x1.0%

Equity Interest in (000):

Assets                             $19,312                   $64                 $88                $34

Revenues                                $0                    $3                  $3                 $4

Net Income (Loss)                       $0                   ($2)                ($4)               ($2)

<PAGE 156>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                                                  Mission
                                                                                  Housing
                                                                                 Delta and
                             Edison Capital  Edison Capital  Edison Capital   Edison Capital Edison Capital
                                 Housing         Housing         Housing          Housing        Housing
                               Investments     Investments     Investments      Investments    Investments
============================================================================================================
============================================================================================================
Name of Entity:                   MH II LP/     MH III LP/        MH IV LP/       MH V LP/           Mar
                                  5363 Dent        DeRose            MPT         Centennial      Associates
                                   Avenue          Housing       Apartments         Place
                                 Associates      Associates   (MacArthur Park)


Ownership Interest:           99.0%x1.0%      99.0%x1.0%      99.0%x1.0%            99.0%           99.0%

Equity Interest in (000):

Assets                               $12             $49             $73          $10,356         $11,699

Revenues                              $2              $5              $9             $531            $705

Net Income (Loss)                    ($2)            ($4)            ($3)           ($368)          ($513)

<PAGE 157>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                MHICAL 94 Company
                                        &
                                 Edison Capital      Edison Capital     Edison Capital         Mission
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments           Alpha
============================================================================================================
============================================================================================================
Name of Entity:                MHICAL 94 LP/         Mid-Peninsula     Mission Capp          Lee Park
                                 Mayacamas           Sharmon Palms                           Investors
                                  Village             Associates
                                Associates

Ownership Interest:                  99.0%                 99.0%               99.0%              99.0%

Equity Interest in (000):

Assets                              $6,703                $3,012              $5,494            $32,659

Revenues                              $283                  $190                $379              ($164)

Net Income (Loss)                    ($195)                ($103)              ($239)           ($1,229)

<PAGE 158>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                     Mission             Mission            Mission            Mission
                                     Housing             Housing            Housing            Housing
                                      Beta                Gamma              Delta              Delta
============================================================================================================
============================================================================================================
Name of Entity:                  Richmond              Del Carlo         MH I LP/            MH II LP/
                                City Center              Court          California         5363 Dent Ave
                                Associates            Associates         Park Apts


Ownership Interest:                  99.0%                 99.0%         99.0%x99.0%        99.0%x99.0%

Equity Interest in (000):

Assets                              $7,226                $5,274              $3,343             $1,227

Revenues                              $358                  $181                $372               $164

Net Income (Loss)                    ($306)                ($230)              ($163)              ($67)

<PAGE 159>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                 Mission             Mission            Mission
                                                 Housing             Housing            Housing
                                                  Delta               Delta             Epsilon
===========================================================================================================
===========================================================================================================
Name of Entity:                                MH III LP/           MH IV LP/             Riverside/
                                             DeRose Housing      MPT Apartments            Liebrandt
                                               Associates       (MacArthur Park)      Partners (La Playa)


Ownership Interest:                         99.0%x99.0%          99.0%x99.0%                99.0%

Equity Interest in (000):

Assets                                          $4,802               $7,213               $2,753

Revenues                                          $456                 $891                  $83

Net Income (Loss)                                ($368)               ($285)               ($155)

<PAGE 160>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                     Mission             Mission            Mission            Mission
                                     Housing             Housing            Housing            Housing
                                      Zeta                Theta              Theta              Theta
============================================================================================================
============================================================================================================
Name of Entity:                Fremont Building         Mission             Mission            Mission
                                (Crescent Arms)         Housing             Housing            Housing
                                                       Investors           Investors          Investors
                                                     Partnership/        Partnership/       Partnership/
                                                     Forest Winds          Glen Eden       Gray's Meadows

Ownership Interest:                  99.0%            99.0%x5.0%          99.0%x5.0%         99.0%x5.0%

Equity Interest in (000):

Assets                             $19,459                  $295                $364               $282

Revenues                              $547                   $13                 $13                $14

Net Income (Loss)                  ($1,924)                 ($10)               ($12)               ($9)

<PAGE 161>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                     Mission             Mission            Mission            Mission
                                     Housing             Housing            Housing            Housing
                                      Theta               Theta              Theta              Theta
============================================================================================================
============================================================================================================
Name of Entity:                   Mission               Mission             Mission             Mission
                                  Housing               Housing             Housing             Housing
                                 Investors             Investors           Investors           Investors
                               Partnership/          Partnership/        Partnership/        Partnership/
                                Rancho Park         Rustic Gardens         Sea Ranch        Prince Bozzuto


Ownership Interest:             99.0%x5.0%            99.0%x5.0%          99.0%x5.0%         99.0%x5.0%

Equity Interest in (000):

Assets                                $377                  $145                $133               $539

Revenues                               $15                    $5                  $8                $66

Net Income (Loss)                     ($14)                  ($5)                ($5)              ($22)

<PAGE 162>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                                 Mission             Mission        Edison Capital
                                                 Housing             Housing            Housing
                                                  Theta               Theta           Investments
=====================================================================================================
=====================================================================================================
Name of Entity:                                Mission                 Mission        MHIFED 94 LP/
                                               Housing                 Housing       Morrone Gardens
                                              Investors               Investors        Associates
                                            Partnership/            Partnership/
                                         Springdale Kresson          1028 Howard


Ownership Interest:                           99.0%x5.0%           99.0%x5.0%           99.0%x1.0%

Equity Interest in (000):

Assets                                              $417                 $243                  $82

Revenues                                             $19                  $10                   $6

Net Income (Loss)                                    ($9)                 ($8)                 ($3)

<PAGE 163>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  Neary Lagoon        Open Doors          MHIFED 94 LP/         Palmer
                                  Associates          Associates         Pajaro Court           House


Ownership Interest:                99.0%                 99.0%          99.0%x1.0%              99.0%

Equity Interest in (000):

Assets                            $9,784                $8,293                 $18             $1,849

Revenues                            $440                  $416                  $1               $196

Net Income (Loss)                  ($376)                ($236)                ($1)              ($49)

<PAGE 164>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                  MHIFED 95C Co
                                        &
                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                 MHIFED 95C LP/           Pilot           MHIFED 95 LP/        Post Office
                              Park Place Terrace         Grove           Pinole Grove            Plaza


Ownership Interest:                99.0%               99.0%             99.0%x1.0%             99.0%

Equity Interest in (000):

Assets                            $9,976              $7,233                    $61           $62,573

Revenues                            $240                  $0                     $4            $9,063

Net Income (Loss)                  ($354)                 $0                    ($1)             $335

<PAGE 165>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                           MHICAL 94 Co.
                                                                 &
                                                          Edison Capital        Edison Capital
                                                              Housing               Housing
                                                            Investments           Investments
============================================================================================================
============================================================================================================
Name of Entity:                                            MHICAL 94 LP/           Rosebloom
                                                           Rincon De Los          Associates
                                                           Esteros Assoc          (Oakshade)


Ownership Interest:                                            99.0%                99.0%

Equity Interest in (000):

Assets                                                       $32,354               $3,158

Revenues                                                      $2,130                 $164

Net Income (Loss)                                              ($318)               ($159)

<PAGE 166>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                      San Pablo          San Pedro        Santa Paulan        MHIFED 95 LP/
                                  Senior Housing         Gardens            Senior           Second Street
                                    Associates         Associates         Apartments            Center
                                                                          Associates


Ownership Interest:                    99.0%              99.0%             99.0%              99.0%x1.0%

Equity Interest in (000):

Assets                               $4,187              $3,043            $8,916                     $53

Revenues                               $294                $120              $789                      $3

Net Income (Loss)                     ($159)              ($137)            ($222)                    ($2)

<PAGE 167>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
===========================================================================================================
===========================================================================================================
Name of Entity:                   South Beach           Stoney            Studebaker           Sultana
                                    Housing              Creek             Building             Acres
                                  Associates          Associates                             Associates


Ownership Interest:                 99.0%                99.0%               99.0%              99.0%

Equity Interest in (000):

Assets                            $13,592               $9,653              $3,153             $2,586

Revenues                             $673                 $383                $224               $146

Net Income (Loss)                   ($380)               ($333)              ($126)              ($82)

<PAGE 168>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                   Tabor Grand       The Josephinum       MHIFED 94 LP/      MHIFED 94 LP/
                                                      Associates         Tierra Linda        Tlaquepaque
                                                                          Associates        Housing Assoc


Ownership Interest:                 99.0%                99.0%          99.0%x1.0%         99.0%x1.0%

Equity Interest in (000):

Assets                             $3,562               $9,843                 $31                $65

Revenues                             $204                $1,038                 $1                 $3

Net Income (Loss)                   ($112)               ($520)                ($1)               ($2)

<PAGE 169>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                    Tuscany          Washington           Westport             Wheeler
                                 Associates            Creek           Village Homes           Manor
                                                    Associates          Associates          Associates


Ownership Interest:                99.0%                99.0%               99.0%              99.0%

Equity Interest in (000):

Assets                            $4,158               $3,764              $1,196            $11,904

Revenues                            $219                 $183                $115               $613

Net Income (Loss)                  ($199)               ($135)               ($29)             ($376)

<PAGE 170>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                  MHICAL 94 Co.
                                        &
                                 Edison Capital      Edison Capital     Edison Capital
                                     Housing             Housing            Housing
                                   Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                MHICAL 94 LP/          Y.W.C.A.             16th and
                               Winfield Hill         Villa Nueva         Church Street
                                Associates           Associates           Associates


Ownership Interest:                  99%                  99%                 99%

Equity Interest in (000):

Assets                           $21,040               $8,698              $2,507

Revenues                          $1,090                 $330                $119

Net Income (Loss)                  ($371)               ($194)              ($130)

<PAGE 171>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                          Edison Capital        Edison Capital
                                                              Housing               Housing
                                                            Investments           Investments
============================================================================================================
============================================================================================================
Name of Entity:                                                 210                  Delta
                                                            Washington               Plaza
                                                              Avenue              Apartments
                                                            Associates
                                                           (Renaissance
                                                              Plaza)

Ownership Interest:                                            99.0%                99.0%

Equity Interest in (000):

Assets                                                        $8,100               $2,164

Revenues                                                        $517                  $91

Net Income (Loss)                                              ($506)               ($103)

<PAGE 172>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:               MHIFED 94 LP/        MHIFED 94 LP/        MHIFED 95 LP/        MHIFED 95 LP/
                                Fairview            CDR Senior            Hollywood           1101 Howard
                                 Village          Housing Assoc.          El Centro         St. Associates
                               Associates

Ownership Interest:         99.0%x1.0%            99.0%x1.0%               .099.0%x1.0%   99.0%x1.00%

Equity Interest in (000):

Assets                              $7                   $71                  $118                $59

Revenues                            $0                    $4                  ($12)                $2

Net Income (Loss)                   $0                   ($2)                   $10               ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                               Edison Capital  Edison Capital  Edison Capital Edison Capital Edison Capital
                                   Housing         Housing         Housing        Housing        Housing
                                 Investments     Investments     Investments    Investments    Investments
============================================================================================================
============================================================================================================
Name of Entity:                 MHIFED 95 LP/   MHIFED 95 LP/ Avalon Courtyard  MHIFED 95 LP/  MHIFED 95 LP/
                                  Solinas          Avalon                       Mercy Housing   Three Oaks
                                   Village        Courtyard                    California III     Housing
                                  Partners


Ownership Interest:           99.0%x1.0%      95.0%x1.0%            3.0%       99.0%x1.0%        99.0%x1.0%

Equity Interest in (000):

Assets                               $46             $93              $0              $75             $46

Revenues                              $2              $6             $17               $4              $3

Net Income (Loss)                    ($1)            ($1)            ($9)             ($2)             $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                  MHICAL 94 Co
                                        &
                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHICAL 94 LP/       MHIFED 96 LP/       MHIFED 96 LP/       MHIFED 96 LP/
                                 West Capital       Lavell Village        North Town           Poco Way
                                   Courtyard          Associates       Housing Partners        Associates

Ownership Interest:                99.0%          99.0%x5.0%             99.0%x5.0%           99.0%x5.0%

Equity Interest in (000):

Assets                            $6,393                $139                   $667                $878

Revenues                            $276                 $14                    $19                ($98)

Net Income (Loss)                  ($357)               ($11)                  ($33)               $199

<PAGE 175>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                                        MHICAL 95 Co        MHICAL 95 Co
                                                                               &                  &
                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHIFED 96 LP/      MHIFED 96A LP/       MHICAL 95 LP/       MHICAL 95 LP/
                              Seasons Affordable     Santa Alicia          Antelope           Baker Park
                                Senior Housing                            Associates          Associates

Ownership Interest:               99.0%x5.0%          99.0%x1.0%               99.0%               99.0%

Equity Interest in (000):

Assets                                  $336              $8,464             $11,509             $22,199

Revenues                                 $17                 $14                $921                $686

Net Income (Loss)                       ($19)               ($54)              ($347)              ($325)

<PAGE 176>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                  MHICAL 95 Co        MHICAL 95 Co       MHICAL 95 Co       MHICAL 95 Co
                                        &                   &                  &                  &
                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHICAL 95 LP/       MHICAL 95 LP/       MHICAL 95 LP/       MHICAL 95 LP/
                                    Bracher            Catalonia         Colina Vista        Florin Woods
                                  Associates          Associates                              Associates

Ownership Interest:                99.0%               99.0%                  99.0%             99.0%

Equity Interest in (000):

Assets                           $10,703             $10,640                 $6,442            $7,509

Revenues                            $424                $359                   $246              $349

Net Income (Loss)                  ($234)              ($259)                 ($186)            ($216)

<PAGE 177>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                                        Mission Housing
                                  MHICAL 95 Co        MHICAL 95 Co         Holdings
                                        &                   &                  &
                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHICAL 95 LP/       MHICAL 95 LP/      Mission Housing     Altamont Hotel
                                    Pinmore          Sunset Creek      Partnership 1996/      Associates
                                  Associates           Partners      La Terraza Associates

Ownership Interest:                99.0%               99.0%                  99.0%              99.0%

Equity Interest in (000):

Assets                           $10,430              $8,917                $25,437                $0

Revenues                            $438                $444                 $1,612                $0

Net Income (Loss)                  ($161)              ($285)               ($1,364)               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                      MHICAL 95 Co
                                                            &
                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                 MHIFED 96A LP/       MHICAL 95 LP/      MHIFED 96A LP/      MHIFED 96A LP/
                                Good Samaritan       Mercy Housing      Reseda Village      Oxnard Housing
                                                     California VI                            Associates

Ownership Interest:           99.0%x1.0%               99.0%              99.0%x1.0%        99.0%x1.0%

Equity Interest in (000):

Assets                                $0              $4,019                      $0                $0

Revenues                              $0                $174                      $0                $0

Net Income (Loss)                     $0               ($150)                     $0                $0

<PAGE 179>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                      MHICAL 96 Co       MHICAL 96 Co       MHICAL 96 Co
                                                            &                  &                  &
                                     Mission         Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                     Denver            Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                   Mercantile         MHICAL 96 LP/       MHICAL 96 LP/       MHICAL 96 LP/
                                    Square              Klamath          C-Court L.P.          Greenway
                                                      Associates                                Village

Ownership Interest:                99.0%               99.0%                  99.0%             99.0%

Equity Interest in (000):

Assets                           $10,746              $2,928                 $2,907            $3,934

Revenues                            $249                 $12                    $43               $55

Net Income (Loss)                  ($146)               ($47)                  ($53)             ($62)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                  MHICAL 96 Co        MHICAL 96 Co       MHICAL 96 Co
                                        &                   &                  &
                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHICAL 96 LP/       MHICAL 96 LP/       MHICAL 96 LP/      MHIFED 96A LP/
                                 Kennedy Court        Sky Parkway          Westgate          Round Walk
                                   Partners             Housing            Townhomes         Village Apts

Ownership Interest:                99.0%               99.0%                  99.0%        99.0%x1.0%

Equity Interest in (000):

Assets                            $3,751              $7,767                 $5,002              $142

Revenues                             $95                $190                    $61              $276

Net Income (Loss)                  ($144)              ($172)                 ($112)            ($328)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital     Edison Capital     Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  Mercy Housing      MHIFED 96A LP/         Oceanside         Mid-Peninsula
                                 California IV       Metro Senior           Gardens         Century Village


Ownership Interest:                99.0%          99.0%x1.0%                   99.0%            99.0%

Equity Interest in (000):

Assets                            $4,572                 $35                 $1,854            $7,491

Revenues                            $101                 $50                    $70              $752

Net Income (Loss)                  ($126)              ($121)                  ($80)            ($102)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)


                                 Edison Capital      Edison Capital         Mission        Edison Capital
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments          Denver           Investments
============================================================================================================
============================================================================================================
Name of Entity:                  Santa Alicia        Merrill Road         North Park          Heartland-
                                    Gardens           Associates          Village LLC      Wisconsin Rapids
                                   Townhomes                                                 Timber Trails

Ownership Interest:                99.0%               99.0%                  99.0%            99.0%

Equity Interest in (000):

Assets                            $2,592              $3,800                 $2,286            $3,314

Revenues                             $90                 $26                   $126               $84

Net Income (Loss)                   ($54)               ($56)                  ($41)            ($246)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                                          Edison Capital        Edison Capital
                                                              Housing               Housing
                                                            Investments           Investments
============================================================================================================
============================================================================================================
Name of Entity:                                          1856 Wells Court       Thomson Rental
                                                             Partners               Housing


Ownership Interest:                                            99.0%                 99.0%

Equity Interest in (000):

Assets                                                        $3,061                $2,475

Revenues                                                        $204                  $111

Net Income (Loss)                                              ($142)                ($78)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                  EC Properties,   EC Properties,   EC Properties,   EC Properties,
                                       Inc.             Inc.             Inc.             Inc.
============================================================================================================
============================================================================================================
Name of Entity:                     CAHLP/              CAHLP/              CAHLP/              CAHLP/
                                 Arroyo Vista       ArtLoft Assoc.      The Carlin LP      Diamond Phase III
                                  Associates                                                    Venture

Ownership Interest:           99.0%x1.0%          35.6%x1.0%             99.0%x1.0%        99.0%x1.0%

Equity Interest in (000):

Assets                              $171                 $25                  $0.29               $42

Revenues                              $3               $0.12                  $0.03             $0.16

Net Income (Loss)                    ($1)             ($0.13)                ($0.05)           ($0.16)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                 EC Properties,   EC Properties,      EC Properties,     EC Properties,
                                      Inc.             Inc.                Inc.               Inc.
============================================================================================================
============================================================================================================
Name of Entity:                     CAHLP/              CAHLP/              CAHLP/              CAHLP/
                                Fairmount Hotel    Walden Pond, Ltd.   Caleb Affordable      McKenzie Park
                                 Urban Renewal                          Housing Assoc.        Associates


Ownership Interest:            99.0%x1.0%         99.0%x1.0%             99.0%x1.0%        99.0%x1.0%

Equity Interest in (000):

Assets                                $84               $173                    $90               $17

Revenues                               $1              $0.34                     $3             $0.32

Net Income (Loss)                    ($1)             ($0.75)                ($0.30)           ($0.08)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                 EC Properties,     EC Properties,     EC Properties,     EC Properties,
                                      Inc.               Inc.               Inc.               Inc.
============================================================================================================
============================================================================================================
Name of Entity:                     CAHLP/              CAHLP/              CAHLP/              CAHLP/
                                   Parkside          Pines Housing     Pines Housing II     Smyrna Gardens
                                  Associates                                                  Associates

Ownership Interest:           99.0%x1.0%          99.0%x1.0%              99.0%x1.0%       99.0%x1.0%

Equity Interest in (000):

Assets                               $66                 $39                     $13              $38

Revenues                              $1                  $1                                    $0.25

Net Income (Loss)                 ($0.38)             ($0.16)                                  ($0.22)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                 EC Properties,      EC Properties,     EC Properties,     EC Properties,
                                      Inc.                Inc.               Inc.               Inc.
============================================================================================================
============================================================================================================
Name of Entity:                     CAHLP/              CAHLP/             CAHLP II/           CAHLP II/
                               Arbor Lane Ph II      Tioga Gardens      ArtLoft Assoc.         EDA L.P.
                                 (Timberwood)                                               (Eagle's Nest)


Ownership Interest:           99.0%x1.0%          99.0%x1.0%             53.4%x1.0%        48.0%x1.0%

Equity Interest in (000):

Assets                               $13                 $43                    $38               $51

Revenues                           $0.35               $0.16                  $0.17                $3

Net Income (Loss)                 ($0.09)             ($0.26)                ($0.20)           ($0.42)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                 EC Properties,      EC Properties,     EC Properties,      EC Properties
                                      Inc.                Inc.               Inc.               Inc.
============================================================================================================
============================================================================================================
Name of Entity:                    CAHLP II/           CAHLP II/           CAHLP II/           CAHLP II/
                                Edgewood Manor      Gateway Housing   Junction City Apts.      Homestead
                                 Associates II                           (Green Park)           Village
                                                                                              Associates

Ownership Interest:           99.0%x1.0%           99.0%x1.0%            99.0%x1.0%        99.0%x1.0%

Equity Interest in (000):

Assets                               $56                  $0                    $51               $45

Revenues                           $0.02                  $0                     $2                $1

Net Income (Loss)                 ($0.09)             ($0.11)                ($0.54)           ($0.25)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1996
(In thousands)

                                 EC Properties,      EC Properties,     EC Properties,     EC Properties,
                                      Inc.                Inc.               Inc.               Inc.
============================================================================================================
============================================================================================================
Name of Entity:                    CAHLP II/           CAHLP II/           CAHLP II/           CAHLP II/
                                 Liberty House       Rittenhouse      Silver City Housing    W.M. Housing
                                  Associates            School                                Associates


Ownership Interest:           99.0%x1.0%          99.0%x1.0%             99.0%x1.0%        99.0%x1.0%

Equity Interest in (000):

Assets                               $39                 $39                    $77               $66

Revenues                              $0                  $0                     $3                $2

Net Income (Loss)                 ($0.01)             ($0.02)                   ($1)              ($1)

<PAGE 190>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Aguila             Anacapa           Arrowhead
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $15,448             $7,120
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       15,448              7,120
                                                     ------------------------------------------------------
Cash and equivalents                                            5                  3                $13
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                              11
                                                     ------------------------------------------------------
Total current assets                                            5                 14                 13
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $15,453             $7,134                $13
                                                     ======================================================

<PAGE 216>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                           Bergen              Blue
                                                        Balboa              Point              Ridge
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                               $997
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                             997
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                               9
                                                     ------------------------------------------------------
Total current assets                                                               9
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                  $1,006
                                                     ======================================================

<PAGE 217>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Bretton
                                                         Woods             Camino           Capistrano
                                                        Energy             Energy          Cogeneration
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $127,430            $23,337
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         127,430             23,337
                                                     ------------------------------------------------------
Cash and equivalents                                                          17,902
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                        464                  6
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                              75
                                                     ------------------------------------------------------
Total current assets                                                          18,441                  6
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         2,280
                                                     ------------------------------------------------------
Total deferred charges                                                         2,280
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $148,151            $23,343
                                                     ======================================================

<PAGE 218>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                      Centerport         Chesapeake           Chester
                                                        Energy           Bay Energy           Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $2,589
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           2,589
                                                     ------------------------------------------------------
Cash and equivalents                                                               3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                               3
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                  $2,592
                                                     ======================================================

<PAGE 219>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Clayville          Colonial           Coronado
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS                                                                   (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 220>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Crescent
                                                        Valley             Del Mar           Delaware
                                                        Energy             Energy             Energy
                                                        Company            Company       Conservers, Inc.
============================================================================================================
ASSETS                                                                                      (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $17,659             $6,951
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       17,659              6,951
                                                     ------------------------------------------------------
Cash and equivalents                                          500                  3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                            8                  7
                                                     ------------------------------------------------------
Total current assets                                          508                 10
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $18,167             $6,961
                                                     ======================================================

<PAGE 221>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Desert                                Eastern
                                                        Sunrise           Devereaux           Sierra
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS                                                (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $20,175            $11,484
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          20,175             11,484
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory                                                                                       53
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                                                 53
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                 $20,175            $11,537
                                                     ======================================================

<PAGE 222>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Edison
                                                                           Edison             Mission
                                                      East Maine           Mission          Operation &
                                                        Energy             Energy          Maintenance,
                                                        Company         Funding Corp.          Inc.
============================================================================================================
ASSETS                                                (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                       $101
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                                101
                                                     ------------------------------------------------------
Cash and equivalents                                                                              1,418
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                         7,281
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                                 19
                                                     ------------------------------------------------------
Total current assets                                                                              8,718
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                               27
                                                     ------------------------------------------------------
Total deferred charges                                                                               27
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                                     $8,846
                                                     ======================================================

<PAGE 223>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                               Four
                                                       El Dorado                             Counties
                                                        Energy              EMP,                Gas
                                                        Company             Inc.              Company
============================================================================================================
ASSETS                                                                                      (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          ($193)             $3,363
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        (193)              3,363
                                                     ------------------------------------------------------
Cash and equivalents                                                              48
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     78                  33
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                          78                  81
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges

Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                               ($115)             $3,444
                                                     ======================================================

<PAGE 224>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Hanover
                                                        Energy           Holtsville         Indian Bay
                                                        Company            Energy             Energy
                                                     Consolidated          Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $10,732
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       10,732
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      58
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                           58
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $10,790
                                                     ======================================================

<PAGE 225>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                            Kings
                                                       Jefferson           Canyon            Kingspark
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS                                                (Inactive)         (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 226>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Laguna            La Jolla          Lake Grove
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS                                                (Inactive)         (Inactive)         (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 227>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                           Lehigh
                                                       Lakeview             River            Longview
                                                        Energy             Energy          Cogeneration
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 228>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                                MEC
                                                        Madera             Madison         International
                                                        Energy             Energy              B.V.
                                                        Company            Company         Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                 $3,242,552
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $32,009             79,385
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          32,009          3,321,937
                                                     ------------------------------------------------------
Cash and equivalents                                                                            267,524
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                        71,047
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets                                                              6,402
                                                     ------------------------------------------------------
Total current assets                                                                            344,973
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                          401,968
                                                     ------------------------------------------------------
Total deferred charges                                                                          401,968
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                 $32,009         $4,068,878
                                                     ======================================================

<PAGE 229>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                          Mission/            Mission
                                                        Mission             Eagle             Energy
                                                        Capital            Energy             Canada
                                                         L.P.              Company          Corporation
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $34,262
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                             34,262
                                                     ------------------------------------------------------
Cash and equivalents                                                                                117
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                                                117
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                                    $34,379
                                                     ======================================================

<PAGE 230>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Mission            Mission
                                                        Energy           Energy Fuel          Mission
                                                     Construction          Company            Energy
                                                    Services, Inc.      Consolidated      Holdings, Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                               $86,961              ($1)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                             86,961               (1)
                                                     ------------------------------------------------------
Cash and equivalents                                                                 11
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     $2,761
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                           2,761                 11
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                             6,131
                                                     ------------------------------------------------------
Total deferred charges                                                                             6,131
                                                     ------------------------------------------------------
TOTAL ASSETS                                                  $2,761            $86,972           $6,130
                                                     ======================================================

<PAGE 231>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Mission
                                                        Energy             Mission            Mission
                                                       Holdings            Energy             Energy
                                                  International, Inc.     Indonesia           Mexico
============================================================================================================
ASSETS                                                                                      (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        $285,210
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      285,210
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $285,210
                                                     ======================================================

<PAGE 232>
Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                           Mission
                                                        Mission            Energy             Mission
                                                        Energy              Wales             Energy
                                                    New York, Inc.         Company        Westside, Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships                              $175,541           $140,596
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      175,541            140,596
                                                     ------------------------------------------------------
Cash and equivalents                                            5
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                            5
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $175,546           $140,596
                                                     ======================================================

<PAGE 233>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Mission            Mission             North
                                                     Operations de      Triple Cycle          Jackson
                                                        Mexico             Systems            Energy
                                                     S.A. de C.V.          Company            Company
============================================================================================================
ASSETS                                                                                      (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant - net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 234>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Northern
                                                        Sierra             Ortega             Panther
                                                        Energy             Energy             Timber
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant - net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 235>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                          Pleasant            Prince
                                                       Paradise            Valley             George
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $2,433            $16,559
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           2,433             16,559
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                  $2,433            $16,559
                                                     ======================================================

<PAGE 236>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Quartz
                                                         Peak              Rapidan          Reeves Bay
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $12,467               $685
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       12,467                685
                                                     ------------------------------------------------------
Cash and equivalents                                            5
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                         92
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                           44
                                                     ------------------------------------------------------
Total current assets                                           49                 92
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $12,516               $777
                                                     ======================================================

<PAGE 237>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                             Rio
                                                      Ridgecrest          Escondido          Riverport
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                     $1,416
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                           1,416
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        86,131
                                                     ------------------------------------------------------
Total deferred charges                                                        86,131
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                 $87,547
                                                     ======================================================

<PAGE 238>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                          San
                                                        Gabriel          San Joaquin         San Juan
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS                                                (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $37,200             $9,819
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          37,200              9,819
                                                     ------------------------------------------------------
Cash and equivalents                                                                                  4
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                         26
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets                                              33                 33
                                                     ------------------------------------------------------
Total current assets                                                              59                 37
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         1,878
                                                     ------------------------------------------------------
Total deferred charges                                                         1,878
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                 $39,137             $9,856
                                                     ======================================================

<PAGE 239>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       San Pedro          Santa Ana         Santa Clara
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 240>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                           Silver
                                                       Silverado           Springs            Sonoma
                                                        Energy             Energy           Geothermal
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $6,149                                $6,774
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        6,149                                 6,774
                                                     ------------------------------------------------------
Cash and equivalents                                            3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                            15
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                           10
                                                     ------------------------------------------------------
Total current assets                                           13                                    15
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $6,162                                $6,789
                                                     ======================================================

<PAGE 241>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                          Southern
                                                      South Coast          Sierra            Thorofare
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $9,866           $52,526
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        9,866            52,526
                                                     ------------------------------------------------------
Cash and equivalents                                          110
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                       9                 7
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                            9               (10)
                                                     ------------------------------------------------------
Total current assets                                          128                (3)
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        1,878
                                                     ------------------------------------------------------
Total deferred charges                                                        1,878
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $9,994           $54,401
                                                     ======================================================

<PAGE 242>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Western
                                                         Viejo              Vista             Sierra
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $7,304                               $60,429
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        7,304                                60,429
                                                     ------------------------------------------------------
Cash and equivalents                                            3                 $6
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      4,526                  6
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                           12                 16                 56
                                                     ------------------------------------------------------
Total current assets                                           15              4,548                 62
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         5,436              1,877
                                                     ------------------------------------------------------
Total deferred charges                                                         5,436              1,877
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $7,319             $9,984            $62,368
                                                     ======================================================

<PAGE 243>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Edison
                                                        Edison                                Mission
                                                        Mission         Consolidating         Energy
                                                        Energy           Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $5,895                            $3,248,548
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       1,527,533       ($1,914,916)            915,883
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    1,533,428        (1,914,916)          4,164,431
                                                     ------------------------------------------------------
Cash and equivalents                                       95,951                               383,634
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     546                                88,424
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                          433                                 7,167
                                                     ------------------------------------------------------
Total current assets                                       96,930                               479,225
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6,849            (5,639)            508,816
                                                     ------------------------------------------------------
Total deferred charges                                      6,849            (5,639)            508,816
                                                     ------------------------------------------------------
TOTAL ASSETS                                           $1,637,207       ($1,920,555)         $5,152,472
                                                     ======================================================

<PAGE 244>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Aguila             Anacapa           Arrowhead
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $17,301             $3,295
    Cumulative Translation Adjustments, Net
    Retained earnings                                     (4,830)               (38)               $11
                                                     ------------------------------------------------------
                                                          12,471              3,257                 11
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                      12,471              3,257                 11
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                         (14,763)             2,754                 56
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                              14
                                                     ------------------------------------------------------
Total current liabilities                                (14,763)             2,768                 56
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   17,745              1,109                (54)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    17,745              1,109                (54)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $15,453             $7,134                $13
                                                     =======================================================

<PAGE 245>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                           Bergen              Blue
                                                        Balboa              Point              Ridge
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                 $968
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($8)            (1,907)               ($7)
                                                     ------------------------------------------------------
                                                              (8)              (939)                (7)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (8)              (939)                (7)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              12              1,729                 12
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     12              1,729                 12
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       (4)               216                 (5)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                        (4)               216                 (5)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                         $1,006
                                                     =======================================================

<PAGE 246>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Bretton
                                                         Woods             Camino           Capistrano
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                              $314            $22,900             $4,123
    Cumulative Translation Adjustments, Net
    Retained earnings                                         66             43,985                329
                                                     ------------------------------------------------------
                                                             380             66,885              4,452
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                              419,799
                                                     ------------------------------------------------------
Total capitalization                                         380            486,684              4,452
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                             27,259
Short-term debt
Accounts payable                                            (432)          (404,179)               645
Accrued taxes
Accrued interest                                                                963
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                              90
                                                     ------------------------------------------------------
Total current liabilities                                   (432)          (375,867)               645
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       52             29,004             16,016
Accumulated deferred investment tax credits                                   8,330              2,230
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                        52             37,334             18,246
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $148,151            $23,343
                                                     =======================================================

<PAGE 247>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                      Centerport         Chesapeake           Chester
                                                        Energy           Bay Energy           Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                              $241              $2,537              $115
    Cumulative Translation Adjustments, Net
    Retained earnings                                         49                  15              (141)
                                                     ------------------------------------------------------
                                                             290               2,552               (26)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                         290               2,552               (26)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                            (334)                 39                26
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (334)                 39                26
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       44                   1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                        44                   1
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                          $2,592
                                                     =======================================================

<PAGE 248>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Clayville          Colonial           Coronado
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                           (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($4)               ($3)               ($4)
                                                     ------------------------------------------------------
                                                              (4)                (3)                (4)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (4)                (3)                (4)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable stock
Short-term debt
Accounts payable                                               4                  3                  4
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      4                  3                  4
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     =======================================================

<PAGE 249>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Crescent
                                                        Valley             Del Mar           Delaware
                                                        Energy             Energy             Energy
                                                        Company            Company       Conservers, Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                              (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                $2,240
    Cumulative Translation Adjustments, Net
    Retained earnings                                      $6,998                793               ($1)
                                                     ------------------------------------------------------
                                                            6,998              3,033                (1)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        6,998              3,033                (1)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                            3,868              1,334                 1
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                             9                  9
                                                     ------------------------------------------------------
Total current liabilities                                   3,877              1,343                 1
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     6,011              2,585
Accumulated deferred investment tax credits                 1,281
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      7,292              2,585
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $18,167             $6,961
                                                     =======================================================

<PAGE 250>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Desert                                Eastern
                                                        Sunrise           Devereaux           Sierra
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                              $1
    Additional Paid in Capital                                12            $34,545             $9,153
    Cumulative Translation Adjustments, Net
    Retained earnings                                         (3)            (5,114)             1,452
                                                     ------------------------------------------------------
                                                              10             29,431             10,605
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          10             29,431             10,605
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                             (11)           (14,029)               424
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    (11)           (14,029)               424
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                        1              4,773                508
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                         1              4,773                508
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                        $20,175            $11,537
                                                     =======================================================

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Edison
                                                                           Edison             Mission
                                                      East Maine           Mission          Operation &
                                                        Energy             Energy           Maintenance
                                                        Company         Funding Corp.          Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                 $11,250
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($6)                                5,564
                                                     ------------------------------------------------------
                                                              (6)                               16,814
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (6)                               16,814
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                               6                               (10,043)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                              3,027
                                                     ------------------------------------------------------
Total current liabilities                                      6                                (7,016)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                           (952)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                            (952)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                            $8,846
                                                     =======================================================

<PAGE 252>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                               Four
                                                       El Dorado                             Counties
                                                        Energy              EMP,                Gas
                                                        Company             Inc.              Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                              (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                             $8,800
    Additional Paid in Capital                           $12,523                480
    Cumulative Translation Adjustments, Net
    Retained earnings                                     (7,035)           (16,722)               ($1)
                                                     ------------------------------------------------------
                                                           5,488             (7,442)                (4)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       5,488             (7,442)                (4)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                            (551)               (48)                 4
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (551)               (48)                 4
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   (5,052)             9,188
Accumulated deferred investment tax credits                                   1,746
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    (5,052)            10,934
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       ($115)            $3,444
                                                     =======================================================

<PAGE 253>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Hanover
                                                        Energy           Holtsville         Indian Bay
                                                        Company            Energy             Energy
                                                     Consolidated          Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $6,164             $1,272               $207
    Cumulative Translation Adjustments, Net
    Retained earnings                                        (18)              (894)                40
                                                     ------------------------------------------------------
                                                           6,146                378                247
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       6,146                378                247
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                             464               (547)              (286)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    464               (547)              (286)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    4,180                169                 39
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     4,180                169                 39
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $10,790
                                                     =======================================================

<PAGE 254>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                            Kings
                                                       Jefferson           Canyon            Kingspark
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)         (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                  $3,094
    Cumulative Translation Adjustments, Net
    Retained earnings                                      ($948)               ($4)               244
                                                     ------------------------------------------------------
                                                            (948)                (4)             3,338
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        (948)                (4)             3,338
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                            (211)                 4             (4,597)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (211)                 4             (4,597)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    1,159                                 1,259
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     1,159                                 1,259
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     =======================================================

<PAGE 255>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Laguna            La Jolla          Lake Grove
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)         (Inactive)         (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $11,535                                  $697
    Cumulative Translation Adjustments, Net
    Retained earnings                                     (1,551)               ($4)              (508)
                                                     ------------------------------------------------------
                                                           9,984                 (4)               189
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                             2,352
                                                     ------------------------------------------------------
Total capitalization                                      12,336                 (4)               189
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                         (12,513)                 4               (189)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (12,513)                 4               (189)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                      177
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                       177
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     =======================================================

<PAGE 256>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                       Lakeview         Lehigh River         Longview
                                                        Energy             Energy          Cogeneration
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                               $8,092
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($4)            (7,302)               ($4)
                                                     ------------------------------------------------------
                                                              (4)               790                 (4)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (4)               790                 (4)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                               4             (1,654)                 4
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      4             (1,654)                 4
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                         856
Accumulated deferred investment tax credits                                       8
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                          864
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     =======================================================

<PAGE 257>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                                MEC
                                                        Madera             Madison         International
                                                        Energy             Energy              B.V.
                                                        Company            Company         Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                                $22,860
    Additional Paid in Capital                                               $25,440            755,536
    Cumulative Translation Adjustments, Net                                                      63,945
    Retained earnings                                        ($7)              2,755            111,638
                                                     ------------------------------------------------------
                                                              (7)             28,195            953,979
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                                                1,782,238
                                                     ------------------------------------------------------
Total capitalization                                          (7)             28,195          2,736,217
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                                                 52,441
Short-term debt
Accounts payable                                              12                 218             32,998
Accrued taxes                                                                                    34,787
Accrued interest                                                                                 33,209
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                               3,067
                                                     ------------------------------------------------------
Total current liabilities                                     12                 218            156,502
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       (5)              3,596            368,955
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                     39,049
                                                     ------------------------------------------------------
Total deferred credits                                        (5)              3,596            408,004
                                                     ------------------------------------------------------
Minority interest                                                                               768,155
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                         $32,009         $4,068,878
                                                     =======================================================

<PAGE 258>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                          Mission/            Mission
                                                                            Eagle             Energy
                                                        Mission            Energy             Canada
                                                     Capital L.P.          Company          Corporation
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             ($1)
    Additional Paid in Capital                                                                 $45,135
    Cumulative Translation Adjustments, Net                                                     (7,293)
    Retained earnings                                         (1)               ($1)            (8,652)
                                                     ------------------------------------------------------
                                                              (2)                (1)            29,190
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                 150,000
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                     149,998                 (1)            29,190
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable stock
Short-term debt
Accounts payable                                        (149,998)                                6,094
Accrued taxes                                                                                   (2,747)
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                               (149,998)                                3,347
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                           1              1,842
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                            1              1,842
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                           $34,379
                                                     =======================================================

<PAGE 259>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Mission            Mission
                                                        Energy           Energy Fuel          Mission
                                                     Construction          Company            Energy
                                                    Services, Inc.      Consolidated      Holdings, Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                              $91,612
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($1)             3,862              ($418)
                                                     ------------------------------------------------------
                                                              (1)            95,474               (418)

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (1)            95,474               (418)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           2,762             (6,674)             6,266
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                           1,234
                                                     ------------------------------------------------------
Total current liabilities                                  2,762             (5,440)             6,266
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      (3,062)               282
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                       (3,062)               282
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $2,761            $86,972             $6,130
                                                     =======================================================

<PAGE 260>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Mission
                                                        Energy             Mission            Mission
                                                       Holdings            Energy             Energy
                                                  International, Inc.     Indonesia           Mexico
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                              (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                    $200
    Cumulative Translation Adjustments, Net
    Retained earnings                                   $285,208                ($4)            (1,141)
                                                     ------------------------------------------------------
                                                         285,208                 (4)              (941)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                     285,208                 (4)              (941)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              83                  4                936
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     83                  4                936
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                      (81)                                    5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                       (81)                                    5
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $285,210
                                                     =======================================================

<PAGE 261>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                           Mission
                                                        Mission            Energy             Mission
                                                        Energy              Wales             Energy
                                                    New York, Inc.         Company        Westside, Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                             $130,303
    Cumulative Translation Adjustments, Net
    Retained earnings                                   ($24,362)             7,633                ($2)
                                                     ------------------------------------------------------
                                                         (24,362)           137,936                 (2)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                            14,701
                                                     ------------------------------------------------------
Total capitalization                                      (9,661)           137,936                 (2)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                         188,724            (18,822)                 2
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                188,724            (18,822)                 2
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   (3,517)            21,482
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    (3,517)            21,482
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $175,546           $140,596
                                                     =======================================================

<PAGE 262>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                        Mission            Mission             North
                                                      Operations        Triple Cycle          Jackson
                                                       de Mexico           Systems            Energy
                                                     S.A. de C.V.          Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                              (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                 $335
    Cumulative Translation Adjustments, Net
    Retained earnings                                                           154                ($1)
                                                     ------------------------------------------------------
                                                                                489                 (1)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                                            489                 (1)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                               (313)                 1
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                      (313)                 1
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                        (176)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                         (176)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     =======================================================

<PAGE 263>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Northern
                                                        Sierra             Ortega             Panther
                                                        Energy             Energy             Timber
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                    $966
    Cumulative Translation Adjustments, Net
    Retained earnings                                       $134                ($5)               255
                                                     ------------------------------------------------------
                                                             134                 (5)             1,221
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                         134                 (5)             1,221
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                            (134)                 5               (777)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (134)                 5               (777)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                           (444)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                            (444)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     =======================================================

<PAGE 264>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                          Pleasant            Prince
                                                       Paradise            Valley             George
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                 $119            $11,912
    Cumulative Translation Adjustments, Net
    Retained earnings                                       ($58)              (136)               361
                                                     ------------------------------------------------------
                                                             (58)               (17)            12,273
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                         (58)               (17)            12,273
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                          (4,009)             1,508                756
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (4,009)             1,508                756
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    4,067                942              3,530
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     4,067                942              3,530
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                         $2,433            $16,559
                                                     =======================================================

<PAGE 265>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Quartz
                                                         Peak              Rapidan          Reeves Bay
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $9,278            $1,976               $788
    Cumulative Translation Adjustments, Net
    Retained earnings                                          71              (900)              (670)
                                                     ------------------------------------------------------
                                                            9,349             1,076                118
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        9,349             1,076                118
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              257               913               (118)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                            51
                                                     ------------------------------------------------------
Total current liabilities                                     308               913               (118)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     2,859            (1,212)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      2,859            (1,212)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $12,516              $777
                                                     =======================================================

<PAGE 266>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                             Rio
                                                      Ridgecrest          Escondido          Riverport
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                              $95,586               $332
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($7)            (8,153)                76
                                                     ------------------------------------------------------
                                                              (7)            87,433                408
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (7)            87,433                408
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              12             (4,250)              (460)
Accrued taxes                                                                 3,365
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     12               (885)              (460)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       (5)               999                 52
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                        (5)               999                 52
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                        $87,547
                                                     =======================================================

<PAGE 267>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                          San
                                                        Gabriel          San Joaquin         San Juan
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                               $3,000             $4,942
    Cumulative Translation Adjustments, Net
    Retained earnings                                      ($839)            13,490              1,438
                                                     ------------------------------------------------------
                                                            (839)            16,490              6,380
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                              419,799
                                                     ------------------------------------------------------
Total capitalization                                        (839)           436,289              6,380
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                             27,259
Short-term debt
Accounts payable                                             833           (442,365)               782
Accrued taxes
Accrued interest                                                                963
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                              40                 40
                                                     ------------------------------------------------------
Total current liabilities                                    833           (414,103)               822
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                        6             13,953              2,654
Accumulated deferred investment tax credits                                   2,998
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                         6             16,951              2,654
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                        $39,137             $9,856
                                                     =======================================================

<PAGE 268>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       San Pedro          Santa Ana         Santa Clara
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($7)               ($7)               ($5)
                                                     ------------------------------------------------------
                                                              (7)                (7)                (5)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (7)                (7)                (5)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              12                 11                  5
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     12                 11                  5
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       (5)                (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                        (5)                (4)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     =======================================================

<PAGE 269>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                           Silver
                                                       Silverado           Springs            Sonoma
                                                        Energy             Energy           Geothermal
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $2,911                               $5,512
    Cumulative Translation Adjustments, Net
    Retained earnings                                       1,525               ($4)              (830)
                                                     ------------------------------------------------------
                                                            4,436                (4)             4,682
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        4,436                (4)             4,682
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              935                 4              2,527
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                            12
                                                     ------------------------------------------------------
Total current liabilities                                     947                 4              2,527
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       779                                 (434)
Accumulated deferred investment tax credits                                                         14
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                        779                                 (420)
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $6,162                               $6,789
                                                     =======================================================

<PAGE 270>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                          Southern
                                                      South Coast          Sierra            Thorofare
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $5,000            $15,000
    Additional Paid in Capital                            (2,930)            (9,544)
    Cumulative Translation Adjustments, Net
    Retained earnings                                      3,328             30,724                ($1)
                                                     ------------------------------------------------------
                                                           5,398             36,180                 (1)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                              419,799
                                                     ------------------------------------------------------
Total capitalization                                       5,398            455,979                 (1)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                             27,259
Short-term debt
Accounts payable                                             488           (445,731)               (25)
Accrued taxes
Accrued interest                                                                963
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                           50
                                                     ------------------------------------------------------
Total current liabilities                                    538           (417,509)               (25)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    3,342             12,309                 26
Accumulated deferred investment tax credits                  716              3,622
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     4,058             15,931                 26
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $9,994            $54,401
                                                     =======================================================

<PAGE 271>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Western
                                                         Viejo              Vista             Sierra
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                               $21,000
    Additional Paid in Capital                             $3,255           $13,162             (7,910)
    Cumulative Translation Adjustments, Net
    Retained earnings                                         119            (1,887)            16,693
                                                     ------------------------------------------------------
                                                            3,374            11,275             29,783
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                                1,917            419,799
                                                     ------------------------------------------------------
Total capitalization                                        3,374            13,192            449,582
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                              1,294             27,259
Short-term debt
Accounts payable                                            2,788           (13,978)          (435,064)
Accrued taxes
Accrued interest                                                                                   963
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                            14             1,092                 67
                                                     ------------------------------------------------------
Total current liabilities                                   2,802           (11,592)          (406,775)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     1,143             8,384             15,247
Accumulated deferred investment tax credits                                                      4,314
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      1,143             8,384             19,561
                                                     ------------------------------------------------------
Minority interest
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $7,319            $9,984            $62,368
                                                     =======================================================

<PAGE 272>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                              Edison
                                                        Edison                                Mission
                                                        Mission         Consolidating         Energy
                                                        Energy           Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $64,130           ($72,660)            $64,130
    Additional Paid in Capital                           636,790         (1,342,471)            629,289
    Cumulative Translation Adjustments, Net                7,335                (95)             63,892
    Retained earnings                                    256,174           (437,431)            262,594
                                                     ------------------------------------------------------
                                                         964,429         (1,852,657)          1,019,905

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                                                        150,000
Long-term debt                                           198,883         (1,259,397)          2,419,890
                                                     ------------------------------------------------------
Total capitalization                                   1,163,312         (3,112,054)          3,589,795
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                            (81,777)             80,994
Short-term debt
Accounts payable                                         458,209          1,334,811              67,252
Accrued taxes                                                                                    35,405
Accrued interest                                             905             (2,890)             35,076
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                       43,347                                 52,163
                                                     ------------------------------------------------------
Total current liabilities                                502,461          1,250,144             270,890
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (28,566)             2,221             520,190
Accumulated deferred investment tax credits                                                      25,259
Customer advances and other deferred credits                                                     39,049
                                                     ------------------------------------------------------
Total deferred credits                                   (28,566)             2,221             584,498
                                                     ------------------------------------------------------
Minority interest                                                           (60,866)            707,289
                                                     -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $1,637,207        ($1,920,555)         $5,152,472
                                                     =======================================================

<PAGE 273>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Aguila             Anacapa           Arrowhead
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                   ($2,443)            $1,426
                                                     -----------------------------------------------------
Total operating revenue                                   (2,443)             1,426
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     605              1,224
Maintenance
Depreciation and decommissioning                                                 68
Income taxes                                              (1,503)                55                ($5)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                    (898)             1,347                 (5)
                                                     ------------------------------------------------------
Operating income                                          (1,545)                79                  5
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                      6
Minority interest
Taxes on nonoperating income                                                                        (2)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                                                4
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                          (1,545)                79                  9
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                (1,545)                79                  9
Retained Earnings - beginning of year                     (3,285)              (117)                 2
  Deduct - Dividend on Common Stock and Other
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($4,830)              ($38)               $11
                                                     ======================================================

<PAGE 274>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                           Bergen              Blue
                                                        Balboa              Point              Ridge
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                                          $85
                                                     -----------------------------------------------------
Total operating revenue                                                          85
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                      1,210
Maintenance
Depreciation and decommissioning                                                 14
Income taxes                                                  $1               (457)                $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                767                  1
                                                     ------------------------------------------------------
Operating income                                              (1)              (682)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)              (682)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)              (682)                (1)
Retained Earnings - beginning of year                         (7)            (1,226)                (6)
  Deduct - Dividend on Common Stock and Other                                     1
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($8)           ($1,907)               ($7)
                                                     ======================================================

<PAGE 275>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Bretton
                                                         Woods             Camino           Capistrano
                                                        Energy             Energy          Cogeneration
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                                      $32,876             $5,299
                                                     -----------------------------------------------------
Total operating revenue                                                      32,876              5,299
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                      1,302              1,210
Maintenance
Depreciation and decommissioning                                                688                  8
Income taxes                                                  $1             10,420              1,330
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1             12,410              2,548
                                                     ------------------------------------------------------
Operating income                                              (1)            20,466              2,751
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               2,329
Minority interest
Taxes on nonoperating income                                                   (244)
Other nonoperating income - net                                              (1,698)
                                                     ------------------------------------------------------
Total other income (deductions) - net                                           387
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)            20,853              2,751
                                                     ------------------------------------------------------
Interest on long-term debt                                                    4,706
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                       4,706
                                                     ------------------------------------------------------
NET INCOME                                                    (1)            16,147              2,751
Retained Earnings - beginning of year                         68             27,838                868
  Deduct - Dividend on Common Stock and Other                 (1)                               (3,290)
                                                     ------------------------------------------------------
Retained Earnings - end of year                              $66            $43,985               $329
                                                     ======================================================

<PAGE 276>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                      Centerport         Chesapeake           Chester
                                                        Energy           Bay Energy           Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $1                 $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                  1                  1
                                                     ------------------------------------------------------
Operating income                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   3
Minority interest
Taxes on nonoperating income                                                     (1)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                             2
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)                 1                 (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)                 1                 (1)
Retained Earnings - beginning of year                         49                 14               (140)
  Deduct - Dividend on Common Stock and Other                  1
                                                     ------------------------------------------------------
Retained Earnings - end of year                              $49                $15              ($141)
                                                     ======================================================

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                       Clayville          Colonial           Coronado
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
                                                                         (Inactive)
Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $1                 $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                  1                  1
                                                     ------------------------------------------------------
Operating income                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)                (1)                (1)
Retained Earnings - beginning of year                         (4)                (2)                (4)
  Deduct - Dividend on Common Stock and Other                  1                                     1
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($4)               ($3)               ($4)
                                                     ======================================================

<PAGE 278>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                       Crescent
                                                        Valley             Del Mar           Delaware
                                                        Energy             Energy             Energy
                                                        Company            Company       Conservers, Inc.
============================================================================================================
                                                                                            (Inactive)
Electric utility revenue
Diversified operations                                    $3,213             $1,702
                                                     -----------------------------------------------------
Total operating revenue                                    3,213              1,702
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,219              1,220
Maintenance
Depreciation and decommissioning                                                 14
Income taxes                                                 491                198                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   1,710              1,432                  1
                                                     ------------------------------------------------------
Operating income                                           1,503                270                 (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                (155)
Other nonoperating income - net                              400
                                                     ------------------------------------------------------
Total other income (deductions) - net                        245
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                           1,748                270                 (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                 1,748                270                 (1)
Retained Earnings - beginning of year                      5,252                523
  Deduct - Dividend on Common Stock and Other                 (2)
                                                     ------------------------------------------------------
Retained Earnings - end of year                           $6,998               $793                ($1)
                                                     ======================================================

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Desert                                Eastern
                                                        Sunrise           Devereaux           Sierra
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
                                                      (Inactive)
Electric utility revenue
Diversified operations                                                      ($3,412)            $3,743
                                                     -----------------------------------------------------
Total operating revenue                                                      (3,412)             3,743
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        605              1,210
Maintenance
Depreciation and decommissioning                                                                   204
Income taxes                                                  $1             (1,717)               802
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1             (1,112)             2,216
                                                     ------------------------------------------------------
Operating income                                              (1)            (2,300)             1,527
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                                       (29)
Other nonoperating income - net                                                                     75
                                                     ------------------------------------------------------
Total other income (deductions) - net                                                               46
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)            (2,300)             1,573
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)            (2,300)             1,573
Retained Earnings - beginning of year                         (2)            (2,813)              (121)
  Deduct - Dividend on Common Stock and Other                                    (1)
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($3)           ($5,114)            $1,452
                                                     ======================================================

<PAGE 280>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                           Edison             Edison
                                                      East Maine           Mission            Mission
                                                        Energy             Energy           Operation &
                                                        Company         Funding Corp.    Maintenance,Inc.
============================================================================================================
                                                      (Inactive)
Electric utility revenue
Diversified operations                                                                         $29,456
                                                     -----------------------------------------------------
Total operating revenue                                                                         29,456
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                        25,567
Maintenance
Depreciation and decommissioning                                                                   116
Income taxes                                                  $1                                 1,414
Property and other taxes                                                                             5
                                                     ------------------------------------------------------
Total operating expenses                                       1                                27,102
                                                     ------------------------------------------------------
Operating income                                              (1)                                2,354
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                     63
Minority interest
Taxes on nonoperating income                                                                       (70)
Other nonoperating income - net                                                                    118
                                                     ------------------------------------------------------
Total other income (deductions) - net                                                              111
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)                                2,465
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)                                2,465
Retained Earnings - beginning of year                         (5)                                3,098
  Deduct - Dividend on Common Stock and Other                                                        1
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($6)                               $5,564
                                                     ======================================================

<PAGE 281>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                                               Four
                                                       El Dorado                             Counties
                                                        Energy              EMP,                Gas
                                                        Company             Inc.              Company
============================================================================================================
                                                                                            (Inactive)
Electric utility revenue
Diversified operations                                      $158           ($26,904)
                                                     -----------------------------------------------------
Total operating revenue                                      158            (26,904)
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     605              1,210
Maintenance
Depreciation and decommissioning                             212
Income taxes                                                (732)           (12,060)                $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                      85            (10,850)                 1
                                                     ------------------------------------------------------
Operating income                                              73            (16,054)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              679                137
Minority interest
Taxes on nonoperating income                               3,313                (77)
Other nonoperating income - net                           (9,256)                62
                                                     ------------------------------------------------------
Total other income (deductions) - net                     (5,264)               122
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                          (5,191)           (15,932)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                (5,191)           (15,932)                (1)
Retained Earnings - beginning of year                     (1,844)              (790)
  Deduct - Dividend on Common Stock and Other
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($7,035)          ($16,722)               ($1)
                                                     ======================================================

<PAGE 282>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Hanover
                                                        Energy           Holtsville         Indian Bay
                                                        Company            Energy             Energy
                                                     Consolidated          Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                    $2,189
                                                     -----------------------------------------------------
Total operating revenue                                    2,189
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,210
Maintenance
Depreciation and decommissioning                             126
Income taxes                                                 216                 $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   1,552                  1                  1
                                                     ------------------------------------------------------
Operating income                                             637                 (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                  (4)
Other nonoperating income - net                                9
                                                     ------------------------------------------------------
Total other income (deductions) - net                          5
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                             642                 (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                   642                 (1)                (1)
Retained Earnings - beginning of year                       (660)              (894)                41
  Deduct - Dividend on Common Stock and Other                                     1
                                                     ------------------------------------------------------
Retained Earnings - end of year                             ($18)             ($894)               $40
                                                     ======================================================

<PAGE 283>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                            Kings
                                                       Jefferson           Canyon            Kingspark
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
                                                      (Inactive)         (Inactive)
Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $4                 $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       4                  1                  1
                                                     ------------------------------------------------------
Operating income                                              (4)                (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                (464)
Other nonoperating income - net                            1,200
                                                     ------------------------------------------------------
Total other income (deductions) - net                        736
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                             732                 (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                   732                 (1)                (1)
Retained Earnings - beginning of year                     (1,680)                (4)               245
  Deduct - Dividend on Common Stock and Other                                     1
                                                     ------------------------------------------------------
Retained Earnings - end of year                            ($948)               ($4)              $244
                                                     ======================================================

<PAGE 284>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Laguna            La Jolla          Lake Grove
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
                                                      (Inactive)         (Inactive)         (Inactive)
Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                ($54)                $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     (54)                 1                  1
                                                     ------------------------------------------------------
Operating income                                              54                 (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              54                 (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt                                   136
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                      136
                                                     ------------------------------------------------------
NET INCOME                                                   (82)                (1)                (1)
Retained Earnings - beginning of year                     (1,468)                (4)              (507)
  Deduct - Dividend on Common Stock and Other                 (1)                 1
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($1,551)               ($4)             ($508)
                                                     ======================================================

<PAGE 285>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                           Lehigh
                                                       Lakeview             River            Longview
                                                        Energy             Energy          Cogeneration
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                     $1,210
Maintenance
Depreciation and decommissioning
Income taxes                                                  $1               (522)                $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                688                  1
                                                     ------------------------------------------------------
Operating income                                              (1)              (688)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                      1
Other nonoperating income - net                                                  (3)
                                                     ------------------------------------------------------
Total other income (deductions) - net                                            (2)
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)              (690)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)              (690)                (1)
Retained Earnings - beginning of year                         (4)            (6,612)                (3)
  Deduct - Dividend on Common Stock and Other                  1
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($4)           ($7,302)               ($4)
                                                     ======================================================

<PAGE 286>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                                                MEC
                                                        Madera             Madison         International
                                                        Energy             Energy              B.V.
                                                        Company            Company         Consolidated
============================================================================================================

Electric utility revenue                                                                      $650,838
Diversified operations                                                       $2,144             27,057
                                                     -----------------------------------------------------
Total operating revenue                                                       2,144            677,895
                                                     -----------------------------------------------------
Fuel                                                                                           137,151
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        605            128,578
Maintenance
Depreciation and decommissioning                                                132             74,699
Income taxes                                                  $1                363             33,446
Property and other taxes                                                                        17,952
                                                     ------------------------------------------------------
Total operating expenses                                       1              1,100            391,826
                                                     ------------------------------------------------------
Operating income                                              (1)             1,044            286,069
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                  9,811
Minority interest                                                                              (86,432)
Taxes on nonoperating income                                                                    (3,434)
Other nonoperating income - net                                                                  1,952
                                                     ------------------------------------------------------
Total other income (deductions) - net                                                          (78,103)
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)              1,044           207,966
                                                     ------------------------------------------------------
Interest on long-term debt                                                                     166,001
Other interest expense                                                                             (11)
Allowance for borrowed funds used during
  construction
Capitalized interest                                                                           (41,555)
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                        124,435
                                                     ------------------------------------------------------
NET INCOME                                                    (1)              1,044            83,531
Retained Earnings - beginning of year                         (6)              1,711            28,107
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($7)             $2,755          $111,638
                                                     ======================================================

<PAGE 287>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                          Mission/            Mission
                                                        Mission             Eagle             Energy
                                                        Capital            Energy             Canada
                                                         L.P.              Company          Corporation
============================================================================================================

Electric utility revenue
Diversified operations                                                                         ($4,403)
                                                     -----------------------------------------------------
Total operating revenue                                                                         (4,403)
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                            15
Maintenance
Depreciation and decommissioning                                                                     5
Income taxes                                             ($5,389)                $1              2,550
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                  (5,389)                 1              2,570
                                                     ------------------------------------------------------
Operating income                                           5,389                 (1)            (6,973)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           13,953                                  (427)
Minority interest
Taxes on nonoperating income                              (5,390)                                  166
Other nonoperating income - net                                                                     (3)
                                                     ------------------------------------------------------
Total other income (deductions) - net                      8,563                                  (264)
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                          13,952                 (1)            (7,237)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities               13,953
                                                     ------------------------------------------------------
Total interest and other expenses - net                   13,953
                                                     ------------------------------------------------------
NET INCOME                                                    (1)                (1)            (7,237)
Retained Earnings - beginning of year                                                           (1,414)
  Deduct - Dividend on Common Stock and Other                                                       (1)
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($1)               ($1)           ($8,652)
                                                     ======================================================

<PAGE 288>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnigns
For The Year Ended December 31, 1996
(in thousands)

                                                        Mission            Mission
                                                        Energy           Energy Fuel          Mission
                                                     Construction          Company            Energy
                                                    Services, Inc.      Consolidated      Holdings, Inc.
============================================================================================================

Electric utility revenue
Diversified operations                                                      $29,540
                                                     -----------------------------------------------------
Total operating revenue                                                      29,540
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                      2,602
Maintenance
Depreciation and decommissioning                                              7,622
Income taxes                                                  $1              4,108                $16
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1             14,332                 16
                                                     ------------------------------------------------------
Operating income                                              (1)            15,208                (16)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   5
Minority interest
Taxes on nonoperating income                                                     (2)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                             3
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)            15,211                (16)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities                                                        218
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                            218
                                                     ------------------------------------------------------
NET INCOME                                                    (1)            15,211               (234)
Retained Earnings - beginning of year                                        36,817                 (1)
  Deduct - Dividend on Common Stock and Other                               (48,166)              (183)
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($1)            $3,862              ($418)
                                                     ======================================================

<PAGE 289>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Mission
                                                        Energy             Mission            Mission
                                                       Holdings            Energy             Energy
                                                  International, Inc.     Indonesia           Mexico
============================================================================================================
                                                                                            (Inactive)
Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $1                 $1                ($1)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                  1                 (1)
                                                     ------------------------------------------------------
Operating income                                              (1)                (1)                 1
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                                         2
Other nonoperating income - net                                                                     (4)
                                                     ------------------------------------------------------
Total other income (deductions) - net                                                               (2)
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)                (1)                (1)
Retained Earnings - beginning of year                         (1)                (4)            (1,139)
  Deduct - Dividend on Common Stock and Other            285,210                  1                 (1)
                                                     ------------------------------------------------------
Retained Earnings - end of year                         $285,208                ($4)           ($1,141)
                                                     ======================================================

<PAGE 290>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)


                                                                           Mission
                                                        Mission            Energy             Mission
                                                        Energy              Wales             Energy
                                                    New York, Inc.         Company        Westside, Inc.
============================================================================================================

Electric utility revenue
Diversified operations                                      $256            $16,885
                                                     -----------------------------------------------------
Total operating revenue                                      256             16,885
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                             (14,515)            10,661                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                 (14,515)            10,661                  1
                                                     ------------------------------------------------------
Operating income                                          14,771              6,224                 (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                               29                 33
Minority interest
Taxes on nonoperating income                                 (37)               (13)
Other nonoperating income - net                               67
                                                     ------------------------------------------------------
Total other income (deductions) - net                         59                 20
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                          14,830              6,244                 (1)
                                                     ------------------------------------------------------
Interest on long-term debt                                38,021
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   38,021
                                                     ------------------------------------------------------
NET INCOME                                               (23,191)             6,244                 (1)
Retained Earnings - beginning of year                     (1,173)                (4)                (1)
  Deduct - Dividend on Common Stock and Other                  2              1,393
                                                     ------------------------------------------------------
Retained Earnings - end of year                         ($24,362)            $7,633                ($2)
                                                     ======================================================

<PAGE 291>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Mission            Mission             North
                                                      Operations        Triple Cycle          Jackson
                                                       de Mexico           Systems            Energy
                                                     S.A. de C.V.          Company            Company
============================================================================================================
                                                                                            (Inactive)
Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                                     $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                          1                  1
                                                     ------------------------------------------------------
Operating income                                                                 (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                                                 (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                                       (1)                (1)
Retained Earnings - beginning of year                                           155                 (1)
  Deduct - Dividend on Common Stock and Other                                                        1
                                                     ------------------------------------------------------
Retained Earnings - end of year                                                $154                ($1)
                                                     ======================================================

<PAGE 292>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                       Northern
                                                        Sierra             Ortega             Panther
                                                        Energy             Energy             Timber
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $1                 $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                  1                  1
                                                     ------------------------------------------------------
Operating income                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)                (1)                (1)
Retained Earnings - beginning of year                        134                 (5)               256
  Deduct - Dividend on Common Stock and Other                  1                  1
                                                     ------------------------------------------------------
Retained Earnings - end of year                             $134                ($5)              $255
                                                     ======================================================

<PAGE 293>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                          Pleasant            Prince
                                                       Paradise            Valley             George
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                                         ($25)            $4,304
                                                     -----------------------------------------------------
Total operating revenue                                                         (25)             4,304
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        605              1,210
Maintenance
Depreciation and decommissioning                                                                   614
Income taxes                                                 $58               (250)               888
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                      58                355              2,712
                                                     ------------------------------------------------------
Operating income                                             (58)              (380)             1,592
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 (55)
Minority interest
Taxes on nonoperating income                                                     19
Other nonoperating income - net                                                   7
                                                     ------------------------------------------------------
Total other income (deductions) - net                                           (29)
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                             (58)              (409)             1,592
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                   (58)              (409)             1,592
Retained Earnings - beginning of year                                           273               (494)
  Deduct - Dividend on Common Stock and Other                                                     (737)
                                                     ------------------------------------------------------
Retained Earnings - end of year                             ($58)             ($136)              $361
                                                     ======================================================

<PAGE 294>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                        Quartz
                                                         Peak              Rapidan          Reeves Bay
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                    $2,162                $44
                                                     -----------------------------------------------------
Total operating revenue                                    2,162                 44
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,256                605
Maintenance
Depreciation and decommissioning                              61                  4
Income taxes                                                 286               (225)                $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   1,603                384                  1
                                                     ------------------------------------------------------
Operating income                                             559               (340)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              133
Minority interest
Taxes on nonoperating income                                 (51)              (641)
Other nonoperating income - net                                               1,660
                                                     ------------------------------------------------------
Total other income (deductions) - net                         82              1,019
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                             641                679                 (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                   641                679                 (1)
Retained Earnings - beginning of year                        104               (265)              (669)
  Deduct - Dividend on Common Stock and Other               (674)            (1,314)
                                                     ------------------------------------------------------
Retained Earnings - end of year                              $71              ($900)             ($670)
                                                     ======================================================

<PAGE 295>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                             Rio
                                                      Ridgecrest          Escondido          Riverport
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $1               $717                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                717                  1
                                                     ------------------------------------------------------
Operating income                                              (1)              (717)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               6,612
Minority interest
Taxes on nonoperating income                                                 (2,554)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                         4,058
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)             3,341                 (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)             3,341                 (1)
Retained Earnings - beginning of year                         (6)           (11,492)                77
  Deduct - Dividend on Common Stock and Other                                    (2)
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($7)           ($8,153)               $76
                                                     ======================================================

<PAGE 296>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                      San Gabriel        San Joaquin         San Juan
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================
                                                      (Inactive)
Electric utility revenue
Diversified operations                                   ($1,017)           $12,354             $8,825
                                                     -----------------------------------------------------
Total operating revenue                                   (1,017)            12,354              8,825
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                      1,258              1,247
Maintenance
Depreciation and decommissioning                                                 30                 90
Income taxes                                                (400)             4,051              2,795
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                    (400)             5,339              4,132
                                                     ------------------------------------------------------
Operating income                                            (617)             7,015              4,693
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               1,042
Minority interest
Taxes on nonoperating income                                                   (424)
Other nonoperating income - net                                                  56                  1
                                                     ------------------------------------------------------
Total other income (deductions) - net                                           674                  1
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                            (617)             7,689              4,694
                                                     ------------------------------------------------------
Interest on long-term debt                                                      978
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                         978
                                                     ------------------------------------------------------
NET INCOME                                                  (617)             6,711              4,694
Retained Earnings - beginning of year                       (222)             7,776             (1,417)
  Deduct - Dividend on Common Stock and Other                                  (997)            (1,839)
                                                     ------------------------------------------------------
Retained Earnings - end of year                            ($839)           $13,490             $1,438
                                                     ======================================================

<PAGE 297>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                       San Pedro          Santa Ana         Santa Clara
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                     -----------------------------------------------------
Total operating revenue
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $1                 $1                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                  1                  1
                                                     ------------------------------------------------------
Operating income                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                              (1)                (1)                (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)                (1)                (1)
Retained Earnings - beginning of year                         (6)                (7)                (4)
  Deduct - Dividend on Common Stock and Other                                     1
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($7)               ($7)               ($5)
                                                     ======================================================

<PAGE 298>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                           Silver
                                                       Silverado           Springs            Sonoma
                                                        Energy             Energy           Geothermal
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                    $2,136                                  $320
                                                     -----------------------------------------------------
Total operating revenue                                    2,136                                   320
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,222                                 1,210
Maintenance
Depreciation and decommissioning                              50
Income taxes                                                 353                 $1               (369)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   1,625                  1                841
                                                     ------------------------------------------------------
Operating income                                             511                 (1)              (521)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                      3
Minority interest
Taxes on nonoperating income                                                                       (12)
Other nonoperating income - net                                                                     28
                                                     ------------------------------------------------------
Total other income (deductions) - net                                                               19
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                             511                 (1)              (502)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                   511                 (1)              (502)
Retained Earnings - beginning of year                      1,014                 (4)              (328)
  Deduct - Dividend on Common Stock and Other                                     1
                                                     ------------------------------------------------------
Retained Earnings - end of year                           $1,525                ($4)             ($830)
                                                     ======================================================

<PAGE 299>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)


                                                                          Southern
                                                      South Coast          Sierra            Thorofare
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                    $4,741            $26,987
                                                     -----------------------------------------------------
Total operating revenue                                    4,741             26,987
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,211              1,273
Maintenance
Depreciation and decommissioning                               5                 58
Income taxes                                               1,379              9,826                 $1
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   2,595             11,157                  1
                                                     ------------------------------------------------------
Operating income                                           2,146             15,830                 (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               1,040
Minority interest
Taxes on nonoperating income                                 214               (402)
Other nonoperating income - net                             (554)
                                                     ------------------------------------------------------
Total other income (deductions) - net                       (340)               638
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                           1,806             16,468                 (1)
                                                     ------------------------------------------------------
Interest on long-term debt                                                      978
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                         978
                                                     ------------------------------------------------------
NET INCOME                                                 1,806             15,490                 (1)
Retained Earnings - beginning of year                      1,522             19,341
  Deduct - Dividend on Common Stock and Other                                (4,107)
                                                     ------------------------------------------------------
Retained Earnings - end of year                           $3,328            $30,724                ($1)
                                                     ======================================================

<PAGE 300>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                                              Western
                                                         Viejo              Vista             Sierra
                                                        Energy             Energy             Energy
                                                        Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                    $1,577                               $25,655
                                                     -----------------------------------------------------
Total operating revenue                                    1,577                                25,655
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,225                                 1,298
Maintenance
Depreciation and decommissioning                              65                                    37
Income taxes                                                 111               $317              9,350
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   1,401                317             10,685
                                                     ------------------------------------------------------
Operating income                                             176               (317)            14,970
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 221              1,040
Minority interest
Taxes on nonoperating income                                                  1,247               (402)
Other nonoperating income - net                                              (3,449)
                                                     ------------------------------------------------------
Total other income (deductions) - net                                        (1,981)               638
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                             176             (2,298)            15,608
                                                     ------------------------------------------------------
Interest on long-term debt                                                                         979
Other interest expense                                                          114
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                         114                979
                                                     ------------------------------------------------------
NET INCOME                                                   176             (2,412)            14,629
Retained Earnings - beginning of year                        (57)               526              2,065
  Deduct - Dividend on Common Stock and Other                                    (1)                (1)
                                                     ------------------------------------------------------
Retained Earnings - end of year                             $119            ($1,887)           $16,693
                                                     ======================================================

<PAGE 301>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(in thousands)

                                                                                              Edison
                                                        Edison                                Mission
                                                        Mission         Consolidating         Energy
                                                        Energy           Adjustments       Consolidated
============================================================================================================

Electric utility revenue                                                                      $650,838
Diversified operations                                    $9,013           ($26,163)           192,780
                                                     -----------------------------------------------------
Total operating revenue                                    9,013            (26,163)           843,618
                                                     -----------------------------------------------------
Fuel                                                                                           137,151
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  45,674             18,227            248,928
Maintenance
Depreciation and decommissioning                           4,931                                89,853
Income taxes                                              (9,458)            17,714             66,303
Property and other taxes                                      97            (17,512)               542
                                                     ------------------------------------------------------
Total operating expenses                                  41,244             18,429            542,777
                                                     ------------------------------------------------------
Operating income                                         (32,231)           (41,592)           300,841
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           38,168            (55,110)            19,715
Minority interest                                                            16,885            (69,547)
Taxes on nonoperating income                             (17,857)            11,560            (15,742)
Other nonoperating income - net                            7,977             22,392             21,037
                                                     ------------------------------------------------------
Total other income (deductions) - net                     28,288             (4,273)           (44,537)
                                                     ------------------------------------------------------
Income before interest and
  other expenses                                          (3,943)           (45,865)           256,304
                                                     ------------------------------------------------------
Interest on long-term debt                                49,503            (54,185)           207,117
Other interest expense                                                           11                114
Allowance for borrowed funds used during
  construction
Capitalized interest                                     (14,537)                              (56,092)
Dividend on subsidiary preferred securities               (1,071)                               13,100
                                                     ------------------------------------------------------
Total interest and other expenses - net                   33,895            (54,174)           164,239
                                                     ------------------------------------------------------
NET INCOME                                               (37,838)             8,309             92,065
Retained Earnings - beginning of year                    318,101            (94,526)           320,529
  Deduct - Dividend on Common Stock and Other            (24,089)          (351,213)          (150,000)
                                                     ------------------------------------------------------
Retained Earnings - end of year                         $256,174          ($437,430)          $262,594
                                                     ======================================================

<PAGE 302>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                                                                                 Bergen
                                  Aguila         Anacapa        Arrowhead        Balboa           Point
                                  Energy         Energy          Energy          Energy          Energy
                                  Company        Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                  American     Salinas River       Crown         Smithtown        TEVCO/
                                Bituminous    Cogeneration       Energy,      Cogeneration,      Mission
                                   Power         Company          L.P.            L.P.           Bayonne
                                 Partners,                                                     Partnership
                                   L.P.
Ownership Interest:                 49.5%            50%             50%             50%             50%


Nature/Purpose of Business:          (a)             (b)             (c)             (d)             (e)


Ownership Interest in (000):

   Assets                        $83,096         $21,863                          $2,488            $830

   Revenue                       $12,645          $7,758                                            $106

   Net Income (Loss)             ($2,350)         $1,396                                            $106




(a)  To own an 80 MW cogeneration facility located in Grant Town, West Virginia.

(b)  To own and operate the 38 MW cogeneration facility located in Monterey County, California.

(c)  To own and operate power production facilities.

(d)  To own and operate power production facilities.

(e)  To own a limited partnership interest in the Cogen Technologies NJ Venture.

<PAGE 303>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                                 Bretton
                                Blue Ridge        Woods          Camino        Capistrano      Centerport
                                  Energy         Energy          Energy       Cogeneration       Energy
                                  Company        Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                Bretton Woods  Bretton Woods      Watson        James River      Riverhead
                               Cogeneration,  Cogeneration,   Cogeneration    Cogeneration    Cogeneration
                                   L.P.           L.P.           Company         Company         I, L.P.

Ownership Interest:                   50%            50%             49%             50%             50%


Nature/Purpose of Business:           (f)            (g)             (h)             (i)             (j)


Ownership Interest in (000):

   Assets                            $359           $359        $131,177         $42,946            $244

   Revenue                                                       $93,495         $24,832

   Net Income (Loss)                                             $32,020          $5,781




(f)  To own and operate power production facilities.

(g)  To own and operate power production facilities.

(h)  To own and operate the 385 MW cogeneration facility at ARCO's Los Angeles Refinery in Carson, California.

(I)  To own and operate the 110 MW cogeneration facility located in Hopewell, Chester County, Virginia.

(j)  To own and operate power production facilities.

<PAGE 304>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                Chesapeake                                                      Crescent
                                    Bay       Chickahominy      Clayville       Coronado         Valley
                                  Energy      River Energy       Energy          Energy          Energy
                                  Company         Corp.          Company         Company         Company
                               ==============================================================================
Name of Entity:                  Delaware     Commonwealth       Oconee          Oconee          Beowawe
                                   Clean        Atlantic         Energy,         Energy,       Geothermal
                                  Energy          L.P.            L.P.            L.P.            Power
                                  Project                                                        Company

Ownership Interest:                   50%            50%             50%             50%             50%


Nature/Purpose of Business:           (k)            (l)             (m)             (n)             (o)


Ownership Interest in (000):

   Assets                                        $62,845                                          ($175)

   Revenue                                       $11,970                                         $5,680

   Net Income (Loss)                              $2,092                                        ($7,716)




(k)  To own and operate power production facilities.

(l)  To own a 340 MW power production facility located in Chesapeake, VA.

(m)  To own and operate power production facilities.

(n)  To own and operate power production facilities.

(o)  To own and operate the 15 MW geothermal facility at the Beowawe Known Geothermal Resource
     Area of Eureka and Lander County, Nevada.

<PAGE 305>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                                                 Eastern
                                  Del Mar       Devereaux        Sierra         El Dorado
                                  Energy         Energy          Energy          Energy           EMP,
                                  Company        Company         Company         Company          Inc.
                               ==============================================================================
Name of Entity:                   Mid-Set      Auburndale        Saguaro       Auburndale     GEO East Mesa
                               Cogeneration       Power           Power           Power          Limited
                                  Company    Partners, L.P.   Company, L.P.   Partners, L.P    Partnership
                                                                                                   (1)

Ownership Interest:                   50%            49%             50%              1%             50%


Nature/Purpose of Business:           (p)            (q)             (r)             (s)             (t)


Ownership Interest in (000):

   Assets                         $14,069       $83,419          $56,877         $1,702          $41,991

   Revenue                         $8,722       $23,202          $24,192           $474          $23,793

   Net Income (Loss)               $1,716       ($3,291)          $3,508           ($67)          $2,906



(p)  To own and operate the 38 MW cogeneration facility located in Kern County, California.

(q)  To own and operate a 150 MW power production facility located in Florida.

(r)  To own and operate the 90 MW cogeneration facility located in Henderson, Nevada.

(s)  To own and operate a 150 MW power production facility located in Florida.

(t)  To own and operate geothermal facilities (40 MW) located near Holtville in Imperial Valley, California.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                    (1)
                                    GEO
                                 East Mesa     Holtsville      Indian Bay       Kingspark       Lakeview
                                  Limited        Energy          Energy          Energy          Energy
                                Partnership      Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                     GEO        Brookhaven       Riverhead       Smithtown        Georgia
                                 East Mesa    Cogeneration,   Cogeneration    Cogeneration,      Peaker,
                                 Electric         L.P.          III, L.P.         L.P.            L.P.
                                    Co.

Ownership Interest:                  100%            50%             50%             50%             50%


Nature/Purpose of Business:           (u)            (v)             (w)             (x)             (y)


Ownership Interest in (000):

   Assets                         $3,144          $1,294            $216          $2,488

   Revenue                          $100

   Net Income (Loss)                $372




(u)  To own and operate a 13 MW geothermal facility located near Holtville in Imperial Valley, California.

(v)  To own and operate power production facilities.

(w)  To own and operate power production facilities.

(x)  To own and operate power production facilities.

(y)  To own and operate power production facilities.

<PAGE 307>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996


                                  Lehigh                                        Mission/         Mission
                                   River         Madera          Madison          Eagle          Energy
                                  Energy         Energy          Energy          Energy          Canada
                                  Company        Company         Company         Company       Corporation
                               ==============================================================================
Name of Entity:                   TEVCO/       Brookhaven     Gordonsville        Crown            B.C
                                  Mission     Cogeneration,      Energy,         Energy,          Star
                                  Assets          L.P.            L.P.            L.P.          Partners
                                Partnership


Ownership Interest:                   50%            50%             49%              2%             50%


Nature/Purpose of Business:           (z)           (aa)            (ab)            (ac)            (ad)


Ownership Interest in (000):

   Assets                                         $1,294        $109,150                        $47,699

   Revenue                                                       $19,386                        $14,322

   Net Income (Loss)                                              $1,964                        ($3,855)



(z)   To own limited partnership interests in power production facilities located in Maine and Pennsylvania.

(aa)  To own and operate power production facilities.

(ab)  To own and operate a 240 MW cogeneration facility located in Gordonsville, Virginia.

(ac)  To own and operate power production facilities.

(ad)  To hold, acquire and operate oil, gas and mineral producing properties and leases and facilities.

<PAGE 308>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                  Mission        Mission         Mission         Mission        Northern
                                  Energy         Energy          Energy       Triple Cycle       Sierra
                                  Canada       Oil and Gas      New York,        Systems         Energy
                                   Corp.         Company          Inc.           Company         Company
                               ==============================================================================
Name of Entity:                 The Mission     Four Star       Brooklyn      Triple Cycle        Sobel
                                 Interface      Oil & Gas       Navy Yard      Partnership    Cogeneration
                                Partnership      Company      Cogeneration                       Company
                                                             Partners, L.P.

Ownership Interest:                   50%         46.85%             50%             50%             50%


Nature/Purpose of Business:          (ae)           (af)            (ag)            (ah)            (ai)



Ownership Interest in (000):

   Assets                            $295       $272,526        $230,078

   Revenue                            $76       $118,676

   Net Income (Loss)                  $48        $30,014            $251



(ae)  To own and operate power production facilities.

(af)  To own an interest in the common stock of a domestic oil and gas exploration and production company.

(ag)  To own and operate the 286 MW power production facility located near the Brooklyn Bridge in Brooklyn, New
      York.

(ah)  To own 25% interest in a partnership that has rights to a proprietary technology.

(ai)  Currently is inactive.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                                                Pleasant         Prince          Prince
                                  Panther       Paradise         Valley          George          George
                                  Timber         Energy          Energy          Energy          Energy
                                  Company        Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                  American         Vista         American        Hopewell        Hopewell
                                   Kiln          Energy        Bituminous     Cogeneration    Cogeneration,
                                 Partners,        L.P.            Power          Limited          Inc.
                                   L.P.                      Partners, L.P.    Partnership         (2)

Ownership Interest:                    2%            50%            0.5%          24.75%             25%


Nature/Purpose of Business:          (aj)           (ak)            (al)            (am)            (an)


Ownership Interest in (000):

   Assets                                                          $839          $43,565            $440

   Revenue                                                         $128          $13,706            $138

   Net Income (Loss)                                               ($24)          $4,225             $43



(aj)  Currently is inactive.

(ak)  To own and operate power production facilities.

(al)  To own and operate the 80 MW cogeneration facility located in Grant Town, West Virginia.

(am)  To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(an)  To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

<PAGE 310>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                    (2)          Quartz
                                 Hopewell         Peak           Rapidan       Reeves Bay       Ridgecrest
                               Cogeneration,     Energy          Energy          Energy          Energy
                                   Inc.          Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                  Hopewell        Nevada       Gordonsville     North Shore       Riverhead
                               Cogeneration     Sun-Peak         Energy,      Energy, L.P.      Cogeneration
                                  Limited         L.P.            L.P.                             I, L.P.
                                Partnership


Ownership Interest:                    1%            50%              1%             50%             50%


Nature/Purpose of Business:          (ao)           (ap)            (aq)            (ar)            (as)


Ownership Interest in (000):

   Assets                          $1,760        $32,472          $2,228                            $244

   Revenue                           $554         $6,716            $396

   Net Income (Loss)                 $171         $2,052             $40




(ao)  To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(ap)  To own 50% of the 210 MW independent power production plant located near Las Vegas, Nevada.

(aq)  To own and operate a 240 MW cogeneration facility located in Gordonsville, Virginia.

(ar)  To own and operate power production facilities.

(as)  To own and operate power production facilities.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                 Riverport     San Joaquin      San Juan        San Pedro       Santa Ana
                                  Energy         Energy          Energy          Energy          Energy
                                  Company        Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                  Riverhead    Midway-Sunset    March Point      Riverhead       Riverhead
                               Cogeneration   Cogeneration    Cogeneration    Cogeneration    Cogeneration
                                 II, L.P.       Company,         Company        II, L.P.        III, L.P.
                                                  L.P.

Ownership Interest:                   50%            50%             50%             50%             50%


Nature/Purpose of Business:          (at)           (au)            (av)            (aw)            (ax)


Ownership Interest in (000):

   Assets                            $316        $62,483         $68,686            $316            $216

   Revenue                                       $49,129         $38,349

   Net Income (Loss)                             $12,137          $8,990



(at) To own and operate power production facilities.

(au)  To own and operate the 225 MW cogeneration facility located near Taft in Kern County, California.

(av)  To own and operate the 140 MW cogeneration facility located in Anacortes, Washington.

(aw)  To own and operate power production facilities.

(ax)  To own and operate power production facilities.

<PAGE 312>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                                                 Silver
                                Santa Clara     Silverado        Springs         Sonoma        South Coast
                                  Energy         Energy          Energy        Geothermal        Energy
                                  Company        Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                 North Shore     Coalinga         Georgia       Geothermal        Harbor
                               Energy, L.P.   Cogeneration       Peaker,         Energy       Cogeneration
                                                 Company          L.P.          Partners,        Company
                                                                                  Ltd.

Ownership Interest:                   50%            50%             50%              5%             30%


Nature/Purpose of Business:          (ay)           (az)            (ba)            (bb)            (bc)


Ownership Interest in (000):

   Assets                                        $19,912                          $3,462         $15,393

   Revenue                                        $9,729                          $1,115         $14,274

   Net Income (Loss)                              $2,232                            $318          $4,794




(ay)  To own and operate power production facilities.

(az)  To own and operate the 38 MW cogeneration facility located in Fresno County, California.

(ba)  To own and operate power production facilities.

(bb)  To own and operate the 20 MW geothermal facility located in Cloverdale, California.

(bc)  To own and operate the 80 MW cogeneration facility at the Wilmington Oil Field located in Los Angeles,
      California.

<PAGE 313>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996

                                 Southern       Southern
                                  Sierra         Sierra         Thorofare         Viejo           Vista
                                  Energy           Gas           Energy          Energy          Energy
                                  Company        Company         Company         Company         Company
                               ==============================================================================
Name of Entity:                 Kern River       TM Star          Crown          Sargent          Vista
                               Cogeneration       Fuel           Energy,         Canyon        Energy, L.P
                                  Company        Company          L.P.        Cogeneration
                                                                                 Company


Ownership Interest:                   50%            50%             48%             50%             50%


Nature/Purpose of Business:          (bd)           (be)            (bf)            (bg)            (bh)


Ownership Interest in (000):

   Assets                         $67,171         $1,225                         $21,568

   Revenue                        $75,578         $9,695                          $7,886

   Net Income (Loss)              $27,337         $1,414                          $1,514



(bd)  To own and operate the 300 MW Kern River ("Omar Hill") cogeneration facility at Texaco's Kern River Oil
      Field located near Bakersfield, California.

(be)  To own an 50% interest in a domestic oil and gas exploration and production company.

(bf)  To own and operate power production facilities.

(bg)  To own and operate the 38 MW cogeneration facility located in Monterey County, California.

(bh)  To own and operate power production facilities.

<PAGE 314>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1996


                                  Western
                                  Sierra         Edison
                                  Energy         Mission
                                  Company        Energy
                               ==============================================================================
Name of Entity:                  Sycamore          N/A
                               Cogeneration
                                  Company


Ownership Interest:                   50%           N/A


Nature/Purpose of Business:          (bi)           (bj)


Ownership Interest in (000):

   Assets                         $92,121         $4,749

   Revenue                        $77,901

   Net Income (Loss)              $25,509



(bi)  To own and operate the 300 MW cogeneration facility located at Texaco's Kern River Oil Field near
      Bakersfield, California.

(bj)  Represents goodwill resulting from the acquisition of an entity having a partnership interest as its sole asset.  The goodwill is being amortized over a twenty-seven year period.

 N/A  Not Applicable

<PAGE 315>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                      Chicahominy        Hanover
                                                         River           Energy          Consolidating
                                                     Energy Corp.        Company          Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                    ----------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       $10,732             $6,146            ($6,146)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                     10,732              6,146             (6,146)
                                                    ----------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    58
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                    ----------------------------------------------------
Total current assets                                         58
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                    ----------------------------------------------------
Total deferred charges
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $10,790             $6,146            ($6,146)
                                                    ====================================================

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Hanover
                                                        Energy
                                                        Company
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                    ----------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       $10,732
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                     10,732
                                                    ----------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    58
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                    ----------------------------------------------------
Total current assets                                         58
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                    ----------------------------------------------------
Total deferred charges
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $10,790
                                                    ====================================================

<PAGE 317>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                     Chickahominy        Hanover
                                                         River           Energy          Consolidating
                                                     Energy Corp.        Company          Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                          $6,164             $5,462             ($5,462)
    Retained earnings                                      (18)               683                (683)
                                                    -----------------------------------------------------
                                                         6,146              6,145              (6,145)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                    -----------------------------------------------------
Total capitalization                                     6,146              6,145              (6,145)
                                                    -----------------------------------------------------
Other long-term liabilities
                                                    -----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           464                  1                  (1)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                    -----------------------------------------------------
Total current liabilities                                  464                  1                  (1)
                                                    -----------------------------------------------------
Accumulated deferred income taxes - net                  4,180
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    -----------------------------------------------------
Total deferred credits                                   4,180
                                                    -----------------------------------------------------
Minority interest
                                                    -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $10,790             $6,146             ($6,146)
                                                    =====================================================

<PAGE 318>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Hanover
                                                        Energy
                                                        Company
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                          $6,164
    Retained earnings                                      (18)
                                                    -----------------------------------------------------
                                                         6,146
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                    -----------------------------------------------------
Total capitalization                                     6,146
                                                    -----------------------------------------------------
Other long-term liabilities
                                                    -----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           464
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                    -----------------------------------------------------
Total current liabilities                                  464
                                                    -----------------------------------------------------
Accumulated deferred income taxes - net                  4,180
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    -----------------------------------------------------
Total deferred credits                                   4,180
                                                    -----------------------------------------------------
Minority interest
                                                    -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $10,790
                                                    =====================================================

Hanover Energy Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                     Chickahominy        Hanover
                                                         River           Energy          Consolidating
                                                     Energy Corp.        Company          Adjustments
============================================================================================================

Electric utility revenue
Diversified operations                                  $2,189
                                                    -----------------------------------------------------
Total operating revenue                                  2,189
                                                    -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 1,210
Maintenance
Depreciation and decommissioning                           126
Income taxes                                               216                 $1                 ($1)
Property and other taxes
                                                    -----------------------------------------------------
Total operating expenses                                 1,552                  1                  (1)
                                                    -----------------------------------------------------
Operating income                                           637                 (1)                  1
                                                    -----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                (4)
Other nonoperating income - net                              9
                                                    -----------------------------------------------------
Total other income (deductions) - net                        5
                                                    -----------------------------------------------------
Income before interest and other expenses                  642                 (1)                  1
                                                    -----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                    -----------------------------------------------------
Total interest and other expenses - net
                                                    -----------------------------------------------------
NET INCOME                                                 642                 (1)                  1
Retained Earnings - beginning of year                     (660)                42                 (42)
Dividends declared on common stock                                            642                (642)
                                                    -----------------------------------------------------
Retained Earnings - end of year                           ($18)              $683               ($683)
                                                    =====================================================

<PAGE 320>

Hanover Energy Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                        Hanover
                                                        Energy
                                                        Company
                                                     Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                  $2,189
                                                    -----------------------------------------------------
Total operating revenue                                  2,189
                                                    -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 1,210
Maintenance
Depreciation and decommissioning                           126
Income taxes                                               216
Property and other taxes
                                                    -----------------------------------------------------
Total operating expenses                                 1,552
                                                    -----------------------------------------------------
Operating income                                           637
                                                    -----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                (4)
Other nonoperating income - net                              9
                                                    -----------------------------------------------------
Total other income (deductions) - net                        5
                                                    -----------------------------------------------------
Income before interest and other expenses                  642
                                                    -----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                    -----------------------------------------------------
Total interest and other expenses - net
                                                    -----------------------------------------------------
NET INCOME                                                 642
Retained Earnings - beginning of year                     (660)
Dividends declared on common stock
                                                    -----------------------------------------------------
Retained Earnings - end of year                           ($18)
                                                    =====================================================

<PAGE 321>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                        Mission            Mission
                                                        Energy             Energy
                                                      Oil and Gas         Petroleum       Mission Energy
                                                        Company            Company         Fuel Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $86,760                              $126,173
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       86,760                               126,173
                                                     ------------------------------------------------------
Cash and equivalents                                           11
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                           11
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $86,771                              $126,173
                                                     ======================================================

<PAGE 322>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                             Southern
                                                                           Pocono             Sierra
                                                                            Fuels               Gas
                                                                           Company            Company
============================================================================================================
ASSETS                                                                   (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                  $201
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                                201
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                                       $201
                                                     ======================================================

<PAGE 323>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                       Mission Energy
                                                     Consolidating      Fuel Company
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      ($126,173)            $86,961
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    (126,173)             86,961
                                                     ------------------------------------------------------
Cash and equivalents                                                              11
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                              11
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                           ($126,173)            $86,972
                                                     ======================================================

<PAGE 324>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                       Mission             Mission
                                                        Energy             Energy
                                                      Oil and Gas         Petroleum       Mission Energy
                                                        Company            Company         Fuel Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $89,975                               $95,467
    Retained earnings                                      2,158                ($4)            32,155
                                                     ------------------------------------------------------
                                                          92,133                 (4)           127,622
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                      92,133                 (4)           127,622
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                          (2,976)                (1)            (3,740)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                        1,234
                                                     ------------------------------------------------------
Total current liabilities                                 (1,742)                (1)            (3,740)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   (3,620)                 5              2,291
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    (3,620)                 5              2,291
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $86,771                              $126,173
                                                     ======================================================

<PAGE 325>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                                             Southern
                                                                           Pocono             Sierra
                                                                            Fuels               Gas
                                                                           Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                           (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                               $1,637
    Retained earnings                                                           542             $1,166
                                                     ------------------------------------------------------
                                                                              2,179              1,166
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                                          2,179              1,166
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                             (2,742)              (955)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                    (2,742)              (955)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                         563                (10)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                          563                (10)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                              $201
                                                     ======================================================

<PAGE 326>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                       Mission Energy
                                                     Consolidating      Fuel Company
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                          ($95,467)           $91,612
    Retained earnings                                    (32,155)             3,862
                                                     ------------------------------------------------------
                                                        (127,622)            95,474
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                    (127,622)            95,474
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           3,740             (6,674)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                           1,234
                                                     ------------------------------------------------------
Total current liabilities                                  3,740             (5,440)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   (2,291)            (3,062)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    (2,291)            (3,062)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   ($126,173)           $86,972
                                                     ======================================================

<PAGE 327>

Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                       Mission             Mission
                                                        Energy             Energy
                                                      Oil and Gas         Petroleum       Mission Energy
                                                        Company            Company         Fuel Company
============================================================================================================

Electric utility revenue
Diversified operations                                   $28,126
                                                     ------------------------------------------------------
Total operating revenue                                   28,126
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,392
Maintenance
Depreciation and decommissioning                           7,622
Income taxes                                               3,803                 $1               $259
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                  12,817                  1               $259
                                                     ------------------------------------------------------
Operating income                                          15,309                 (1)              (259)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses                 15,309                 (1)              (259)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                15,309                 (1)              (259)
Retained Earnings - beginning of year                      1,988                 (4)            32,414
Dividends declared on common stock                       (15,139)                 1
                                                     -----------------------------------------------------
Retained Earnings - end of year                           $2,158                ($4)           $32,155
                                                     ======================================================

<PAGE 328>
Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                                             Southern
                                                                           Pocono             Sierra
                                                                            Fuels               Gas
                                                                           Company            Company
============================================================================================================
                                                                         (Inactive)
Electric utility revenue
Diversified operations                                                                          $1,414
                                                     ------------------------------------------------------
Total operating revenue                                                                          1,414
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                         1,210
Maintenance
Depreciation and decommissioning
Income taxes                                                                     $2                 43
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                          2              1,253
                                                     ------------------------------------------------------
Operating income                                                                 (2)               161
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   5
Minority interest
Taxes on nonoperatiang income                                                    (2)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                             3
                                                     ------------------------------------------------------
Income before interest and other expenses                                         1                161
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                                        1                161
Retained Earnings - beginning of year                                           541              1,005
Dividends declared on common stock
                                                     -----------------------------------------------------
Retained Earnings - end of year                                                $542             $1,166
                                                     ======================================================

<PAGE 329>

Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                       Mission Energy
                                                     Consolidating      Fuel Company
                                                      Adjustments       Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                                      $29,540
                                                     ------------------------------------------------------
Total operating revenue                                                      29,540
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                      2,602
Maintenance
Depreciation and decommissioning                                              7,622
Income taxes                                                                  4,108
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                     14,332
                                                     ------------------------------------------------------
Operating income                                                             15,208
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   5
Minority interest
Taxes on nonoperating income                                                     (2)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                             3
                                                     ------------------------------------------------------
Income before interest and other expenses                                    15,211
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                                   15,211
Retained Earnings - beginning of year                        873             36,817
Dividends declared on common stock                       (33,028)           (48,166)
                                                     -----------------------------------------------------
Retained Earnings - end of year                         ($32,155)            $3,862
                                                     ======================================================

<PAGE 330>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Edison          Edison          Edison
                                             Mission         Mission         Mission
                                             Energy          Energy          Energy
                                              Asia            Asia          Holdings
                                             Company         Pte Ltd        Pty. Ltd.
                                          Consolidated    Consolidated    Consolidated
============================================================================================================
 ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 $1,240             $471
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries            $15,868                              (2)
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments          15,868          1,240              469
                                            -----------------------------------------------------
Cash and equivalents                              18          2,492            2,201
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts         47          1,117              294
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            527               20
                                            -----------------------------------------------------
Total current assets                              65          4,136            2,515
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             4            645              628
                                            -----------------------------------------------------
Total deferred charges                             4            645              628
                                            -----------------------------------------------------
TOTAL ASSETS                                 $15,937         $6,021           $3,612
                                            =====================================================

<PAGE 331>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                          Edison                               Iberian
                                         Mission              Hydro           Hy-Power
                                          Energy             Energy           Amsterdam
                                       International          B.V.              B.V.
                                           B.V.           Consolidated      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 $67,825         $146,713
Nuclear decommissioning trusts
Investments in partnerships                                   26,936
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments                          94,761          146,713
                                            -----------------------------------------------------
Cash and equivalents                             $23           9,697            9,878
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      5,757            6,273
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                             475              485
                                            -----------------------------------------------------
Total current assets                              23          15,929           16,636
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             4          70,229           10,196
                                            -----------------------------------------------------
Total deferred charges                             4          70,229           10,196
                                            -----------------------------------------------------
TOTAL ASSETS                                     $27        $180,919         $173,545
                                            =====================================================

<PAGE 332>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Latrobe        Loy Yang
                                              Power         Holdings           MEC
                                            Pty. Ltd.       Pty. Ltd.       Colombia
                                          Consolidated    Consolidated        B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation              $1,632,098
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                             $6,065
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments        1,632,098          6,065
                                            -----------------------------------------------------
Cash and equivalents                          42,978              24              $23
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts     25,025
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets             341
                                            -----------------------------------------------------
Total current assets                          68,344              24               23
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                        44,498                                2
                                            -----------------------------------------------------
Total deferred charges                        44,498                                2
                                            -----------------------------------------------------
TOTAL ASSETS                              $1,744,940          $6,089              $25
                                            =====================================================

<PAGE 333>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                               MEC             MEC             MEC
                                            Esenyurt           IES            India
                                              B.V.            B.V.            B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                $79              $6
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments              79               6
                                            -----------------------------------------------------
Cash and equivalents                                              13              $24
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            -----------------------------------------------------
Total current assets                                              13               24
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                            54               2                5
                                            -----------------------------------------------------
Total deferred charges                            54               2                5
                                            -----------------------------------------------------
TOTAL ASSETS                                    $133             $21              $29
                                            =====================================================

<PAGE 334>
MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                               MEC
                                               MEC                        International
                                              Indo             MEC          Holdings
                                              Coal          Indonesia         B.V.
                                              B.V.            B.V.        Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries            $19,552         $84,057           $4,146
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments          19,552          84,057            4,146
                                            -----------------------------------------------------
Cash and equivalents                             994             153               27
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            -----------------------------------------------------
Total current assets                             994             153               27
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                           139             682                1
                                            -----------------------------------------------------
Total deferred charges                           139             682                1
                                            -----------------------------------------------------
TOTAL ASSETS                                 $20,685         $84,892           $4,174
                                            =====================================================

<PAGE 335>
MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                               MEC
                                             Laguna            MEC             MEC
                                              Power           Perth          Priolo
                                              B.V.            B.V.            B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                     $16                          $15,293
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments              16                           15,293
                                            -----------------------------------------------------
Cash and equivalents                                             $23            3,083
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                         307
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            -----------------------------------------------------
Total current assets                                              23            3,390
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             2              10              133
                                            -----------------------------------------------------
Total deferred charges                             2              10              133
                                            -----------------------------------------------------
TOTAL ASSETS                                     $18             $33          $18,816
                                            =====================================================

<PAGE 336>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                               MEC                             MEC
                                               San             MEC            Wales
                                             Pascual         Turkey           B.V.
                                              B.V.            B.V.        Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                               $1,150,426
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments                                        1,150,426
                                            -----------------------------------------------------
Cash and equivalents                                             $23          124,478
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      34,006
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                            4,160
                                            -----------------------------------------------------
Total current assets                                              23          162,644
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                            $2               2          336,766
                                            -----------------------------------------------------
Total deferred charges                             2               2          336,766
                                            -----------------------------------------------------
TOTAL ASSETS                                      $2             $25       $1,649,836
                                            =====================================================

<PAGE 337>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Mission
                                             Energy
                                             Company         Mission          Pride
                                              (UK)           Energy           Hold
                                             Limited         Italia          Limited
                                          Consolidated       s.r.l.       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                $190,393             $88         $164,090
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries             26,129
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments         216,522              88          164,090
                                            -----------------------------------------------------
Cash and equivalents                          41,800             215           34,970
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts      1,648             100            1,241
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets             705              26
                                            -----------------------------------------------------
Total current assets                          44,153             341           36,211
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                         7,977              62            7,478
                                            -----------------------------------------------------
Total deferred charges                         7,977              62            7,478
                                            -----------------------------------------------------
TOTAL ASSETS                                $268,652            $491         $207,779
                                            =====================================================

<PAGE 338>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                            Traralgon
                                              Power            MEC
                                            Pty. Ltd.     International   Consolidating
                                          Consolidated        B.V.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                  $2,341       ($113,133)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries           $126,107         744,766        (989,633)
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments         126,107         747,107      (1,102,766)
                                            -----------------------------------------------------
Cash and equivalents                                          38,679         (44,292)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                         52          (4,820)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                            (337)
                                            -----------------------------------------------------
Total current assets                                          38,731         (49,449)
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                           809         (78,362)
                                            -----------------------------------------------------
Total deferred charges                                           809         (78,362)
                                            -----------------------------------------------------
TOTAL ASSETS                                $126,107        $786,647     ($1,230,577)
                                            =====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                               MEC
                                          International
                                              B.V.
                                          Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation              $3,242,552
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries             79,385
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments        3,321,937
                                            -----------------------------------------------------
Cash and equivalents                         267,524
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts     71,047
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets           6,402
                                            -----------------------------------------------------
Total current assets                         344,973
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                       401,968
                                            -----------------------------------------------------
Total deferred charges                       401,968
                                            -----------------------------------------------------
TOTAL ASSETS                              $4,068,878
                                            =====================================================

<PAGE 340>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Edison          Edison          Edison
                                             Mission         Mission         Mission
                                             Energy          Energy          Energy
                                              Asia            Asia          Holdings
                                             Company         Pte Ltd        Pty. Ltd.
                                          Consolidated    Consolidated    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                               $215
    Additional Paid in Capital              $14,693           1,485
    Cumulative Translation Adjustments, Net                      (6)            ($51)
    Retained earnings                         1,450             728            5,244
                                            ----------------------------------------------------
                                             16,143            2,422           5,193
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                   144
                                            ----------------------------------------------------
Total capitalization                         16,143            2,566           5,193
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt                                                 60
Short-term debt
Accounts payable                               (742)           2,915          (2,096)
Accrued taxes                                   536              429
Accrued interest                                                  96
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                      (206)           3,440          (2,036)
                                            ----------------------------------------------------
Accumulated deferred income taxes - net                                         (158)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                     613
                                            ----------------------------------------------------
Total deferred credits                                                           455
                                            ----------------------------------------------------
Minority interest                                                 15
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        $15,937           $6,021          $3,612
                                            ====================================================

<PAGE 341>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Edison                          Iberian
                                             Mission          Hydro         Hy-Power
                                             Energy          Energy         Amsterdam
                                          International       B.V.            B.V.
                                              B.V.        Consolidated    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $25              $25
    Additional Paid in Capital                                                $8,438
    Cumulative Translation Adjustments, Net                      824          (1,328)
    Retained earnings                            (8)           8,161           3,541
                                            ----------------------------------------------------
                                                 17            9,010          10,651
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                               150,662         136,166
                                            ----------------------------------------------------
Total capitalization                             17          159,672         146,817
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt                             10,935          11,981
Short-term debt
Accounts payable                                 13            1,641           3,139
Accrued taxes                                    (3)             787             982
Accrued interest                                               1,438           1,544
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                        10           14,801          17,646
                                            ----------------------------------------------------
Accumulated deferred income taxes - net                                        1,882
Accumulated deferred investment tax credits
Customer advances and other deferred credits                   6,438           7,192
                                            ----------------------------------------------------
Total deferred credits                                         6,438           9,074
                                            ----------------------------------------------------
Minority interest                                                  8               8
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $27         $180,919        $173,545
                                            ====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Latrobe        Loy Yang
                                              Power         Holdings           MEC
                                            Pty. Ltd.       Pty. Ltd.       Colombia
                                          Consolidated    Consolidated        B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                 $25
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net   $7,322           $361
    Retained earnings                         17,835          3,827               (8)
                                            ----------------------------------------------------
                                              25,157          4,188               17
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                               856,941          2,318
                                            ----------------------------------------------------
Total capitalization                         882,098          6,506               17
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt              8,936
Short-term debt
Accounts payable                               7,443           (670)              11
Accrued taxes                                                                     (3)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                     16,379           (670)               8
                                            ----------------------------------------------------
Accumulated deferred income taxes - net        5,009            253
Accumulated deferred investment tax credits
Customer advances and other deferred credits     213
                                            ----------------------------------------------------
Total deferred credits                         5,222            253
                                            ----------------------------------------------------
Minority interest                            841,241
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES      $1,744,940         $6,089              $25
                                            ====================================================

<PAGE 343>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                               MEC             MEC             MEC
                                            Esenyurt           IES            India
                                              B.V.            B.V.            B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $30             $25              $23
    Additional Paid in Capital                  152
    Cumulative Translation Adjustments, Net
    Retained earnings                           (11)             (9)              (9)
                                            ----------------------------------------------------
                                                171              16               14
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                            171              16               14
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                (33)              9               20
Accrued taxes                                    (5)             (4)              (5)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                       (38)              5               15
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES           $133             $21              $29
                                            ====================================================

<PAGE 344>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                               MEC
                                               MEC                        International
                                              Indo             MEC          Holdings
                                              Coal          Indonesia         B.V.
                                              B.V.            B.V.        Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $25             $22              $21
    Additional Paid in Capital               18,423          84,783            4,155
    Cumulative Translation Adjustments, Net
    Retained earnings                         1,395             (50)             (18)
                                            ----------------------------------------------------
                                             19,843          84,755            4,158
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                         19,843          84,755            4,158
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                 13             167               26
Accrued taxes                                  (199)            (18)             (10)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                      (186)            149               16
                                            ----------------------------------------------------
Accumulated deferred income taxes - net       1,028             (12)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits                        1,028             (12)
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        $20,685         $84,892           $4,174
                                            ====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                               MEC
                                             Laguna            MEC             MEC
                                              Power           Perth          Priolo
                                              B.V.            B.V.            B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $22             $23              $22
    Additional Paid in Capital                                                17,928
    Cumulative Translation Adjustments, Net                                      187
    Retained earnings                            (8)             (7)             (21)
                                            ----------------------------------------------------
                                                 14              16           18,116
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                             14              16           18,116
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                 21              539
Accrued taxes                                     9              (4)             161
Accrued interest                                 (5)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                         4              17              700
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $18             $33          $18,816
                                            ====================================================

<PAGE 346>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                               MEC                             MEC
                                               San             MEC            Wales
                                             Pascual         Turkey           B.V.
                                              B.V.            B.V.        Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $23             $25          $276,724
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                    51,135
    Retained earnings                            (9)             (8)           47,839
                                            ----------------------------------------------------
                                                 14              17           375,698
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                684,920
                                            ----------------------------------------------------
Total capitalization                             14              17         1,060,618
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                 (7)             11           104,977
Accrued taxes                                    (5)             (3)           31,018
Accrued interest                                                               25,841
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                       (12)              8           161,836
                                            ----------------------------------------------------
Accumulated deferred income taxes - net                                       335,701
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                   30,814
                                            ----------------------------------------------------
Total deferred credits                                                        366,515
                                            ----------------------------------------------------
Minority interest                                                              60,867
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $2             $25        $1,649,836
                                            ====================================================

<PAGE 347>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Mission
                                             Energy
                                             Company         Mission          Pride
                                              (UK)           Energy           Hold
                                             Limited         Italia          Limited
                                          Consolidated       s.r.l.       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                             $22,751                               $2
    Additional Paid in Capital                11,620            $13               153
    Cumulative Translation Adjustments, Net    8,028             (4)              899
    Retained earnings                         11,529             48            17,409
                                            ----------------------------------------------------
                                              53,928             57            18,463
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                               160,999                          133,821
                                            ----------------------------------------------------
Total capitalization                         214,927             57           152,284
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock               21,683                           28,464
Short-term debt
Accounts payable                               7,208            337             6,518
Accrued taxes                                    192             80                67
Accrued interest                               5,806             17             5,806
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                     34,889            434            40,855
                                            ----------------------------------------------------
Accumulated deferred income taxes - net       14,640                           14,640
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits                        14,640                           14,640
                                            ----------------------------------------------------
Minority interest                              4,196
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        $268,652           $491          $207,779
                                            ====================================================

<PAGE 348>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                              Traralgon
                                                Power            MEC
                                              Pty. Ltd      International Consolidating
                                            Consolidated        B.V.        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                $22,861    ($300,029)
    Additional Paid In Capital                                  755,536     (161,843)
    Cumulative Translation Adjustments, Net          $274          (144)      (3,582)
    Retained earnings                               8,906         3,084      (19,192)
                                               ----------------------------------------------------
                                                    9,180       781,337     (484,616)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                    114,179                   (457,912)
                                               ----------------------------------------------------
Total capitalization                              123,359       781,337     (942,528)
                                               ----------------------------------------------------
Other long-term liabilities
                                               ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                   7,658      (37,276)
Short-term debt
Accounts payable                                                 (3,665)     (94,797)
Accrued taxes                                                     1,585         (800)
Accrued interest                                                              (7,334)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                            3,067
                                               ----------------------------------------------------
Total current liabilities                                         5,578     (137,140)
                                               ----------------------------------------------------
Accumulated deferred income taxes - net                            (268)      (3,760)
Accumulated deferred investment tax credits
Customer advances and other deferred credits        2,748                     (8,969)
                                               ----------------------------------------------------
Total deferred credits                              2,748          (268)     (12,729)
                                               ----------------------------------------------------
Minority interest                                                           (138,180)
                                               ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $126,107      $786,647  ($1,230,577)
                                               ====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                 MEC
                                            International
                                                B.V.
                                            Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $22,860
    Additional Paid In Capital                    755,536
    Cumulative Translation Adjustments, Net        63,945
    Retained earnings                             111,638
                                               ----------------------------------------------------
                                                  953,979
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                  1,782,238
                                               ----------------------------------------------------
Total capitalization                            2,736,217
                                               ----------------------------------------------------
Other long-term liabilities
                                               ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                    52,441
Short-term debt
Accounts payable                                   32,998
Accrued taxes                                      34,787
Accrued interest                                   33,209
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                 3,067
                                               ----------------------------------------------------
Total current liabilities                         156,502
                                               ----------------------------------------------------
Accumulated deferred income taxes - net           368,955
Accumulated deferred investment tax credits
Customer advances and other deferred credits       39,049
                                               ----------------------------------------------------
Total deferred credits                            408,004
                                               ----------------------------------------------------
Minority interest                                 768,155
                                               ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES           $4,068,878
                                               ====================================================

<PAGE 350>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                             Edison          Edison          Edison
                                             Mission         Mission         Mission
                                             Energy          Energy          Energy
                                              Asia            Asia          Holdings
                                             Company         Pte Ltd        Pty. Ltd.
                                          Consolidated    Consolidated    Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                       $1,610         $10,776          $68,823
                                            ----------------------------------------------------
Total operating revenue                       1,610          10,776           68,823
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                        689           9,455           63,336
Maintenance
Depreciation and decommissioning                  2             318              158
Income taxes                                    220             387              181
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                        911          10,160           63,675
                                            ----------------------------------------------------
Operating income                                699             616            5,148
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                 878             147               91
Minority Interest                                                                 (2)
Taxes on nonoperating income                   (237)            (40)             (33)
Other - net                                                      (8)
                                            ----------------------------------------------------
Total other income (deductions) - net           641              99               56
                                            ----------------------------------------------------
Income before interest and other expenses     1,340             715            5,204
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense                          105               3               12
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net         105               3               12
                                            ----------------------------------------------------
NET INCOME                                    1,235             712            5,192
Retained Earnings - beginning of year           215              16               52
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year              $1,450            $728           $5,244
                                            ====================================================

<PAGE 351>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                             Edison                          Iberian
                                             Mission          Hydro         Hy-Power
                                             Energy          Energy         Amsterdam
                                          International       B.V.            B.V.
                                              B.V.        Consolidated    Consolidated
============================================================================================================
Electric utility revenue                                    $25,860          $28,124
Diversified operations                                          213
                                            ----------------------------------------------------
Total operating revenue                                      26,073           28,124
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         $9           3,847            4,392
Maintenance
Depreciation and decommissioning                  1           4,711            4,327
Income taxes                                     (3)                           1,100
Property and other taxes                                         58               64
                                            ----------------------------------------------------
Total operating expenses                          7           8,616            9,883
                                            ----------------------------------------------------
Operating income                                 (7)         17,457           18,241
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                               1,699              829
Minority Interest                                                 1               15
Taxes on nonoperating income                                   (595)            (290)
Other - net                                      (1)            115              763
                                            ----------------------------------------------------
Total other income (deductions) - net            (1)          1,220            1,317
                                            ----------------------------------------------------
Income before interest and other expenses        (8)         18,677           19,558
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense                                       13,517           15,877
Allowance for borrowed funds used during                        124
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                      13,641           15,877
                                            ----------------------------------------------------
NET INCOME                                       (8)          5,036            3,681
Retained Earnings - beginning of year                         3,125             (140)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                 ($8)         $8,161           $3,541
                                            ====================================================

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                             Latrobe        Loy Yang
                                              Power         Holdings           MEC
                                            Pty. Ltd.       Pty. Ltd.       Colombia
                                          Consolidated    Consolidated        B.V.
============================================================================================================
Electric utility revenue                   $231,993
Diversified operations                                        ($504)
                                            ----------------------------------------------------
Total operating revenue                     231,993            (504)
                                            ----------------------------------------------------
Fuel                                         40,695
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                     29,784                              $10
Maintenance
Depreciation and decommissioning             32,734
Income taxes                                   (124)            (29)              (3)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                    103,089             (29)               7
                                            ----------------------------------------------------
Operating income                            128,904            (475)              (7)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                 714               1
Minority Interest
Taxes on nonoperating income                (81,108)
Other - net                                    (257)                              (1)
                                            ----------------------------------------------------
Total other income (deductions) - net       (80,651)              1               (1)
                                            ----------------------------------------------------
Income before interest and other expenses    48,253            (474)              (8)
                                            ----------------------------------------------------
Interest on long-term debt                   36,016
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net      36,016
                                            ----------------------------------------------------
NET INCOME                                   12,237            (474)              (8)
Retained Earnings - beginning of year         5,598           4,301
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year             $17,835          $3,827              ($8)
                                            ====================================================

<PAGE 353>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)


                                               MEC             MEC             MEC
                                            Esenyurt           IES            India
                                              B.V.            B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                            ----------------------------------------------------
Total operating revenue
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         $5             $11               $6
Maintenance
Depreciation and decommissioning                  1                                1
Income taxes                                     (2)             (3)              (3)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                          4               8                4
                                            ----------------------------------------------------
Operating income                                 (4)             (8)              (4)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                    1
Minority Interest
Taxes on nonoperating income
Other - net                                                      (1)              (1)
                                            ----------------------------------------------------
Total other income (deductions) - net                            (1)              (0)
                                            ----------------------------------------------------
Income before interest and other expenses        (4)             (9)              (4)
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                       (4)             (9)              (4)
Retained Earnings - beginning of year            (7)                              (5)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                ($11)            ($9)             ($9)
                                            ====================================================

<PAGE 354>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                               MEC
                                               MEC                        International
                                              Indo             MEC          Holdings
                                              Coal          Indonesia         B.V.
                                              B.V.            B.V.        Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                       $3,025
                                            ----------------------------------------------------
Total operating revenue                       3,025
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         12              $6               $9
Maintenance
Depreciation and decommissioning                620             118
Income taxes                                    895             (38)              (3)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                      1,527              86                6
                                            ----------------------------------------------------
Operating income                              1,498             (86)              (6)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                 149               5
Minority Interest
Taxes on nonoperating income                    (52)             (2)
Other - net                                     (48)              1
                                            ----------------------------------------------------
Total other income (deductions) - net            49               4
                                            ----------------------------------------------------
Income before interest and other expenses     1,547             (82)              (6)
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                    1,547             (82)              (6)
Retained Earnings - beginning of year          (152)             32              (12)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year              $1,395            ($50)            ($18)
                                            ====================================================

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                               MEC
                                             Laguna            MEC             MEC
                                              Power           Perth          Priolo
                                              B.V.            B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations                                                          $468
                                            ----------------------------------------------------
Total operating revenue                                                          468
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         $4                              659
Maintenance
Depreciation and decommissioning                                 $2               32
Income taxes                                     (2)             (1)              36
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                          2               1              727
                                            ----------------------------------------------------
Operating income                                 (2)             (1)            (259)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority Interest
Taxes on nonoperating income
Other - net                                       1               1              286
                                            ----------------------------------------------------
Total other income (deductions) - net             1               1              286
                                            ----------------------------------------------------
Income before interest and other expenses        (1)                              27
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                       (1)                              27
Retained Earnings - beginning of year            (7)             (7)             (48)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                 ($8)            ($7)             $21
                                            ====================================================

<PAGE 356>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                               MEC                             MEC
                                               San             MEC            Wales
                                             Pascual         Turkey           B.V.
                                              B.V.            B.V.        Consolidated
============================================================================================================
Electric utility revenue                                                    $298,548
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                                                      298,548
                                            ----------------------------------------------------
Fuel                                                                          54,625
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         $5             $10           66,320
Maintenance
Depreciation and decommissioning                                              25,117
Income taxes                                     (2)             (3)          27,418
Property and other taxes                                                      15,579
                                            ----------------------------------------------------
Total operating expenses                          3               7          189,059
                                            ----------------------------------------------------
Operating income                                 (3)             (7)         109,489
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                4,434
Minority Interest                                                            (16,885)
Taxes on nonoperating income                                                  (1,463)
Other - net                                       1              (1)              65
                                            ----------------------------------------------------
Total other income (deductions) - net             1              (1)         (13,849)
                                            ----------------------------------------------------
Income before interest and other expenses        (2)             (8)          95,640
                                            ----------------------------------------------------
Interest on long-term debt                                                    55,863
Other interest expense                                                             2
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                                       55,865
                                            ----------------------------------------------------
NET INCOME                                       (2)             (8)          39,775
Retained Earnings - beginning of year            (7)                           8,064
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                 ($9)            ($8)         $47,839
                                            ====================================================

<PAGE 357>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                             Mission
                                             Energy
                                             Company         Mission          Pride
                                              (UK)           Energy           Hold
                                             Limited         Italia          Limited
                                          Consolidated       s.r.l.       Consolidated
============================================================================================================
Electric utility revenue                    $88,274                          $88,274
Diversified operations                       12,092          $1,801              289
                                            ----------------------------------------------------
Total operating revenue                     100,366           1,801           88,563
                                            ----------------------------------------------------
Fuel                                         39,631                           39,631
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                     24,605           1,672           18,848
Maintenance
Depreciation and decommissioning              9,554               1            7,673
Income taxes                                  2,182              81            2,281
Property and other taxes                      2,309                            1,870
                                            ----------------------------------------------------
Total operating expenses                     78,281           1,754           70,303
                                            ----------------------------------------------------
Operating income                             22,085              47           18,260
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                               2,075                            1,955
Minority Interest                            (1,472)
Taxes on nonoperating income                   (685)                            (645)
Other - net                                   1,014                            1,127
                                            ----------------------------------------------------
Total other income (deductions) - net           932                            2,437
                                            ----------------------------------------------------
Income before interest and other expenses    23,017              47           20,697
                                            ----------------------------------------------------
Interest on long-term debt                   16,730                           15,966
Other interest expense                          (12)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net      16,718                           15,966
                                            ----------------------------------------------------
NET INCOME                                    6,299              47            4,731
Retained Earnings - beginning of year         5,230               1           12,678
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year             $11,529             $48          $17,409
                                            ====================================================

<PAGE 358>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                            Traralgon
                                              Power            MEC
                                            Pty. Ltd.     International   Consolidating
                                          Consolidated        B.V.          Adjustments
============================================================================================================
Electric utility revenue                                                   ($110,235)
Diversified operations                      $11,799           ($493)         (82,842)
                                            ----------------------------------------------------
Total operating revenue                      11,799            (493)        (193,077)
                                            ----------------------------------------------------
Fuel                                                                         (37,431)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                         42          (95,158)
Maintenance
Depreciation and decommissioning                              1,132          (11,803)
Income taxes                                   (260)             55             (914)
Property and other taxes                                                      (1,928)
                                            ----------------------------------------------------
Total operating expenses                       (260)          1,229         (147,234)
                                            ----------------------------------------------------
Operating income                             12,059          (1,722)         (45,843)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                               2,974           (6,141)
Minority Interest                                                             13,019
Taxes on nonoperating income                                 (1,041)           1,906
Other - net                                                     (92)          (1,269)
                                            ----------------------------------------------------
Total other income (deductions) - net                         1,841            7,515
                                            ----------------------------------------------------
Income before interest and other expenses    12,059             119          (38,328)
                                            ----------------------------------------------------
Interest on long-term debt                                      602           11,430
Other interest expense                                                          (245)
Allowance for borrowed funds used during
  construction
Capitalized interest                                                         (41,555)
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                         602          (30,370)
                                            ----------------------------------------------------
NET INCOME                                   12,059            (483)          (7,958)
Retained Earnings - beginning of year        (3,153)          3,567          (11,234)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year              $8,906          $3,084         ($19,192)
                                            ====================================================

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                               MEC
                                          International
                                              B.V..
                                          Consolidated
============================================================================================================
Electric utility revenue                   $650,838
Diversified operations                       27,057
                                            ----------------------------------------------------
Total operating revenue                     677,895
                                            ----------------------------------------------------
Fuel                                        137,151
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                    128,578
Maintenance
Depreciation and decommissioning             74,699
Income taxes                                 33,446
Property and other taxes                     17,952
                                            ----------------------------------------------------
Total operating expenses                    391,826
                                            ----------------------------------------------------
Operating income                            286,069
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                               9,811
Minority Interest                           (86,432)
Taxes on nonoperating income                 (3,434)
Other - net                                   1,952
                                            ----------------------------------------------------
Total other income (deductions) - net       (78,103)
                                            ----------------------------------------------------
Income before interest and other expenses   207,966
                                            ----------------------------------------------------
Interest on long-term debt                  166,001
Other interest expense                          (11)
Allowance for borrowed funds used during
  construction
Capitalized interest                        (41,555)
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net     124,435
                                            ----------------------------------------------------
NET INCOME                                   83,531
Retained Earnings - beginning of year        28,107
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year            $111,638
                                            ====================================================

<PAGE 360>

MEC International B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                             Edison
                                             Mission         Mission         Mission
                                              China          Ningbo          Energy
                                            Holdings        Holdings          Asia
                                             Company         Company         Company
============================================================================================================
ASSETS                                     (Inactive)      (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $15,868
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments                                           15,868
                                            ----------------------------------------------------
Cash and equivalents                                                               18
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                          47
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            ----------------------------------------------------
Total current assets                                                               65
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                            $1              $1                2
                                            ----------------------------------------------------
Total deferred charges                             1               1                2
                                            ----------------------------------------------------
TOTAL ASSETS                                      $1              $1          $15,935
                                            ====================================================

<PAGE 361>

MEC International B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                             Edison
                                                             Mission
                                                             Energy
                                                              Asia
                                          Consolidating      Company
                                           Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $15,868
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments                          15,868
                                            ----------------------------------------------------
Cash and equivalents                                              18
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                         47
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            ----------------------------------------------------
Total current assets                                              65
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                             4
                                            ----------------------------------------------------
Total deferred charges                                             4
                                            ----------------------------------------------------
TOTAL ASSETS                                                 $15,937
                                            ====================================================

MEC International B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                             Edison
                                            Mission         Mission          Mission
                                              China          Ningbo          Energy
                                            Holdings        Holdings          Asia
                                             Company         Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES             (Inactive)      (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                               $14,693
    Cumulative Translation Adjustments, Net
    Retained earnings                           ($4)            ($4)           1,458
                                            ----------------------------------------------------
                                                 (4)             (4)          16,151
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                             (4)             (4)          16,151
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                  7               7             (756)
Accrued taxes                                    (2)             (2)             540
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                         5               5             (216)
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $1              $1          $15,935
                                            ====================================================

MEC International B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                             Edison
                                                             Mission
                                                             Energy
                                                              Asia
                                          Consolidating      Company
                                           Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                              $14,693
    Retained earnings                                         1,450
                                            ----------------------------------------------------
                                                             16,143
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                                         16,143
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                               (742)
Accrued taxes                                                   536
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                                      (206)
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $15,937
                                            ====================================================

<PAGE 364>

MEC International B.V.
Edison Mission Energy Asia Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                             Edison
                                             Mission         Mission         Mission
                                              China          Ningbo          Energy
                                            Holdings        Holdings          Asia
                                             Company         Company         Company
============================================================================================================
                                            (Inactive)      (Inactive)
Electric utility revenue
Diversified operations                                                        $1,610
                                            ----------------------------------------------------
Total operating revenue                                                        1,610
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         $2              $2              685
Maintenance
Depreciation and decommissioning                  1               1
Income taxes                                     (1)             (1)             222
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                          2               2              907
                                            ----------------------------------------------------
Operating income                                 (2)             (2)             703
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  878
Minority Interest
Taxes on nonoperating income                                                    (237)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net                                            641
                                            ----------------------------------------------------
Income before interest and other expenses        (2)             (2)           1,344
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense                                                           105
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                                          105
                                            ----------------------------------------------------
NET INCOME                                       (2)             (2)           1,239
Retained Earnings - beginning of year            (2)             (2)             219
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                 ($4)            ($4)          $1,458
                                            ====================================================

MEC International B.V.
Edison Mission Energy Asia Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)


                                                             Edison
                                                             Mission
                                                             Energy
                                                              Asia
                                          Consolidating      Company
                                           Adjustments    Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                       $1,610
                                            ----------------------------------------------------
Total operating revenue                                       1,610
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        689
Maintenance
Depreciation and decommissioning                                  2
Income taxes                                                    220
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                                        911
                                            ----------------------------------------------------
Operating income                                                699
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                 878
Minority Interest
Taxes on nonoperating income                                   (237)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net                           641
                                            ----------------------------------------------------
Income before interest and other expenses                     1,340
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense                                          105
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                         105
                                            ----------------------------------------------------
NET INCOME                                                    1,235
Retained Earnings - beginning of year                           215
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                              $1,450
                                            ====================================================

<PAGE 366>
MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Edison          Edison
                                             Mission         Mission          P.T.
                                             Energy          Energy          Mission
                                              Asia            Fuel         Operation &
                                             Pacific         Company       Maintenance
                                            Pte Ltd.        Pte Ltd.        Indonesia
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                      $15
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments                                               15
                                            ----------------------------------------------------
Cash and equivalents                                                            2,371
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                         892
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              264
                                            ----------------------------------------------------
Total current assets                                                            3,527
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                            ----------------------------------------------------
Total deferred charges
                                            ----------------------------------------------------
TOTAL ASSETS                                                                   $3,542
                                            ====================================================

<PAGE 367>

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                            Edison
                                             Edison                          Mission
                                             Mission                         Energy
                                             Energy                           Asia
                                              Asia        Consolidating     Pte Ltd.
                                            Pte Ltd.       Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                  $1,225                           $1,240
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries              1,485        ($1,485)
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments           2,710         (1,485)            1,240
                                            ----------------------------------------------------
Cash and equivalents                             121                            2,492
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts        225                            1,117
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets             263                              527
                                            ----------------------------------------------------
Total current assets                             609                            4,136
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                           645                              645
                                            ----------------------------------------------------
Total deferred charges                           645                              645
                                            ----------------------------------------------------
TOTAL ASSETS                                  $3,964        ($1,485)           $6,021
                                            ====================================================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                             Edison          Edison
                                             Mission         Mission          P.T.
                                             Energy          Energy          Mission
                                              Asia            Fuel         Operation &
                                             Pacific         Company       Maintenance
                                            Pte Ltd.        Pte Ltd.        Indonesia
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                              $1,500
    Cumulative Translation Adjustments, Net
    Retained earnings                                                          545
                                            ----------------------------------------------------
                                                                             2,045
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                                                         2,045
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                             1,036
Accrued taxes                                                                  365
Accrued interest                                                                96
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                                                    1,497
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                        $3,542
                                            ====================================================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                             Edison
                                             Edison                          Mission
                                             Mission                         Energy
                                             Energy                           Asia
                                              Asia        Consolidating     Pte Ltd.
                                            Pte Ltd.       Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                               $215                             $215
    Additional Paid in Capital                1,485         ($1,500)           1,485
    Cumulative Translation Adjustments, Net      (6)                              (6)
    Retained earnings                           183                              728
                                            ----------------------------------------------------
                                              1,877          (1,500)           2,422
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                  144                              144
                                            ----------------------------------------------------
Total capitalization                          2,021          (1,500)           2,566
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                              1,879                            2,915
Accrued taxes                                    64                              429
Accrued interest                                                                  96
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                     1,943                            3,440
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest                                                15               15
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES         $3,964         ($1,485)          $6,021
                                            ====================================================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                             Edison          Edison
                                             Mission         Mission          P.T.
                                             Energy          Energy          Mission
                                              Asia            Fuel         Operation &
                                             Pacific         Company       Maintenance
                                            Pte Ltd.        Pte Ltd.        Indonesia
============================================================================================================
Electric utility revenue
Diversified operations                                                        $3,823
                                            ----------------------------------------------------
Total operating revenue                                                        3,823
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                       3,054
Maintenance
Depreciation and decommissioning
Income taxes                                                                     327
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                                                       3,381
                                            ----------------------------------------------------
Operating income                                                                 442
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  147
Minority Interest
Taxes on nonoperating income                                                     (40)
Other - net                                                                       (8)
                                            ----------------------------------------------------
Total other income (deductions) - net                                             99
                                            ----------------------------------------------------
Income before interest and other expenses                                        541
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                                                       541
Retained Earnings - beginning of year                                              4
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                                                 $545
                                            ====================================================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                             Edison
                                             Edison                          Mission
                                             Mission                         Energy
                                             Energy                           Asia
                                              Asia        Consolidating     Pte Ltd.
                                            Pte Ltd.       Adjustments    Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                       $6,953                          $10,776
                                            ----------------------------------------------------
Total operating revenue                       6,953                           10,776
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                      6,401                            9,455
Maintenance
Depreciation and decommissioning                318                              318
Income taxes                                     60                              387
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                      6,779                           10,160
                                            ----------------------------------------------------
Operating income                                174                              616
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  147
Minority Interest
Taxes on nonoperating income                                                     (40)
Other - net                                                                       (8)
                                            ----------------------------------------------------
Total other income (deductions) - net
                                            ----------------------------------------------------
Income before interest and other expenses       174                              715
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense                            3                                3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net           3                                3
                                            ----------------------------------------------------
NET INCOME                                      171                              712
Retained Earnings - beginning of year            12                               16
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                $183                             $728
                                            ====================================================

<PAGE 372>

MEC International B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                  Edison
                                                  Mission          Saltos
                                                  Energy         del Porma,     Consolidating
                                                  Espana            S.A.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $144               $1            $(1)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    1,490
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 1,634                1             (1)
                                                ------------------------------------------------------
Cash and equivalents                                    47               10            (10)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              129               90            (90)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                   176              100           (100)
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                 756            2,540         (2,540)
                                                ------------------------------------------------------
Total deferred charges                                 756            2,540         (2,540)
                                                ------------------------------------------------------
TOTAL ASSETS                                        $2,566           $2,641        ($2,641)
                                                ======================================================

<PAGE 427>

MEC International B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Level 6

                                                  Edison
                                                  Mission
                                                  Energy
                                                  Espana
                                               Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $144
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    1,490
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 1,634
                                                ------------------------------------------------------
Cash and equivalents                                    47
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              129
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                   176
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                 756
                                                ------------------------------------------------------
Total deferred charges                                 756
                                                ------------------------------------------------------
TOTAL ASSETS                                        $2,566
                                                ======================================================

<PAGE 428>

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Edison
                                                   Hydro           Mission         Iberica
                                                  Energy           Energy       de Energias,
                                                   B.V.            Espana           S.A.
                                                                Consolidated    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                           $144         $67,681
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $39,542            1,490          12,475
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                39,542            1,634          80,156
                                                ------------------------------------------------------
Cash and equivalents                                     1               47           9,649
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               129           5,628
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                    476
                                                ------------------------------------------------------
Total current assets                                     1              176          15,753
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  756          69,616
                                                ------------------------------------------------------
Total deferred charges                                                  756          69,616
                                                ------------------------------------------------------
TOTAL ASSETS                                       $39,543           $2,566        $165,525
                                                ======================================================

<PAGE 429>

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Level 5

                                                                    Hydro
                                                                   Energy
                                               Consolidating        B.V.
                                                Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        $67,825
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                ($26,571)           26,936
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments              (26,571)           94,761
                                                ------------------------------------------------------
Cash and equivalents                                                  9,697
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                             5,757
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                   (1)              475
                                                ------------------------------------------------------
Total current assets                                   (1)           15,929
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               (143)           70,229
                                                ------------------------------------------------------
Total deferred charges                               (143)           70,229
                                                ------------------------------------------------------
TOTAL ASSETS                                     ($26,715)         $180,919
                                                ======================================================

<PAGE 430>

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                   Electro
                                                  Iberica        Metalurgica
                                               de Energias,       del Ebro,     Consolidating
                                                   S.A.             S.A.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
                                                                                 C>
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                       $58,917           $8,764
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    3,892            8,653           ($70)
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                62,809           17,417            (70)
                                                ------------------------------------------------------
Cash and equivalents                                 3,823            5,826
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            3,773            1,856             (1)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                   476
                                                ------------------------------------------------------
Total current assets                                 8,072            7,682             (1)
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               5,129           64,487
                                                ------------------------------------------------------
Total deferred charges                               5,129           64,487
                                                ------------------------------------------------------
TOTAL ASSETS                                       $76,010          $89,586           ($71)
                                                ======================================================

<PAGE 431>

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                  Level 6

                                                  Iberica
                                               de Energias.
                                                   S.A.
                                               Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                       $67,681
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                   12,475
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                80,156
                                                ------------------------------------------------------
Cash and equivalents                                 9,649
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            5,628
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                   476
                                                ------------------------------------------------------
Total current assets                                15,753
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                              69,616
                                                ------------------------------------------------------
Total deferred charges                              69,616
                                                ------------------------------------------------------
TOTAL ASSETS                                      $165,525

                                                ======================================================

<PAGE 432>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                  Iberian
                                                 Hy-Power      Hidroelectrica
                                                 Amsterdam       de Olvera,       Aprohiso
                                                   B.V.             S.A.            S.A.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                         $3,409
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $14,542
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                14,542            3,409
                                                ------------------------------------------------------
Cash and equivalents                                     9               27
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               163
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                      9
                                                ------------------------------------------------------
Total current assets                                     9              199
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                 548               71
                                                ------------------------------------------------------
Total deferred charges                                 548               71
                                                ------------------------------------------------------
TOTAL ASSETS                                       $15,099           $3,679
                                                ======================================================

<PAGE 433>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                              Hidroelectrica        Hydro
                                                del Sossis,        Energy          Saltos
                                                   S.A.             B.V.         Del Porma,
                                               Consolidated     Consolidated        S.A.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                        $5,320          $67,825              $1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                    26,936
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 5,320           94,761               1
                                                ------------------------------------------------------
Cash and equivalents                                   144            9,697              10
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              353            5,757              90
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                    475
                                                ------------------------------------------------------
Total current assets                                   497           15,929             100
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               3,232           70,229           2,540
                                                ------------------------------------------------------
Total deferred charges                               3,232           70,229           2,540
                                                ------------------------------------------------------
TOTAL ASSETS                                        $9,049         $180,919          $2,641
                                                ======================================================

<PAGE 434>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Level 5

                                                                   Iberian
                                                                  Hy-Power
                                               Consolidating    Amsterdam BV
                                                Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                      $70,158          $146,713
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                 (41,478)
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments               28,680           146,713
                                                ------------------------------------------------------
Cash and equivalents                                   (9)            9,878
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts             (90)            6,273
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                    1               485
                                                ------------------------------------------------------
Total current assets                                  (98)           16,636
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                            (66,424)           10,196
                                                ------------------------------------------------------
Total deferred charges                            (66,424)           10,196
                                                ------------------------------------------------------
TOTAL ASSETS                                     ($37,842)         $173,545
                                                ======================================================

<PAGE 435>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hidroelectrica del Sossis S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                              Hidroelectrica       Saltos
                                                del Sossis,      del Porma,     Consolidating
                                                   S.A.             S.A.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                        $5,319               $1
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 5,319                1
                                                ------------------------------------------------------
Cash and equivalents                                   134               10
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              263               90
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                   397              100
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                 692            2,540
                                                ------------------------------------------------------
Total deferred charges                                 692            2,540
                                                ------------------------------------------------------
TOTAL ASSETS                                        $6,408           $2,641
                                                ======================================================

<PAGE 436>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hidroelectrica del Sossis S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Level 6

                                              Hidroelectrica
                                                del Sossis,
                                                   S.A.
                                               Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                        $5,320
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 5,320
                                                ------------------------------------------------------
Cash and equivalents                                   144
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              353
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                   497
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               3,232
                                                ------------------------------------------------------
Total deferred charges                               3,232
                                                ------------------------------------------------------
TOTAL ASSETS                                        $9,049
                                                ======================================================

<PAGE 437>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Edison
                                                                   Mission         Iberica
                                                   Hydro           Energy       de Energias,
                                                  Energy           Espana           S.A.
                                                   B.V.         Consolidated    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                           $144         $67,681
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $39,542            1,490          12,475
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                39,542            1,634          80,156
                                                ------------------------------------------------------
Cash and equivalents                                     1               47           9,649
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               129           5,628
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                    476
                                                ------------------------------------------------------
Total current assets                                     1              176          15,753
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  756          69,616
                                                ------------------------------------------------------
Total deferred charges                                                  756          69,616
                                                ------------------------------------------------------
TOTAL ASSETS                                       $39,543           $2,566        $165,525
                                                ======================================================

<PAGE 438>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Level 6

                                                                    Hydro
                                                                   Energy
                                               Consolidating        B.V.
                                                Adjustmemts     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        $67,825
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                ($26,571)           26,936
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments              (26,571)           94,761
                                                ------------------------------------------------------
Cash and equivalents                                                  9,697
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                             5,757
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                   (1)              475
                                                ------------------------------------------------------
Total current assets                                   (1)           15,929
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               (143)           70,229
                                                ------------------------------------------------------
Total deferred charges                               (143)           70,229
                                                ------------------------------------------------------
TOTAL ASSETS                                     ($26,715)         $180,919
                                                ======================================================

<PAGE 439>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                  Edison
                                                  Mission          Saltos
                                                  Energy         del Porma,     Consolidating
                                                  Espana            S.A.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $144               $1            ($1)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    1,490
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 1,634                1             (1)
                                                ------------------------------------------------------
Cash and equivalents                                    47               10            (10)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              129               90            (90)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                   176              100           (100)
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                 756            2,540         (2,540)
                                                ------------------------------------------------------
Total deferred charges                                 756            2,540         (2,540)
                                                ------------------------------------------------------
TOTAL ASSETS                                        $2,566           $2,641        ($2,641)
                                                ======================================================

<PAGE 440>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Level 7

                                                  Edison
                                                  Mission
                                                  Energy
                                                  Espana
                                               Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $144
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    1,490
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 1,634
                                                ------------------------------------------------------
Cash and equivalents                                    47
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              129
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                   176
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                 756
                                                ------------------------------------------------------
Total deferred charges                                 756
                                                ------------------------------------------------------
TOTAL ASSETS                                        $2,566
                                                ======================================================

<PAGE 441>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                   Electro
                                                  Iberica        Metalurgica
                                               de Energias,       del Ebro,     Consolidating
                                                   S.A.             S.A.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                       $58,917           $8,764
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    3,892            8,653           ($70)
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                62,809           17,417            (70)
                                                ------------------------------------------------------
Cash and equivalents                                 3,823            5,826
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            3,773            1,856             (1)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                   476
                                                ------------------------------------------------------
Total current assets                                 8,072            7,682             (1)
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               5,129           64,487
                                                ------------------------------------------------------
Total deferred charges                               5,129           64,487
                                                ------------------------------------------------------
TOTAL ASSETS                                       $76,010          $89,586           ($71)
                                                ======================================================

<PAGE 442>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Level 7

                                                  Iberica
                                               de Energias,
                                                   S.A.
                                               Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                       $67,681
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                   12,475
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                80,156
                                                ------------------------------------------------------
Cash and equivalents                                 9,649
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            5,628
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                   476
                                                ------------------------------------------------------
Total current assets                                15,753
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                              69,616
                                                ------------------------------------------------------
Total deferred charges                              69,616
                                                ------------------------------------------------------
TOTAL ASSETS                                      $165,525
                                                ======================================================

<PAGE 443>

MEC International B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                  Edison
                                                  Mission          Saltos
                                                  Energy         del Porma,     Consolidated
                                                  Espana            S.A.         Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $2,105             $826           ($826)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (112)             (56)             56
    Retained earnings                                 (25)
                                                ------------------------------------------------------
                                                    1,968              770            (770)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                         906            (906)
                                                ------------------------------------------------------
Total capitalization                                1,968            1,676          (1,676)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                      462              928            (928)
Accrued taxes                                         136                2              (2)
Accrued interest                                                        35             (35)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                             598              965            (965)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $2,566           $2,641         ($2,641)
                                                ======================================================

<PAGE 444>

MEC International B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Level 6

                                                  Edison
                                                  Mission
                                                  Energy
                                                  Espana
                                               Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $2,105
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (112)
    Retained earnings                                 (25)
                                                ------------------------------------------------------
                                                    1,968
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                1,968
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                      462
Accrued taxes                                         136
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                             598
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $2,566
                                                ======================================================

<PAGE 445>

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                                   Edison
                                                                   Mission         Iberica
                                                   Hydro           Energy       de Engergias,
                                                  Energy           Espana           S.A.
                                                   B.V.         Consolidated    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                      $25           $2,105         $25,922
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (370)            (112)         (2,058)
    Retained earnings                                  89              (25)          9,736
                                                ------------------------------------------------------
                                                     (256)           1,968          33,600
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                     39,704          110,959
                                                ------------------------------------------------------
Total capitalization                               39,448            1,968         144,559
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                                     10,935
Short-term debt
Accounts payable                                       95              462           1,496
Accrued taxes                                                          136             651
Accrued interest                                                                     1,438
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                              95              598          14,520
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                         6,438
                                                ------------------------------------------------------
Total deferred credits                                                               6,438
                                                ------------------------------------------------------
Minority interest                                                                        8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $39,543           $2,566        $165,525
                                                ======================================================

<PAGE 446>

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                   Level 5

                                                                    Hydro
                                                                   Energy
                                               Consolidating        B.V.
                                                Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                 ($28,027)              $25
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net         3,364               824
    Retained earnings                              (1,639)            8,161
                                                ------------------------------------------------------
                                                  (26,302)            9,010
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         (1)          150,662
                                                ------------------------------------------------------
Total capitalization                              (26,303)          159,672
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                      10,935
Short-term debt
Accounts payable                                     (412)            1,641
Accrued taxes                                                           787
Accrued interest                                                      1,438
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                            (412)           14,801
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                          6,438
                                                ------------------------------------------------------
Total deferred credits                                                6,438
                                                ------------------------------------------------------
Minority interest                                                         8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             ($26,715)         $180,919
                                                ======================================================

<PAGE 447>

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                                   Electro
                                                  Iberica        Metalurgica
                                               de Energias,       del Ebro,     Consolidating
                                                   S.A.             S.A.         Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $25,922              $83            ($83)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (946)             376          (1,488)
    Retained earnings                               8,597             (355)          1,494
                                                ------------------------------------------------------
                                                   33,573              104             (77)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                     31,411           79,548
                                                ------------------------------------------------------
Total capitalization                               64,984           79,652             (77)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                     5,159            5,776
Short-term debt
Accounts payable                                      838              658
Accrued taxes                                         470              181
Accrued interest                                      541              897
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                           7,008            7,512
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits        4,018            2,420
                                                ------------------------------------------------------
Total deferred credits                              4,018            2,420
                                                ------------------------------------------------------
Minority interest                                                                        6
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $76,010          $89,586            ($71)
                                                ======================================================

<PAGE 448>

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                  Level 6

                                                  Iberica
                                               de Energias,
                                                   S.A.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $25,922
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net        (2,058)
    Retained earnings                               9,736
                                                ------------------------------------------------------
                                                   33,600
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                    110,959
                                                ------------------------------------------------------
Total capitalization                              144,559
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                    10,935
Short-term debt
Accounts payable                                    1,496
Accrued taxes                                         651
Accrued interest                                    1,438
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                          14,520
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits        6,438
                                                ------------------------------------------------------
Total deferred credits                              6,438
                                                ------------------------------------------------------
Minority interest                                       8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $165,525
                                                ======================================================

<PAGE 449>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                  Iberian
                                                 Hy-Power      Hidroelectrica
                                                 Amsterdam       de Olvera,
                                                   B.V.             S.A.        Aprohiso S.A.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $1,188              $83
    Additional Paid in Capital                        193
    Cumulative Translation Adjustments, Net           (91)             176
    Retained earnings                               2,025             (354)
                                                ------------------------------------------------------
                                                    3,315              (95)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                     11,880              541
                                                ------------------------------------------------------
Total capitalization                               15,195              446
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                        276
Short-term debt
Accounts payable                                     (104)           1,607
Accrued taxes                                                           17
Accrued interest                                        8               15
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                             (96)           1,915
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                         1,318
                                                ------------------------------------------------------
Total deferred credits                                               1,318
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $15,099           $3,679
                                                ======================================================

<PAGE 450>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)




                                              Hidroelectrica        Hydro
                                                del Sossis,        Energy          Saltos
                                                   S.A.             B.V.         del Porma,
                                               Consolidated     Consolidated        S.A.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $1,788               $25           $826
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (258)              824            (56)
    Retained earnings                                 434             8,161
                                                ------------------------------------------------------
                                                    1,964             9,010            770
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                      4,911           150,662            906
                                                ------------------------------------------------------
Total capitalization                                6,875           159,672          1,676
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                       770            10,935
Short-term debt
Accounts payable                                    1,136             1,641            928
Accrued taxes                                         178               787              2
Accrued interest                                       90             1,438             35
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                           2,174            14,801            965
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                          6,438
                                                ------------------------------------------------------
Total deferred credits                                                6,438
                                                ------------------------------------------------------
Minority interest                                                         8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $9,049          $180,919         $2,641
                                                ======================================================

<PAGE 451>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Level 5

                                                                   Iberian
                                                                  Hy-Power
                                               Consolidating    Amsterdam BV
                                                Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  ($3,910)
    Additional Paid in Capital                      8,245           $8,438
    Cumulative Translation Adjustments, Net        (1,923)          (1,328)
    Retained earnings                              (6,725)           3,541
                                                ------------------------------------------------------
                                                   (4,313)          10,651
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                    (32,734)         136,166
                                                ------------------------------------------------------
Total capitalization                              (37,047)         146,817
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                     11,981
Short-term debt
Accounts payable                                   (2,069)           3,139
Accrued taxes                                          (2)             982
Accrued interest                                      (42)           1,544
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                          (2,113)          17,646
                                                ------------------------------------------------------
Accumulated deferred income taxes - net             1,882            1,882
Accumulated deferred investment tax credits
Customer advances and other deferred credits         (564)           7,192
                                                ------------------------------------------------------
Total deferred credits                              1,318            9,074
                                                ------------------------------------------------------
Minority interest                                                        8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             ($37,842)        $173,545
                                                ======================================================

<PAGE 452>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hidroelectrica del Sossis S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)




                                              Hidroelectrica       Saltos
                                                del Sossis,      del Porma,     Consolidating
                                                   S.A.             S.A.          Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                     $962             $826
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (202)             (56)
    Retained earnings                                 434
                                                ------------------------------------------------------
                                                    1,194              770
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                      4,005              906
                                                ------------------------------------------------------
Total capitalization                                5,199            1,676
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                       770
Short-term debt
Accounts payable                                      208              928
Accrued taxes                                         176                2
Accrued interest                                       55               35
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                           1,209              965
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $6,408           $2,641
                                                ======================================================

<PAGE 453>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hidroelectrica del Sossis S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Level 6

                                              Hidroelectrica
                                                del Sossis
                                                   S.A.
                                               Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $1,788
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (258)
    Retained earnings                                 434
                                                ------------------------------------------------------
                                                    1,964
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                      4,911
                                                ------------------------------------------------------
Total capitalization                                6,875
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                       770
Short-term debt
Accounts payable                                    1,136
Accrued taxes                                         178
Accrued interest                                       90
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                           2,174
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $9,049
                                                ======================================================

<PAGE 454>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                   Edison
                                                                   Mission         Iberica
                                                   Hydro           Energy       de Energias,
                                                  Energy           Espana           S.A.
                                                   B.V.         Consolidated    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                      $25           $2,105         $25,922
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (370)            (112)         (2,058)
    Retained earnings                                  89              (25)          9,736
                                                ------------------------------------------------------
                                                     (256)           1,968          33,600
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                     39,704                          110,959
                                                ------------------------------------------------------
Total capitalization                               39,448            1,968         144,559
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                                     10,935
Short-term debt
Accounts payable                                       95              462           1,496
Accrued taxes                                                          136             651
Accrued interest                                                                     1,438
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                              95              598          14,520
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                         6,438
                                                ------------------------------------------------------
Total deferred credits                                                               6,438
                                                ------------------------------------------------------
Minority interest                                                                        8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $39,543           $2,566        $165,525
                                                ======================================================

<PAGE 455>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                   Level 6

                                                                    Hydro
                                                                   Energy
                                               Consolidating        B.V.
                                                Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                 ($28,027)              $25
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net         3,364               824
    Retained earnings                              (1,639)            8,161
                                                ------------------------------------------------------
                                                  (26,302)            9,010
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         (1)          150,662
                                                ------------------------------------------------------
Total capitalization                              (26,303)          159,672
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                      10,935
Short-term debt
Accounts payable                                     (412)            1,641
Accrued taxes                                                           787
Accrued interest                                                      1,438
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                            (412)           14,801
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                          6,438
                                                ------------------------------------------------------
Total deferred credits                                                6,438
                                                ------------------------------------------------------
Minority interest                                                         8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             ($26,715)         $180,919
                                                ======================================================

<PAGE 456>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                  Edison
                                                  Mission          Saltos
                                                  Energy         del Porma,     Consolidating
                                                  Espana            S.A.         Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $2,105             $826           ($826)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (112)             (56)             56
    Retained earnings                                 (25)
                                                ------------------------------------------------------
                                                    1,968              770            (770)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                         906            (906)
                                                ------------------------------------------------------
Total capitalization                                1,968            1,676          (1,676)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                      462              928            (928)
Accrued taxes                                         136                2              (2)
Accrued interest                                                        35             (35)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                             598              965            (965)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $2,566           $2,641         ($2,641)
                                                ======================================================

<PAGE 457>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Level 7

                                                  Edison
                                                  Mission
                                                  Energy
                                                  Espana
                                               Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $2,105
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (112)
    Retained earnings                                 (25)
                                                ------------------------------------------------------
                                                    1,968
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                1,968
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                      462
Accrued taxes                                         136
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                             598
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $2,566
                                                ======================================================

<PAGE 458>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                                   Electro
                                                  Iberica        Metalurgica
                                               de Energias,       del Ebro,     Consolidating
                                                   S.A.             S.A.         Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $25,922              $83            ($83)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net          (946)             376          (1,488)
    Retained earnings                               8,597             (355)          1,494
                                                ------------------------------------------------------
                                                   33,573              104             (77)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                     31,411           79,548
                                                ------------------------------------------------------
Total capitalization                               64,984           79,652             (77)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                     5,159            5,776
Short-term debt
Accounts payable                                      838              658
Accrued taxes                                         470              181
Accrued interest                                      541              897
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                           7,008            7,512
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits        4,018            2,420
                                                ------------------------------------------------------
Total deferred credits                              4,018            2,420
                                                ------------------------------------------------------
Minority interest                                                        2               6
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $76,010          $89,586            ($71)
                                                ======================================================

<PAGE 459>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica Energias, S.A.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                  Level 7

                                                  Iberica
                                               de Energias,
                                                   S.A.
                                               Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $25,922
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net        (2,058)
    Retained earnings                               9,736
                                                ------------------------------------------------------
                                                   33,600
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                    110,959
                                                ------------------------------------------------------
Total capitalization                              144,559
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                    10,935
Short-term debt
Accounts payable                                    1,496
Accrued taxes                                         651
Accrued interest                                    1,438
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                          14,520
                                                ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits        6,438
                                                ------------------------------------------------------
Total deferred credits                              6,438
                                                ------------------------------------------------------
Minority interest                                       8
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $165,525
                                                ======================================================

<PAGE 460>

MEC International B.V.
Edison Mission Energy Espana
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)


                                                  Edison
                                                  Mission          Saltos
                                                  Energy         del Porma,     Consolidating
                                                  Espana            S.A.         Adjustments
============================================================================================================
Electric utility revenue
Diversified operations                               $836
                                                ------------------------------------------------------
Total operating revenue                               836
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              853
Maintenance
Depreciation and decommissioning                       21
Income taxes
Property and other taxes                                2
                                                ------------------------------------------------------
Total operating expenses                              876
                                                ------------------------------------------------------
Operating income                                      (40)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       101
Minority Interest
Taxes on nonoperating income                          (36)
Other - net                                           (22)
                                                ------------------------------------------------------
Total other income (deductions) - net                  43
                                                ------------------------------------------------------
Income before interest and other expenses               3
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense                                 34
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                34
                                                ------------------------------------------------------
NET INCOME                                            (31)
Retained Earnings - beginning of year                   6
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                      ($25)
                                                ======================================================

<PAGE 461>

MEC International B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                  Level 6

                                                  Edison
                                                  Mission
                                                  Energy
                                                  Espana
                                               Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                               $836
                                                ------------------------------------------------------
Total operating revenue                               836
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              853
Maintenance
Depreciation and decommissioning                       21
Income taxes
Property and other taxes                                2
                                                ------------------------------------------------------
Total operating expenses                              876
                                                ------------------------------------------------------
Operating income                                      (40)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       101
Minority Interest
Taxes on nonoperating income                          (36)
Other - net                                           (22)
                                                ------------------------------------------------------
Total other income (deductions) - net                  43
                                                ------------------------------------------------------
Income before interest and other expenses               3
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense                                 34
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                34
                                                ------------------------------------------------------
NET INCOME                                            (31)
Retained Earnings - beginning of year                   6
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                      ($25)
                                                ======================================================

MEC International B.V.
Hydro Energy B.V.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)


                                                                   Edison
                                                                   Mission         Iberica
                                                   Hydro           Energy       de Energias,
                                                  Energy           Espana           S.A.
                                                   B.V.         Consolidated    Consolidated
============================================================================================================
Electric utility revenue                                                           $25,860
Diversified operations                                                $836              50
                                                ------------------------------------------------------
Total operating revenue                                                836          25,910
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               $1              853           3,519
Maintenance
Depreciation and decommissioning                                        21           3,198
Income taxes
Property and other taxes                                                 2              56
                                                ------------------------------------------------------
Total operating expenses                                1              876           6,773
                                                ------------------------------------------------------
Operating income                                       (1)             (40)         19,137
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                        101           1,598
Minority Interest                                                                        1
Taxes on nonoperating income                                           (36)           (559)
Other - net                                                            (22)            137
                                                ------------------------------------------------------
Total other income (deductions) - net                                   43           1,177
                                                ------------------------------------------------------
Income before interest and other expenses              (1)               3          20,314
                                                ------------------------------------------------------
Interest on long-term debt                                                          13,447
Other interest expense                                 70               34              90
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                70               34          13,537
                                                ------------------------------------------------------
NET INCOME                                            (71)             (31)          6,777
Retained Earnings - beginning of year                 160                6           2,959
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                       $89             ($25)         $9,736
                                                ======================================================

<PAGE 463>

MEC International B.V.
Hydro Energy B.V.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                                   Level 5

                                                                    Hydro
                                                                   Energy
                                               Consolidating        B.V.
                                                Adjustments     Consolidated
============================================================================================================
Electric utility revenue                                           $25,860
Diversified operations                              ($673)             213
                                                ------------------------------------------------------
Total operating revenue                              (673)          26,073
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              (56)           3,847
Maintenance
Depreciation and decommissioning                    1,492            4,711
Income taxes
Property and other taxes                                                58
                                                ------------------------------------------------------
Total operating expenses                              966            8,616
                                                ------------------------------------------------------
Operating income                                   (1,639)          17,457
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                      1,699
Minority Interest                                                        1
Taxes on nonoperating income                                          (595)
Other - net                                                            115
                                                ------------------------------------------------------
Total other income (deductions) - net                                1,220
                                                ------------------------------------------------------
Income before interest and other expenses          (1,639)          18,677
                                                ------------------------------------------------------
Interest on long-term debt                             70           13,517
Other interest expense                                (70)             124
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                             13,641
                                                ------------------------------------------------------
NET INCOME                                         (1,639)           5,036
Retained Earnings - beginning of year                                3,125
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                   ($1,639)          $8,161
                                                ======================================================

<PAGE 464>

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)


                                                                   Electro
                                                  Iberica        Metalurgica
                                               de Energias,       del Ebro,     Consolidating
                                                   S.A.             S.A.         Adjustments
============================================================================================================
Electric utility revenue                          $13,161          $12,699
Diversified operations                                 25               25
                                                ------------------------------------------------------
Total operating revenue                            13,186           12,724
                                                ------------------------------------------------------
Fuel
Purchased power                                     1,786            1,733         ($3,519)
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                             3,519
Maintenance
Depreciation and decommissioning                    1,947            2,743          (1,492)
Income taxes
Property and other taxes                               31               25
                                                ------------------------------------------------------
Total operating expenses                            3,764            4,501          (1,492)
                                                ------------------------------------------------------
Operating income                                    9,422            8,223           1,492
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       602              996
Minority Interest                                                                        1
Taxes on nonoperating income                         (211)            (348)
Other - net                                            41               96
                                                ------------------------------------------------------
Total other income (deductions) - net                 432              744               1
                                                ------------------------------------------------------
Income before interest and other expenses           9,854            8,967           1,493
                                                ------------------------------------------------------
Interest on long-term debt                          4,163            9,284
Other interest expense                                 53               38              (1)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net             4,216            9,322              (1)
                                                ------------------------------------------------------
NET INCOME                                          5,638             (355)          1,494
Retained Earnings - beginning of year               2,959
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                    $8,597            ($355)         $1,494
                                                ======================================================

<PAGE 465>

MEC International B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                  Level 6

                                                  Iberica
                                               de Energias,
                                                   S.A.
                                               Consolidated
============================================================================================================
Electric utility revenue                          $25,860
Diversified operations                                 50
                                                ------------------------------------------------------
Total operating revenue                            25,910
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                            3,519
Maintenance
Depreciation and decommissioning                    3,198
Income taxes
Property and other taxes                               56
                                                ------------------------------------------------------
Total operating expenses                            6,773
                                                ------------------------------------------------------
Operating income                                   19,137
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                     1,598
Minority Interest                                       1
Taxes on nonoperating income                         (559)
Other - net                                           137
                                                ------------------------------------------------------
Total other income (deductions) - net               1,177
                                                ------------------------------------------------------
Income before interest and other expenses          20,314
                                                ------------------------------------------------------
Interest on long-term debt                         13,447
Other interest expense                                 90
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net            13,537
                                                ------------------------------------------------------
NET INCOME                                          6,777
Retained Earnings - beginning of year               2,959
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                    $9,736
                                                ======================================================

<PAGE 466>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)


                                                  Iberian
                                                 Hy-Power      Hidroelectrica
                                                 Amsterdam       de Olvera,          Aprohiso
                                                   B.V.             S.A.                 S.A.
============================================================================================================
Electric utility revenue                                              $401
Diversified operations                                                  25
                                                ------------------------------------------------------
Total operating revenue                                                426
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              $42              109
Maintenance
Depreciation and decommissioning                                       134
Income taxes
Property and other taxes                                                 7
                                                ------------------------------------------------------
Total operating expenses                               42              250
                                                ------------------------------------------------------
Operating income                                      (42)             176
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         3
Minority Interest
Taxes on nonoperating income
Other - net                                           501                6
                                                ------------------------------------------------------
Total other income (deductions) - net                 504                6
                                                ------------------------------------------------------
Income before interest and other expenses             462              182
                                                ------------------------------------------------------
Interest on long-term debt                                             533
Other interest expense                                  1                3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                 1              536
                                                ------------------------------------------------------
NET INCOME                                            461             (354)
Retained Earnings - beginning of year               1,564
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                    $2,025            ($354)
                                                ======================================================

<PAGE 467>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)



                                              Hidroelectrica        Hydro
                                                del Sossis,        Energy          Saltos
                                                   S.A.             B.V.         del Porma,
                                               Consolidated     Consolidated        S.A.
============================================================================================================
Electric utility revenue                           $1,863          $25,860
Diversified operations                                                 213
                                                ------------------------------------------------------
Total operating revenue                             1,863           26,073
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              311            3,847
Maintenance
Depreciation and decommissioning                      334            4,711
Income taxes                                           90
Property and other taxes                                4               58
                                                ------------------------------------------------------
Total operating expenses                              739            8,616
                                                ------------------------------------------------------
Operating income                                    1,124           17,457
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        62            1,699
Minority Interest                                                        1
Taxes on nonoperating income                          (22)            (595)
Other - net                                                            115
                                                ------------------------------------------------------
Total other income (deductions) - net                  40            1,220
                                                ------------------------------------------------------
Income before interest and other expenses           1,164           18,677
                                                ------------------------------------------------------
Interest on long-term debt                            728           13,517
Other interest expense                                  2              124
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net               730           13,641
                                                ------------------------------------------------------
NET INCOME                                            434            5,036
Retained Earnings - beginning of year                                3,125
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                      $434           $8,161
                                                ======================================================

<<PAGE 468>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                                   Level 5

                                                                   Iberian
                                                                  Hy-Power
                                               Consolidating    Amsterdam BV
                                                Adjustments     Consolidated
============================================================================================================
Electric utility revenue                                           $28,124
Diversified operations                              ($238)
                                                ------------------------------------------------------
Total operating revenue                              (238)          28,124
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               83            4,392
Maintenance
Depreciation and decommissioning                     (852)           4,327
Income taxes                                        1,010            1,100
Property and other taxes                               (5)              64
                                                ------------------------------------------------------
Total operating expenses                              236            9,883
                                                ------------------------------------------------------
Operating income                                     (474)          18,241
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                      (935)             829
Minority Interest                                      14               15
Taxes on nonoperating income                          327             (290)
Other - net                                           141              763
                                                ------------------------------------------------------
Total other income (deductions) - net                (453)           1,317
                                                ------------------------------------------------------
Income before interest and other expenses            (927)          19,558
                                                ------------------------------------------------------
Interest on long-term debt                          1,099           15,877
Other interest expense                               (130)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net               969           15,877
                                                ------------------------------------------------------
NET INCOME                                         (1,896)           3,681
Retained Earnings - beginning of year              (4,829)            (140)
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                   ($6,725)          $3,541
                                                ======================================================

<PAGE 469>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hidroelectrica del Sossis S.A.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)



                                               Hdroelectrica       Saltos
                                                del Sossis,      del Porma,     Consolidating
                                                   S.A.             S.A.          Adjustments
============================================================================================================
Electric utility revenue                           $1,863
Diversified operations
                                                ------------------------------------------------------
Total operating revenue                             1,863
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              311
Maintenance
Depreciation and decommissioning                      334
Income taxes                                           90
Property and other taxes                                4
                                                ------------------------------------------------------
Total operating expenses                              739
                                                ------------------------------------------------------
Operating income                                    1,124
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        62
Minority Interest
Taxes on nonoperating income                          (22)
Other - net
                                                ------------------------------------------------------
Total other income (deductions) - net                  40
                                                ------------------------------------------------------
Income before interest and other expenses           1,164
                                                ------------------------------------------------------
Interest on long-term debt                            728
Other interest expense                                  2
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net               730
                                                ------------------------------------------------------
NET INCOME                                            434
Retained Earnings - beginning of year
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                      $434
                                                ======================================================

<PAGE 470>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hidroelectrica del Sossis S.A.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                  Level 6

                                                  Mission
                                              Hidroelectrica
                                                del Sossis,
                                                   S.A.
                                               Consolidated
============================================================================================================
Electric utility revenue                           $1,863
Diversified operations
                                                ------------------------------------------------------
Total operating revenue                             1,863
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              311
Maintenance
Depreciation and decommissioning                      334
Income taxes                                           90
Property and other taxes                                4
                                                ------------------------------------------------------
Total operating expenses                              739
                                                ------------------------------------------------------
Operating income                                    1,124
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        62
Minority Interest
Taxes on nonoperating income                          (22)
Other - net
                                                ------------------------------------------------------
Total other income (deductions) - net                  40
                                                ------------------------------------------------------
Income before interest and other expenses           1,164
                                                ------------------------------------------------------
Interest on long-term debt                            728
Other interest expense                                  2
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net               730
                                                ------------------------------------------------------
NET INCOME                                            434
Retained Earnings - beginning of year
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                      $434
                                                ======================================================

<PAGE 471>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                                   Edison
                                                                   Mission         Iberica
                                                   Hydro           Energy       de Energias,
                                                  Energy           Espana           S.A.
                                                   B.V.         Consolidated    Consolidated
============================================================================================================
Electric utility revenue                                              $836         $25,860
Diversified operations                                                                  50
                                                ------------------------------------------------------
Total operating revenue                                                836          25,910
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               $1              853           3,519
Maintenance
Depreciation and decommissioning                                        21           3,198
Income taxes
Property and other taxes                                                 2              56
                                                ------------------------------------------------------
Total operating expenses                                1              876           6,773
                                                ------------------------------------------------------
Operating income                                       (1)             (40)         19,137
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                        101           1,598
Minority Interest                                                                        1
Taxes on nonoperating income                                           (36)           (559)
Other - net                                                            (22)            137
                                                ------------------------------------------------------
Total other income (deductions) - net                                   43           1,177
                                                ------------------------------------------------------
Income before interest and other expenses              (1)               3          20,314
                                                ------------------------------------------------------
Interest on long-term debt                                                          13,447
Other interest expense                                 70               34              90
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                70               34          13,537
                                                ------------------------------------------------------
NET INCOME                                            (71)             (31)          6,777
Retained Earnings - beginning of year                 160                6           2,959
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                       $89             ($25)         $9,736
                                                ======================================================

<PAGE 472>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                                   Level 6

                                                                    Hydro
                                                                   Energy
                                               Consolidating        B.V.
                                                Adjustments     Consolidated
============================================================================================================
Electric utility revenue                                           $25,860
Diversified operations                              ($673)             213
                                                ------------------------------------------------------
Total operating revenue                              (673)          26,073
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                             (526)           3,847
Maintenance
Depreciation and decommissioning                    1,492            4,711
Income taxes
Property and other taxes                                                58
                                                ------------------------------------------------------
Total operating expenses                              966            8,616
                                                ------------------------------------------------------
Operating income                                   (1,639)          17,457
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                      1,699
Minority Interest                                                        1
Taxes on nonoperating income                                          (595)
Other - net                                                            115
                                                ------------------------------------------------------
Total other income (deductions) - net                                1,220
                                                ------------------------------------------------------
Income before interest and other expenses          (1,639)          18,677
                                                ------------------------------------------------------
Interest on long-term debt                             70           13,517
Other interest expense                                (70)             124
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                             13,641
                                                ------------------------------------------------------
NET INCOME                                         (1,639)           5,036
Retained Earnings - beginning of year                                3,125
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                   ($1,639)          $8,161
                                                ======================================================

<PAGE 473>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)


                                                  Energy
                                                  Mission          Saltos
                                                  Energy         del Porma,     Consolidating
                                                  Espana            S.A.          Adjustments
============================================================================================================
Electric utility revenue
Diversified operations                               $836
                                                ------------------------------------------------------
Total operating revenue                               836
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              853
Maintenance
Depreciation and decommissioning                       21
Income taxes
Property and other taxes                                2
                                                ------------------------------------------------------
Total operating expenses                              876
                                                ------------------------------------------------------
Operating income                                      (40)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       101
Minority Interest
Taxes on nonoperating income                          (36)
Other - net                                           (22)
                                                ------------------------------------------------------
Total other income (deductions) - net                  43
                                                ------------------------------------------------------
Income before interest and other expenses               3
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense                                 34
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                34
                                                ------------------------------------------------------
NET INCOME                                            (31)
Retained Earnings - beginning of year                   6
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                      ($25)
                                                ======================================================

<PAGE 474>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Edison Mission Energy Espana
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                  Level 7

                                                  Edison
                                                  Mission
                                                  Energy
                                                  Espana
                                               Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                               $836
                                                ------------------------------------------------------
Total operating revenue                               836
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              853
Maintenance
Depreciation and decommissioning                       21
Income taxes
Property and other taxes                                2
                                                ------------------------------------------------------
Total operating expenses                              876
                                                ------------------------------------------------------
Operating income                                      (40)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       101
Minority Interest
Taxes on nonoperating income                          (36)
Other - net                                           (22)
                                                ------------------------------------------------------
Total other income (deductions) - net                  43
                                                ------------------------------------------------------
Income before interest and other expenses               3
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense                                 34
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                34
                                                ------------------------------------------------------
NET INCOME                                            (31)
Retained Earnings - beginning of year                   6
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                      ($25)
                                                ======================================================

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias S.A.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)


                                                                   Electro
                                                  Iberica        Metulurgica
                                               de Energias,       del Ebro,     Consolidating
                                                   S.A.             S.A.          Adjustments
============================================================================================================
Electric utility revenue                          $13,161          $12,699
Diversified operations                                 25               25
                                                ------------------------------------------------------
Total operating revenue                            13,186           12,724
                                                ------------------------------------------------------
Fuel
Purchased power                                     1,786            1,733         ($3,519)
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                             3,519
Maintenance
Depreciation and decommissioning                    1,947            2,743          (1,492)
Income taxes
Property and other taxes                               31               25
                                                ------------------------------------------------------
Total operating expenses                            3,764            4,501          (1,492)
                                                ------------------------------------------------------
Operating income                                    9,422            8,223           1,492
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       602              996
Minority Interest                                                                        1
Taxes on nonoperating income                         (211)            (348)
Other - net                                            41               96
                                                ------------------------------------------------------
Total other income (deductions) - net                 432              744               1
                                                ------------------------------------------------------
Income before interest and other expenses           9,854            8,967           1,493
                                                ------------------------------------------------------
Interest on long-term debt                          4,163            9,284
Other interest expense                                 53               38              (1)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net             4,216            9,322              (1)
                                                ------------------------------------------------------
NET INCOME                                          5,638             (355)          1,494
Retained Earnings - beginning of year               2,959
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                    $8,597            ($355)         $1,494
                                                ======================================================

<PAGE 476

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias S.A.
Consolidating Income Statement
For The Year Ended December 31, 1996
(In thousands)

                                                  Level 7

                                                  Iberica
                                               de Energias,
                                                   S.A.
                                               Consolidated
============================================================================================================
Electric utility revenue                          $25,860
Diversified operations                                 50
                                                ------------------------------------------------------
Total operating revenue                            25,910
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                            3,519
Maintenance
Depreciation and decommissioning                    3,198
Income taxes
Property and other taxes                               56
                                                ------------------------------------------------------
Total operating expenses                            6,773
                                                ------------------------------------------------------
Operating income                                   19,137
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                     1,598
Minority Interest                                       1
Taxes on nonoperating income                         (559)
Other - net                                           137
                                                ------------------------------------------------------
Total other income (deductions) - net               1,177
                                                ------------------------------------------------------
Income before interest and other expenses          20,314
                                                ------------------------------------------------------
Interest on long-term debt                         13,447
Other interest expense                                 90
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net            13,537
                                                ------------------------------------------------------
NET INCOME                                          6,777
Retained Earnings - beginning of year               2,959
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                    $9,736
                                                ======================================================

<PAGE 477>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                          Edison
                                          Mission        Edison
                                          Energy         Mission
                                           Asia          Energy           MEC
                                          Company     International    Colombia
                                       Consolidated       B.V.           B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                        ------------------------------------------------------
Total utility plant
                                        ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries          $15,868
Investments in leveraged leases
Other investments
                                        ------------------------------------------------------
Total other property and investments        15,868
                                        ------------------------------------------------------
Cash and equivalents                            18            $23            $23
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts       47
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                        ------------------------------------------------------
Total current assets                            65             23             23
                                        ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                           4              4              2
                                        ------------------------------------------------------
Total deferred charges                           4              4              2
                                        ------------------------------------------------------
TOTAL ASSETS                               $15,937            $27            $25
                                        ======================================================

<PAGE 478>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)




                                            MEC            MEC            MEC
                                         Esenyurt          IES           India
                                           B.V.           B.V.           B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                        ------------------------------------------------------
Total utility plant
                                        ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries              $79             $6
Investments in leveraged leases
Other investments
                                        ------------------------------------------------------
Total other property and investments            79              6
                                        ------------------------------------------------------
Cash and equivalents                                           13            $24
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                        ------------------------------------------------------
Total current assets                                           13             24
                                        ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                          54              2              5
                                        ------------------------------------------------------
Total deferred charges                          54              2              5
                                        ------------------------------------------------------
TOTAL ASSETS                                  $133            $21            $29
                                        ======================================================

<PAGE 479>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                            MEC
                                           Indo            MEC            MEC
                                           Coal         Indonesia    Laguna Power
                                           B.V.           B.V.           B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                        ------------------------------------------------------
Total utility plant
                                        ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries         $19,552         $84,057            $16
Investments in leveraged leases
Other investments
                                        ------------------------------------------------------
Total other property and investments       19,552          84,057             16
                                        ------------------------------------------------------
Cash and equivalents                          994             153
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                        ------------------------------------------------------
Total current assets                          994             153
                                        ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                        139             682              2
                                        ------------------------------------------------------
Total deferred charges                        139             682              2
                                        ------------------------------------------------------
TOTAL ASSETS                              $20,685         $84,892            $18
                                        ======================================================

<PAGE 480>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                                          MEC
                                            MEC            MEC            San
                                           Perth         Priolo         Pascual
                                           B.V.           B.V.           B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                        ------------------------------------------------------
Total utility plant
                                        ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $15,293
Investments in leveraged leases
Other investments
                                        ------------------------------------------------------
Total other property and investments                       15,293
                                        ------------------------------------------------------
Cash and equivalents                           $23          3,083
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     307
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                        ------------------------------------------------------
Total current assets                            23          3,390
                                        ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                          10            133             $2
                                        ------------------------------------------------------
Total deferred charges                          10            133              2
                                        ------------------------------------------------------
TOTAL ASSETS                                   $33        $18,816             $2
                                        ======================================================

<PAGE 481>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                           MEC          Mission
                                            MEC           Wales         Energy
                                          Turkey          B.V.          Italia
                                           B.V.       Consolidated      s.r.l.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                        ------------------------------------------------------
Total utility plant
                                        ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $1,150,426            $88
Investments in leveraged leases
Other investments
                                        ------------------------------------------------------
Total other property and investments                    1,150,426             88
                                        ------------------------------------------------------
Cash and equivalents                           $23        124,478            215
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  34,006            100
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        4,160             26
                                        ------------------------------------------------------
Total current assets                            23        162,644            341
                                        ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                           2        336,766             62
                                        ------------------------------------------------------
Total deferred charges                           2        336,766             62
                                        ------------------------------------------------------
TOTAL ASSETS                                   $25     $1,649,836           $491
                                        ======================================================

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                           P.T.
                                          Mission          MEC
                                        Operation &   International
                                        Maintenance     Holdings     Consolidating
                                         Indonesia        B.V.        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                        ------------------------------------------------------
Total utility plant
                                        ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                   $14                  ($1,150,528)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $4,146      (134,871)
Investments in leveraged leases
Other investments
                                        ------------------------------------------------------
Total other property and investments            14          4,146    (1,285,399)
                                        ------------------------------------------------------
Cash and equivalents                         2,371             27      (131,441)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts      892                      (35,352)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets           265                       (4,451)
                                        ------------------------------------------------------
Total current assets                         3,528             27      (171,244)
                                        ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                          1      (337,869)
                                        ------------------------------------------------------
Total deferred charges                                          1      (377,869)
                                        ------------------------------------------------------
TOTAL ASSETS                                $3,542         $4,174   ($1,794,512)
                                        ======================================================

<PAGE 483

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                            MEC
                                       International
                                         Holdings
                                           B.V.
                                       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                        ------------------------------------------------------
Total utility plant
                                        ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries           $4,146
Investments in leveraged leases
Other investments
                                        ------------------------------------------------------
Total other property and investments         4,146
                                        ------------------------------------------------------
Cash and equivalents                            27
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                        ------------------------------------------------------
Total current assets                            27
                                        ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                           1
                                        ------------------------------------------------------
Total deferred charges                           1
                                        ------------------------------------------------------
TOTAL ASSETS                                $4,174
                                        ======================================================

<PAGE 484>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                          Edison
                                          Mission        Edison
                                          Energy         Mission
                                           Asia          Energy           MEC
                                          Company     International    Colombia
                                       Consolidated       B.V.           B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $25            $25
    Additional Paid in Capital            $14,693
    Retained earnings                       1,450             (8)            (8)
                                        ------------------------------------------------------
                                           16,143             17             17
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                        ------------------------------------------------------
Total capitalization                       16,143             17             17
                                        ------------------------------------------------------
Other long-term liabilities
                                        ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                             (742)            13             11
Accrued taxes                                 536             (3)            (3)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                        ------------------------------------------------------
Total current liabilities                    (206)           10               8
                                        ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                        ------------------------------------------------------
Total deferred credits
                                        ------------------------------------------------------
Minority interest
                                        ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES      $15,937            $27            $25
                                        ======================================================

<PAGE 485>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)




                                            MEC            MEC            MEC
                                         Esenyurt          IES           India
                                           B.V.           B.V.           B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                              $30            $25            $23
    Additional Paid in Capital                152
    Retained earnings                         (11)            (9)            (9)
                                        ------------------------------------------------------
                                              171             16             14
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                        ------------------------------------------------------
Total capitalization                          171             16             14
                                        ------------------------------------------------------
Other long-term liabilities
                                        ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                              (33)             9             20
Accrued taxes                                  (5)            (4)            (5)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                        ------------------------------------------------------
Total current liabilities                     (38)             5             15
                                        ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                        ------------------------------------------------------
Total deferred credits
                                        ------------------------------------------------------
Minority interest
                                        ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES         $133            $21            $29
                                        ======================================================

<PAGE 486>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                            MEC
                                           Indo            MEC            MEC
                                           Coal         Indonesia    Laguna Power
                                           B.V.           B.V.           B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                              $25            $22            $22
    Additional Paid in Capital             18,423         84,783
    Retained earnings                       1,395            (50)            (8)
                                        ------------------------------------------------------
                                           19,843         84,755             14
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                        ------------------------------------------------------
Total capitalization                       19,843         84,755             14
                                        ------------------------------------------------------
Other long-term liabilities
                                        ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                               13            167
Accrued taxes                                (199)           (18)             9
Accrued interest                                                             (5)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                        ------------------------------------------------------
Total current liabilities                    (186)           149              4
                                        ------------------------------------------------------
Accumulated deferred income taxes - net     1,028            (12)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                        ------------------------------------------------------
Total deferred credits                      1,028            (12)
                                        ------------------------------------------------------
Minority interest
                                        ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES      $20,685        $84,892            $18
                                        ======================================================

<PAGE 487>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                                          MEC
                                            MEC            MEC            San
                                           Perth         Priolo         Pascual
                                           B.V.           B.V.           B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                              $23            $22            $23
    Additional Paid in Capital                            17,928
    Retained earnings                          (7)           (21)            (9)
    Cumulative Translation Adjustments, Net                  187
                                        ------------------------------------------------------
                                               16         18,116             14
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                        ------------------------------------------------------
Total capitalization                           16         18,116             14
                                        ------------------------------------------------------
Other long-term liabilities
                                        ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                               21            539             (7)
Accrued taxes                                  (4)           161             (5)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                        ------------------------------------------------------
Total current liabilities                      17            700            (12)
                                        ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                        ------------------------------------------------------
Total deferred credits
                                        ------------------------------------------------------
Minority interest
                                        ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES          $33        $18,816             $2
                                        ======================================================

<PAGE 488>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                           MEC          Mission
                                            MEC           Wales         Energy
                                          Turkey          B.V.          Italia
                                           B.V.       Consolidated      s.r.l.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                              $25        $276,724
    Additional Paid in Capital                                              $13
    Retained earnings                          (8)         47,839            48
    Cumulative Translation Adjustments, Net                51,135            (4)
                                        ------------------------------------------------------
                                               17         375,698            57
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            684,920
                                        ------------------------------------------------------
Total capitalization                           17       1,060,618            57
                                        ------------------------------------------------------
Other long-term liabilities
                                        ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                               11         104,977           337
Accrued taxes                                  (3)         31,018            80
Accrued interest                                           25,841            17
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                        ------------------------------------------------------
Total current liabilities                       8         161,836           434
                                        ------------------------------------------------------
Accumulated deferred income taxes - net                   335,701
Accumulated deferred investment tax credits
Customer advances and other deferred credits               30,814
                                        ------------------------------------------------------
Total deferred credits                                    366,515
                                        ------------------------------------------------------
Minority interest                                          60,867
                                        ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES          $25      $1,649,836          $491
                                        ======================================================

<PAGE 489>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                           P.T.
                                          Mission          MEC
                                        Operation &   International
                                        Maintenance     Holdings     Consolidating
                                         Indonesia        B.V.        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $21      ($277,014)
    Additional Paid in Capital              $1,500         4,155       (137,492)
    Retained earnings                          545           (18)       (51,129)
    Cumulative Translation Adjustments, Net                             (51,318)
                                        ------------------------------------------------------
                                             2,045         4,158       (516,953)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                         (684,920)
                                        ------------------------------------------------------
Total capitalization                         2,045         4,158     (1,201,873)
                                        ------------------------------------------------------
Other long-term liabilities
                                        ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                             1,036            26       (106,372)
Accrued taxes                                  365           (10)       (31,920)
Accrued interest                                96                      (25,949)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                        ------------------------------------------------------
Total current liabilities                    1,497            16       (164,241)
                                        ------------------------------------------------------
Accumulated deferred income taxes - net                                (336,717)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            (30,814)
                                        ------------------------------------------------------
Total deferred credits                                                 (367,531)
                                        ------------------------------------------------------
Minority interest                                                       (60,867)
                                        ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        $3,542        $4,174    ($1,794,512)
                                        ======================================================

<PAGE 490>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                               MEC
                                          International
                                            Holdings
                                              B.V.
                                          Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                 $21
    Additional Paid in Capital                 4,155
    Retained earnings                            (18)
    Cumulative Translation Adjustments, Net
                                           ------------------------------------------------------
                                               4,158
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                           ------------------------------------------------------
Total capitalization                           4,158
                                           ------------------------------------------------------
Other long-term liabilities
                                           ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                  26
Accrued taxes                                    (10)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                           ------------------------------------------------------
Total current liabilities                         16
                                           ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                           ------------------------------------------------------
Total deferred credits
                                           ------------------------------------------------------
Minority interest
                                           ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES          $4,174
                                           ======================================================

<PAGE 491>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                  Edison           Edison
                                                  Mission          Mission
                                                Energy Asia        Energy            MEC
                                                  Company       International     Colombia
                                               Consolidated         B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations                             $1,610
                                               ------------------------------------------------------
Total operating revenue                             1,610
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              689               $9              $10
Maintenance
Depreciation and decommissioning                        2                1
Income taxes                                          220               (3)              (3)
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                              911                7                7
                                               ------------------------------------------------------
Operating income                                      699               (7)              (7)
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       878
Minority interest
Taxes on nonoperating income                         (237)
Other - net                                                             (1)              (1)
                                               ------------------------------------------------------
Total other income (deductions) - net                 641               (1)              (1)
                                               ------------------------------------------------------
Income before interest and other expenses           1,340               (8)              (8)
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense                                105
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net               105
                                               ------------------------------------------------------
NET INCOME                                          1,235               (8)              (8)
Retained Earnings - beginning of year                 215
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                    $1,450              ($8)             ($8)
                                               ======================================================

<PAGE 492>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)



                                                    MEC              MEC             MEC
                                                 Esenyurt            IES            India
                                                   B.V.             B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                               ------------------------------------------------------
Total operating revenue
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               $5              $11               $6
Maintenance
Depreciation and decommissioning                        1                                 1
Income taxes                                           (2)              (3)              (3)
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                                4                8                4
                                               ------------------------------------------------------
Operating income                                       (4)              (8)              (4)
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                           1
Minority interest
Taxes on nonoperating income
Other - net                                                             (1)              (1)
                                               ------------------------------------------------------
Total other income (deductions) - net                                   (1)
                                               ------------------------------------------------------
Income before interest and other expenses              (4)              (9)              (4)
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net
                                               ------------------------------------------------------
NET INCOME                                             (4)              (9)              (4)
Retained Earnings - beginning of year                  (7)                               (5)
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                      ($11)             ($9)             ($9)
                                               ======================================================

<PAGE 493>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)


                                                    MEC
                                                   Indo              MEC             MEC
                                                   Coal           Indonesia     Laguna Power
                                                   B.V.             B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations                             $3,025
                                               ------------------------------------------------------
Total operating revenue                             3,025
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               12               $6               $4
Maintenance
Depreciation and decommissioning                      620              118
Income taxes                                          895              (38)              (2)
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                            1,527               86                2
                                               ------------------------------------------------------
Operating income                                    1,498              (86)              (2)
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       149                5
Minority interest
Taxes on nonoperating income                          (52)              (2)
Other - net                                           (48)               1                1
                                               ------------------------------------------------------
Total other income (deductions) - net                  49                4                1
                                               ------------------------------------------------------
Income before interest and other expenses           1,547              (82)              (1)
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net
                                               ------------------------------------------------------
NET INCOME                                          1,547              (82)              (1)
Retained Earnings - beginning of year                (152)              32               (7)
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                    $1,395             ($50)             ($8)
                                               ======================================================

<PAGE 494>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)


                                                                                     MEC
                                                    MEC              MEC             San
                                                   Perth           Priolo          Pascual
                                                   B.V.             B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations                                                $468
                                               ------------------------------------------------------
Total operating revenue                                                468
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net                                                        659               $5
Other operating expenses
Maintenance
Depreciation and decommissioning                       $2               32
Income taxes                                           (1)              36               (2)
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                                1              727                3
                                               ------------------------------------------------------
Operating income                                       (1)            (259)              (3)
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net                                             1              286                1
                                               ------------------------------------------------------
Total other income (deductions) - net                   1              286                1
                                               ------------------------------------------------------
Income before interest and other expenses                               27               (2)
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net
                                               ------------------------------------------------------
NET INCOME                                                              27               (2)
Retained Earnings - beginning of year                  (7)             (48)              (7)
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                       ($7)            ($21)             ($9)
                                               ======================================================

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)


                                                                     MEC           Mission
                                                   MEC              Wales          Energy
                                                  Turkey            B.V.           Italia
                                                   B.V.         Consolidated       s.r.l.
============================================================================================================
Electric utility revenue                                          $298,548
Diversified operations                                                                $1,801
                                               ------------------------------------------------------
Total operating revenue                                            298,548             1,801
                                               ------------------------------------------------------
Fuel                                                                54,625
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              $10           66,320             1,672
Maintenance
Depreciation and decommissioning                                    25,117                 1
Income taxes                                           (3)          27,418                81
Property and other taxes                                            15,579
                                               ------------------------------------------------------
Total operating expenses                                7          189,059             1,754
                                               ------------------------------------------------------
Operating income                                       (7)         109,489                47
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                      4,434
Minority interest                                                  (16,885)
Taxes on nonoperating income                                        (1,463)
Other - net                                            (1)              65
                                               ------------------------------------------------------
Total other income (deductions) - net                  (1)         (13,849)
                                               ------------------------------------------------------
Income before interest and other expenses              (8)          95,640                47
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense                                              55,863
Allowance for borrowed funds used during                                 2
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net                             55,865
                                               ------------------------------------------------------
NET INCOME                                             (8)          39,775                47
Retained Earnings - beginning of year                                8,064                 1
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                       ($8)         $47,839               $48
                                               ======================================================

<PAGE 496>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                   P.T.
                                                  Mission            MEC
                                                Operation &     International
                                                Maintenance       Holdings      Consolidating
                                                 Indonesia          B.V.         Adjustments
============================================================================================================
Electric utility revenue                                                          ($298,548)
Diversified operations                             $3,823                           (10,727)
                                               ------------------------------------------------------
Total operating revenue                             3,823                          (309,275)
                                               ------------------------------------------------------
Fuel                                                                                (54,625)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                            3,054               $9          (72,472)
Maintenance
Depreciation and decommissioning                                                    (25,895)
Income taxes                                          327               (3)         (28,917)
Property and other taxes                                                            (15,579)
                                               ------------------------------------------------------
Total operating expenses                            3,381                6         (197,488)
                                               ------------------------------------------------------
Operating income                                      442               (6)        (111,787)
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       147                            (5,614)
Minority interest                                                                    16,885
Taxes on nonoperating income                          (40)                            1,794
Other - net                                            (8)                             (294)
                                               ------------------------------------------------------
Total other income (deductions) - net                  99                            12,771
                                               ------------------------------------------------------
Income before interest and other expenses             541               (6)         (99,016)
                                               ------------------------------------------------------
Interest on long-term debt                                                          (55,863)
Other interest expense                                                                 (107)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net                                             (55,970)
                                               ------------------------------------------------------
NET INCOME                                            541               (6)         (43,046)
Retained Earnings - beginning of year                   4              (12)          (8,083)
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                      $545             ($18)        ($51,129)
                                               ======================================================

<PAGE 497

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                    MEC
                                               International
                                                 Holdings
                                                   B.V.
                                               Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                               ------------------------------------------------------
Total operating revenue
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               $9
Maintenance
Depreciation and decommissioning
Income taxes                                           (3)
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                                6
                                               ------------------------------------------------------
Operating income                                       (6)
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                               ------------------------------------------------------
Total other income (deductions) - net
                                               ------------------------------------------------------
Income before interest and other expenses              (6)
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net
                                               ------------------------------------------------------
NET INCOME                                             (6)
Retained Earnings - beginning of year                 (12)
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                      ($18)
                                               ======================================================

<PAGE 498>

MEC International Holdings B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                  Mission          Mission         Edison
                                                   China           Ningbo          Mission
                                                 Holdings         Holdings         Energy
                                                  Company          Company          Asia
                                                                                   Company
============================================================================================================
ASSETS                                          (Inactive)       (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                               ------------------------------------------------------
Total utility plant
                                               ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                    $15,868
Investments in leveraged leases
Other investments
                                               ------------------------------------------------------
Total other property and investments                                                  15,868
                                               ------------------------------------------------------
Cash and equivalents                                                                      18
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                 47
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                               ------------------------------------------------------
Total current assets                                                                      65
                                               ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                  $1               $1                2
                                               ------------------------------------------------------
Total deferred charges                                   1                1                2
                                               ------------------------------------------------------
TOTAL ASSETS                                            $1               $1          $15,935
                                               ======================================================

<PAGE 499>

MEC International Holdings B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Edison
                                                                   Mission
                                                                 Energy Asia
                                               Consolidating       Company
                                                Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                               ------------------------------------------------------
Total utility plant
                                               ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $15,868
Investments in leveraged leases
Other investments
                                               ------------------------------------------------------
Total other property and investments                                 15,868
                                               ------------------------------------------------------
Cash and equivalents                                                     18
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                47
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                               ------------------------------------------------------
Total current assets                                                     65
                                               ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                    4
                                               ------------------------------------------------------
Total deferred charges                                                    4
                                               ------------------------------------------------------
TOTAL ASSETS                                                        $15,937
                                               ======================================================

<PAGE 500>

MEC International Holdings B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                                                   Edison
                                                  Mission          Mission         Mission
                                                   China           Ningbo          Energy
                                                 Holdings         Holdings          Asia
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)       (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                      $14,693
    Cumulative Translation Adjustments, Net
    Retained earnings                                 ($4)             ($4)           1,458
                                               ------------------------------------------------------
                                                       (4)              (4)          16,151
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                               ------------------------------------------------------
Total capitalization                                   (4)              (4)          16,151
                                               ------------------------------------------------------
Other long-term liabilities
                                               ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                        7                7             (756)
Accrued taxes                                          (2)              (2)             540
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                               ------------------------------------------------------
Total current liabilities                               5                5             (216)
                                               ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                               ------------------------------------------------------
Total deferred credits
                                               ------------------------------------------------------
Minority interest
                                               ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1               $1          $15,935
                                               ======================================================

<PAGE 501>

MEC International Holdings B.V.
Edison Mission Energy Asia Company
Consolidating Balance Sheet
December 31, 1996
(In thousands)

                                                                   Edison
                                                                   Mission
                                                                   Energy
                                                                    Asia
                                               Consolidating       Company
                                                Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                     $14,693
     Cumulative Translation Adjustments, Net
    Retained earnings                                                1,450
                                               ------------------------------------------------------
                                                                    16,143
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                               ------------------------------------------------------
Total capitalization                                                16,143
                                               ------------------------------------------------------
Other long-term liabilities
                                               ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                                      (742)
Accrued taxes                                                          536
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                               ------------------------------------------------------
Total current liabilities                                             (206)
                                               ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                               ------------------------------------------------------
Total deferred credits
                                               ------------------------------------------------------
Minority interest
                                               ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                               $15,937
                                               ======================================================

<PAGE 502>

MEC International Holdings B.V.
Edison Mission Energy Asia Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                                   Edison
                                                  Mission          Mission         Mission
                                                   China           Ningbo          Energy
                                                 Holdings         Holdings          Asia
                                                  Company          Company         Company
============================================================================================================
                                                (Inactive)       (Inactive)
Electric utility revenue
Diversified operations                                                               $1,610
                                               ------------------------------------------------------
Total operating revenue                                                               1,610
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               $2               $2              685
Maintenance
Depreciation and decommissioning                        1                1
Income taxes                                           (1)              (1)             222
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                                2                2              907
                                               ------------------------------------------------------
Operating income                                       (2)              (2)             703
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                         878
Minority interest
Taxes on nonoperating income                                                           (237)
Other - net
                                               ------------------------------------------------------
Total other income (deductions) - net                                                   641
                                               ------------------------------------------------------
Income before interest and other expenses              (2)              (2)           1,344
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                                  105
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net                                                 105
                                               ------------------------------------------------------
NET INCOME                                             (2)              (2)           1,239
Retained Earnings - beginning of year                  (2)              (2)             219
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                       ($4)             ($4)          $1,458
                                               ======================================================

MEC International Holdings B.V.
Edison Mission Energy Asia Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)

                                                                   Edison
                                                                   Mission
                                                                   Energy
                                                                    Asia
                                               Consolidating       Company
                                                Adjustments     Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                              $1,610
                                               ------------------------------------------------------
Total operating revenue                                              1,610
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               689
Maintenance
Depreciation and decommissioning                                         2
Income taxes                                                           220
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                                               911
                                               ------------------------------------------------------
Operating income                                                       699
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                        878
Minority interest
Taxes on nonoperating income                                          (237)
Other - net
                                               ------------------------------------------------------
Total other income (deductions) - net                                  641
                                               ------------------------------------------------------
Income before interest and other expenses                            1,340
                                               ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                 105
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net                                105
                                               ------------------------------------------------------
NET INCOME                                                           1,235
Retained Earnings - beginning of year                                  215
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                                     $1,450
                                               ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                  Mission           First           First
                                                   Hydro            Hydro           Hydro
                                                  Limited         Holdings         Finance
                                                Partnership        Company           plc
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                               ------------------------------------------------------
Total utility plant
                                               ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        $17,791             $180
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                 $405,514        1,111,729           11,229
Investments in leveraged leases
Other investments
                                               ------------------------------------------------------
Total other property and investments               405,514        1,129,520           11,409
                                               ------------------------------------------------------
Cash and equivalents                                                 48,422
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                10           26,509
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                               ------------------------------------------------------
Total current assets                                                 48,432           26,509
                                               ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                               ------------------------------------------------------
Total deferred charges
                                               ------------------------------------------------------
TOTAL ASSETS                                      $405,514       $1,177,952          $37,918
                                               ======================================================

<PAGE 505>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                   First             MEC
                                                   Hydro            Wales       Consolidating
                                                  Company           B.V.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                               ------------------------------------------------------
Total utility plant
                                               ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                      $736,835                         $395,620
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                   10,879                       (1,539,351)
Investments in leveraged leases
Other investments
                                               ------------------------------------------------------
Total other property and investments               747,714                       (1,143,731)
                                               ------------------------------------------------------
Cash and equivalents                                76,033              $23
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts           34,127                          (26,640)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                 4,160
                                               ------------------------------------------------------
Total current assets                               114,320               23         (26,640)
                                               ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                  36            2,251         334,479
                                               ------------------------------------------------------
Total deferred charges                                  36            2,251         334,479
                                               ------------------------------------------------------
TOTAL ASSETS                                      $862,070           $2,274       ($835,892)
                                               ======================================================

<PAGE 506>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)


                                                    MEC
                                                   Wales
                                                   B.V.
                                               Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                               ------------------------------------------------------
Total utility plant
                                               ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                    $1,150,426
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                               ------------------------------------------------------
Total other property and investments             1,150,426
                                               ------------------------------------------------------
Cash and equivalents                               124,478
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts           34,006
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                 4,160
                                               ------------------------------------------------------
Total current assets                               162,644
                                               ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             336,766
                                               ------------------------------------------------------
Total deferred charges                             336,766
                                               ------------------------------------------------------
TOTAL ASSETS                                    $1,649,836
                                               ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                  Mission           First           First
                                                   Hydro            Hydro           Hydro
                                                  Limited         Holdings         Finance
                                                Partnership        Company           plc
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $405,514        $181,987              $19
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                         75,421            5,020
    Retained earnings                                              (39,300)          (4,053)
                                               ------------------------------------------------------
                                                   405,514         218,108              986
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                     933,361           10,879
                                               ------------------------------------------------------
Total capitalization                               405,514       1,151,469           11,865
                                               ------------------------------------------------------
Other long-term liabilities
                                               ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                                       644               51
Accrued taxes
Accrued interest                                                    25,839           26,002
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                               ------------------------------------------------------
Total current liabilities                                           26,483           26,053
                                               ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                               ------------------------------------------------------
Total deferred credits
                                               ------------------------------------------------------
Minority interest
                                               ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $405,514      $1,177,952          $37,918
                                               ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)




                                                   First             MEC
                                                   Hydro            Wales       Consolidating
                                                  Company           B.V.         Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                 $142,467              $26        ($453,289)
    Additional Paid in Capital                    498,759                          (498,759)
    Cumulative Translation Adjustments, Net        61,074                           (90,380)
    Retained earnings                              84,752             (193)           6,633
                                               ------------------------------------------------------
                                                  787,052             (167)      (1,035,795)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                     (259,320)
                                               ------------------------------------------------------
Total capitalization                              787,052             (167)      (1,295,115)
                                               ------------------------------------------------------
Other long-term liabilities
                                               ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                   14,086            2,596           87,600
Accrued taxes                                      31,173             (155)
Accrued interest                                        2                           (26,002)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                               ------------------------------------------------------
Total current liabilities                          45,261            2,441           61,598
                                               ------------------------------------------------------
Accumulated deferred income taxes - net            (1,057)                          336,758
Accumulated deferred investment tax credits
Customer advances and other deferred credits       30,814
                                               ------------------------------------------------------
Total deferred credits                             29,757                           336,758
                                               ------------------------------------------------------
Minority interest                                                                    60,867
                                               ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $862,070           $2,274        ($835,892)
                                               ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1996
(In thousands)



                                                    MEC
                                                   Wales
                                                   B.V.
                                               Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $276,724
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net         51,135
    Retained earnings                               47,839
                                               ------------------------------------------------------
                                                   375,698
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                     684,920
                                               ------------------------------------------------------
Total capitalization                             1,060,618
                                               ------------------------------------------------------
Other long-term liabilities
                                               ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                   104,977
Accrued taxes                                       31,018
Accrued interest                                    25,841
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                               ------------------------------------------------------
Total current liabilities                          161,836
                                               ------------------------------------------------------
Accumulated deferred income taxes - net            335,701
Accumulated deferred investment tax credits
Customer advances and other deferred credits        30,814
                                               ------------------------------------------------------
Total deferred credits                             366,515
                                               ------------------------------------------------------
Minority interest                                   60,867
                                               ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $1,649,836
                                               ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)


                                                  Mission           First           First
                                                   Hydro            Hydro           Hydro
                                                  Limited         Holdings         Finance
                                                Partnership        Company           plc
============================================================================================================
Electric utility revenue
Diversified operations
                                               ------------------------------------------------------
Total operating revenue
                                               ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                              $554            ($385)
Maintenance
Depreciation and decommissioning                                     7,870
Income taxes                                                       (24,775)         (17,895)
Property and other taxes
                                               ------------------------------------------------------
Total operating expenses                                           (16,351)         (18,820)
                                               ------------------------------------------------------
Operating income                                                    16,351           18,280
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                        988           54,402
Minority interest                                                                       (35)
Taxes on nonoperating income                                          (326)         (17,953)
Other - net
                                               ------------------------------------------------------
Total other income (deductions) - net                                  662           36,414
                                               ------------------------------------------------------
Income before interest and other expenses                           17,013           54,694
                                               ------------------------------------------------------
Interest on long-term debt                                          55,843           54,413
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net                             55,843           54,413
                                               ------------------------------------------------------
NET INCOME                                                         (38,830)             281
Retained Earnings - beginning of year                                 (470)          (4,334)
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                                   ($39,300)         ($4,053)
                                               ======================================================

<PAGE 511>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)



                                                   First             MEC
                                                   Hydro            Wales       Consolidating
                                                  Company           B.V.         Adjustments
============================================================================================================
Electric utility revenue                         $298,548
Diversified operations
                                               ------------------------------------------------------
Total operating revenue                           298,548
                                               ------------------------------------------------------
Fuel                                               54,625
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                           66,669               $9            ($557)
Maintenance
Depreciation and decommissioning                   13,421              441            3,385
Income taxes                                       53,175             (193)          17,106
Property and other taxes                           15,579
                                               ------------------------------------------------------
Total operating expenses                          203,499              257           19,934
                                               ------------------------------------------------------
Operating income                                   95,049             (257)         (19,934)
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                     3,703                           (54,659)
Minority interest                                 (29,049)                           12,199
Taxes on nonoperating income                       (1,222)                           18,038
Other - net                                                             65
                                               ------------------------------------------------------
Total other income (deductions) - net             (26,568)              65          (24,422)
                                               ------------------------------------------------------
Income before interest and other expenses          68,481             (192)         (44,356)
                                               ------------------------------------------------------
Interest on long-term debt                                                          (54,393)
Other interest expense                                  5                                (3)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net                 5                           (54,396)
                                               ------------------------------------------------------
NET INCOME                                         68,476             (192)          10,040
Retained Earnings - beginning of year              16,276               (1)          (3,407)
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                   $84,752            ($193)          $6,633
                                               ======================================================

<PAGE 512>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1996
(In thousands)


                                                    MEC
                                                   Wales
                                                   B.V.
                                               Consolidated
============================================================================================================
Electric utility revenue                         $298,548
Diversified operations
                                               ------------------------------------------------------
Total operating revenue                           298,548
                                               ------------------------------------------------------
Fuel                                               54,625
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                           66,320
Maintenance
Depreciation and decommissioning                   25,117
Income taxes                                       27,418
Property and other taxes                           15,579
                                               ------------------------------------------------------
Total operating expenses                          189,059
                                               ------------------------------------------------------
Operating income                                  109,489
                                               ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                     4,434
Minority interest                                 (16,885)
Taxes on nonoperating income                       (1,463)
Other - net                                            65
                                               ------------------------------------------------------
Total other income (deductions) - net             (13,849)
                                               ------------------------------------------------------
Income before interest and other expenses          95,640
                                               ------------------------------------------------------
Interest on long-term debt                         55,863
Other interest expense                                  2
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                               ------------------------------------------------------
Total interest and other expenses - net            55,865
                                               ------------------------------------------------------
NET INCOME                                         39,775
Retained Earnings - beginning of year               8,064
Dividends declared on common stock
                                               ------------------------------------------------------
Retained Earnings - end of year                   $47,839
                                               ======================================================

<PAGE 513>


                                EXHIBIT B


                         FINANCIAL DATA SCHEDULE


      The following is provided for Edison International on a consolidated basis:

Item No.                Caption Heading              Amount
--------                ---------------              ------

1                       Total Assets                 $24,558,614,000

2                       Total Operating Revenues     $ 8,544,484,000

3                       Net Income                   $   716,748,000

                                EXHIBIT C

EXEMPT WHOLESALE GENERATORS [EWGs]
AND FOREIGN UTILITY COMPANIES [FUCOs]


4.01  EPZ MISSION FUNDING MU TRUST  [FUCO]

      Edison International
         The Mission Group
            Edison Capital
               Edison Funding Company
                  Mission Funding Epsilon
                     Mission Funding Alpha
                        Mission Funding Mu
                           EPZ Mission Funding Mu Trust


4.02  EPZ MISSION FUNDING NU TRUST  [FUCO]

      Edison International
         The Mission Group
            Edison Capital
               Edison Funding Company
                  Mission Funding Epsilon
                     Mission Funding Delta
                        Mission Funding Nu
                           EPZ Mission Funding Nu Trust


4.03  COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP  [EWG]

      Edison International
         The Mission Group
            Edison Mission Energy
               Hanover Energy Company
                  Chickahominy River Energy Corp.
                     Commonwealth Atlantic Limited Partnership


4.04  GORDONSVILLE ENERGY, L.P.  [EWG]

      Edison International
         The Mission Group
            Edison Mission Energy
               Madison Energy Company
                  Gordonsville Energy, L.P.

      Edison International
         The Mission Group
            Edison Mission Energy
               Rapidan Energy Company
                  Gordonsville Energy, L.P.

4.05  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P.  [EWG]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy New York, Inc.
                  Brooklyn Navy Yard Cogeneration Partners, L.P.


4.06  NEVADA SUN-PEAK LIMITED PARTNERSHIP  [EWG]

      Edison International
         The Mission Group
            Edison Mission Energy
               Quartz Peak Energy Company
                  Nevada Sun-Peak Limited Partnership


4.07  IBERICA DE ENERGIAS, S.A.  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Hydro Energy B.V.
                        Iberica de Energias, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hydro Energy B.V.
                           Iberica de Energias, S.A.


4.08  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hydro Energy B.V. (90%)
                           Iberica de Energias, S.A. (100%)
                              Electrometalurgica del Ebro, S.A. (91.4%)

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Hydro Energy B.V. (10%)
                        Iberica de Energias, S.A. (100%)
                           Electrometalurgica del Ebro, S.A. (91.4%)


4.09  HIDROELECTRICA DE OLVERA, S.A.  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hidroelectrica de Olvera, S.A.


4.10  HIDROELECTRICA DEL SOSSIS, S.A.  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hidroelectrica del Sossis, S.A.


4.11  LOY YANG B JOINT VENTURE  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Latrobe Power Pty Ltd
                        Mission Victoria Partnership
                           Latrobe Power Partnership
                              Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Latrobe Power Pty Ltd
                           Mission Victoria Partnership
                              Latrobe Power Partnership
                                 Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Mission Energy Australia Ltd
                           Latrobe Power Partnership
                              Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Mission Energy Ventures Australia Pty. Ltd.
                           Mission Victoria Partnership
                              Latrobe Power Partnership
                                 Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Traralgon Power Pty Ltd
                           Mission Victoria Partnership
                              Latrobe Power Partnership
                                 Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Traralgon Power Pty Ltd
                        Mission Victoria Partnership
                           Latrobe Power Partnership
                              Loy Yang B Joint Venture


4.12  P. T. PAITON ENERGY COMPANY  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Indonesia B.V. (99%)
                        P. T. Paiton Energy Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Indonesia B.V. (1%)
                           P. T. Paiton Energy Company


4.13  ISAB ENERGY, s.r.l.  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Priolo B.V. (99%)
                        ISAB Energy, s.r.l.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Priolo B.V. (1%)
                           ISAB Energy, s.r.l.

4.14  FIRST HYDRO COMPANY  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Wales Company
                  Mission Hydro Limited Partnership [30%LP]
                     First Hydro Holdings Company
                        First Hydro Finance plc
                           First Hydro Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Mission Hydro (UK) Limited
                           First Hydro Holdings Company
                              First Hydro Finance plc
                                 First Hydro Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Mission Hydro (UK) Limited
                           Mission Hydro Limited Partnership [1%GP]
                              First Hydro Holdings Company
                                 First Hydro Finance plc
                                    First Hydro Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Wales B.V. (99%)
                        Mission Hydro Limited Partnership [69%LP]
                           First Hydro Holdings Company
                              First Hydro Finance plc
                                 First Hydro Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Wales B.V. (99%)
                        First Hydro Holdings Company
                           First Hydro Finance plc
                              First Hydro Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Wales B.V. (1%)
                           Mission Hydro Limited Partnership
                              First Hydro Holdings Company
                                 First Hydro Finance plc
                                    First Hydro Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Wales B.V. (1%)
                           First Hydro Holdings Company
                              First Hydro Finance plc
                                 First Hydro Company

4.15  DERWENT COGENERATION LIMITED  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Derwent Cogeneration Limited

4.16  LAKELAND POWER LIMITED  [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Pride Hold Limited
                           Lakeland Power Limited

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Pride Hold Limited
                        Lakeland Power Limited

4.17  KWINANA POWER PARTNERSHIP [FUCO]

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Perth B.V. (99%)
                        Kwinana Power Partnership

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Perth B.V. (1%)
                           Kwinana Power Partnership
<PAGE 562>